As filed with the Securities and Exchange Commission on May 17, 2017
File No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
UNITED COMMUNITY BANKS, INC.
(Exact name of issuer as specified in its charter)
Georgia	6022	58-1807304
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
United Community Banks, Inc. 125 Highway 515 East Blairsville, Georgia 30512 (706) 745-2151	Jimmy C. Tallent 125 Highway 515 East Blairsville, Georgia 30512 (706) 745-2151
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James W. Stevens Troutman Sanders LLP 600 Peachtree Street, Suite 5200 Atlanta, Georgia 30308 (404) 885-3721	Neil E. Grayson Nelson Mullins Riley & Scarborough, LLP 104 S. Main Street, Suite 900 Greenville, South Carolina 29601 (864) 250-2235

Approximate date of commencement of proposed sale of the securities to the public: The exchange of the Registrant’s shares for shares of common stock of HCSB Financial Corporation will take place upon consummation of the merger of HCSB Financial Corporation into the Registrant.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ____________________
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ____________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share	2,478,820(1)	Not Applicable	$64,449,313(2)	$7,470.00(3)
(1)
The number of shares of the Registrant’s common stock being registered hereunder is based upon the anticipated maximum number of such shares required to consummate the proposed merger of HCSB Financial Corporation, a South Carolina corporation, into the Registrant. The Registrant will remove from registration by means of a post-effective amendment any shares being registered that are not issued in connection with such merger.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 pursuant to Rules 457(c) and 457(f)(1) of the Securities Act. The proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of shares of common stock, par value $0.01 per share, of HCSB Financial Corporation (“HCSB common stock”) in accordance with Rule 457(c) under the Securities Act as the product of  (i) $0.13, the average of the high and low prices of HCSB common stock as reported on OTCQB on May 16, 2017, and (ii) 495,763,940, the estimated maximum possible number of shares of HCSB common stock which may be canceled and exchanged in the merger, including shares of HCSB common stock issuable pursuant to equity awards.

(3)
Computed pursuant to Rules 457(f)(1) and 457(c) of the Securities Act, based on a rate of  $115.90 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this document is not complete and may be changed. We may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MAY 17, 2017
PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
These materials are a proxy statement of HCSB Financial Corporation (“HCSB”) and a prospectus of United Community Banks, Inc. (“United”). They are furnished to you in connection with the notice of the special meeting of shareholders of HCSB to be held on [•], 2017. At the special meeting of HCSB shareholders, you will be asked to vote on the merger of HCSB with and into United described in more detail herein and holders of HCSB voting common stock will be asked to approve, on a non-binding advisory basis, the compensation that certain executive officers of HCSB will receive in connection with the merger pursuant to existing agreements or arrangements with HCSB.
As of  [•], 2017, the record date for the HCSB special meeting of shareholders, there were [•] shares of voting common stock and [•] shares of non-voting common stock issued and outstanding and entitled to vote at that meeting. Holders of HCSB voting common stock will vote on all three proposals. Holders of HCSB non-voting common stock will vote only on the merger proposal. Approval of the merger agreement requires the affirmative vote of  (i) two-thirds of the issued and outstanding shares of HCSB voting common stock and (ii) a majority of the issued and outstanding shares of HCSB non-voting common stock. Approval of the merger-related compensation proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. The proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement, will be approved if the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal.
In connection with the merger, if approved and consummated, holders of HCSB voting common stock and non-voting common stock (which we refer to as the “HCSB common stock”) will be entitled to receive, in exchange for each share of HCSB common stock, consideration equal to 0.0050 shares of United common stock.
As a result, a maximum of 2,478,820 shares of United common stock will be issued to HCSB shareholders if the merger is approved and consummated. This document is a United prospectus with respect to the offering and issuance of such 2,478,820 shares of United common stock.
Based on United’s closing price of  $26.70 per share on April 19, 2017, the last trading day before the execution of the merger agreement, the merger consideration represented approximately $0.1335 for each share of HCSB common stock and approximately $66,184,486 million on an aggregate basis. Based on United’s closing price of  $[•] per share on [•], 2017, the last practicable trading day before the date of the enclosed document, the merger consideration represented approximately $[•] for each share of HCSB common stock and approximately $[•] million on an aggregate basis. We encourage you to obtain current market quotations for United common stock and HCSB common stock before you vote. United’s common stock is traded on the NASDAQ Global Select Market under the symbol “UCBI,” and HCSB’s voting common stock is traded on the OTCQB tier of the OTC Markets Group Inc. under the symbol “HCFB.”
The accompanying materials contain information regarding the proposed merger and the companies participating in the merger, and the Agreement and Plan of Merger pursuant to which the merger will be consummated if approved. We encourage you to read the entire document carefully, including the “Risk Factors” section beginning on page 19, for a discussion of the risks related to the proposed merger.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of these materials. Any representation to the contrary is a criminal offense. Shares of common stock of United are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of these materials is [•], 2017, and they are expected to be first mailed to shareholders on or about [•], 2017.

WHERE YOU CAN FIND MORE INFORMATION
Both United and HCSB are subject to the information requirements of the Securities Exchange Act of 1934, which means that they are both required to file certain reports, proxy statements, and other business and financial information with the Securities and Exchange Commission (“SEC”). You may read and copy any materials that either United or HCSB files with the SEC at the Public Reference Room of the SEC at 100 F. Street N.E., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC. Such filings are also available free of charge at United’s website at http://www.ucbi.com under the “Investor Relations” heading or from HCSB’s website at http://www.hcsbaccess.com under the “Investor Information” link under the “About Us” heading. Except as specifically incorporated by reference into this document, information on those websites or filed with the SEC is not part of this document.
United has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that United and HCSB have previously filed, and that they may file through the date of the special meeting of HCSB shareholders, with the SEC. They contain important information about the companies and their financial condition. For further information, please see the section entitled “Incorporation of Certain Documents by Reference.” These documents are available without charge to you upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.
United Community Banks, Inc. 125 Highway 515 East Blairsville, Georgia 30512 Attention: Investor Relations (706) 781-2265	HCSB Financial Corporation 3640 Ralph Ellis Boulevard Loris, South Carolina 29569 Attention: Jennifer W. Harris (843) 716-4272
To obtain timely delivery of these documents, you must request the information no later than [•], 2017 in order to receive them before HCSB’s special meeting of shareholders.
United’s common stock is traded on the NASDAQ Global Select Market under the symbol “UCBI,” and HCSB’s voting common stock is traded on the OTCQB tier of the OTC Markets Group Inc. under the symbol “HCFB.”

HCSB FINANCIAL CORPORATION
3640 Ralph Ellis Boulevard
Loris, South Carolina 29569

Notice Of Special Meeting Of Shareholders
To Be Held On [•], 2017

A special meeting of shareholders of HCSB Financial Corporation will be held on [•], 2017, at [•] a.m., at [•] for the following purposes:
1.
To consider and vote on the Agreement and Plan of Merger, under which HCSB Financial Corporation (“HCSB”) will merge with and into United Community Banks, Inc. (“United”), as more particularly described in the accompanying materials;

2.
To cast a non-binding advisory vote to approve the compensation that certain executive officers of HCSB will receive under existing agreements or arrangements with HCSB in connection with the merger;

3.
To consider and vote upon a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement; and

4.
To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

If HCSB shareholders approve the merger agreement, HCSB will be merged with and into United. HCSB shareholders will receive 0.0050 shares of United common stock in exchange for each of their shares of HCSB common stock in the merger.
Holders of HCSB voting common stock will vote on all three proposals. Holders of HCSB non-voting common stock will vote only on the merger proposal. Approval of the merger agreement requires the affirmative vote of  (i) two-thirds of the issued and outstanding shares of HCSB voting common stock and (ii) a majority of the issued and outstanding shares of HCSB non-voting common stock. Approval of the merger-related compensation proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. Approval of the adjournment proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. Only shareholders of record of HCSB common stock at the close of business on [•], 2017 will be entitled to vote at the special meeting or any adjournments thereof. HCSB’s Board of Directors has adopted a resolution approving the merger and the merger agreement and unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the merger-related compensation proposal, and “FOR” the adjournment proposal.
Business and financial information about HCSB is available without charge to you upon written or oral request made to HCSB Financial Corporation, 3640 Ralph Ellis Boulevard, Loris, South Carolina 29569, Attention: Jennifer W. Harris, telephone number (843) 716-4272. To obtain delivery of such business and financial information before the special meeting, your request must be received no later than [•], 2017.
YOUR VOTE IS VERY IMPORTANT. You can vote your shares over the internet or by telephone. If you requested or received a paper proxy card or voting instruction form by mail, you may also vote by signing, dating and returning your proxy card or voting instruction form. If you are the record holder of the shares, you may change your vote by: (1) if you voted over the internet or by telephone, voting again over the internet or by telephone by the applicable deadline described herein; (2) if you previously completed and returned a proxy card, submitting a new proxy card with a later date and returning it to HCSB prior to the vote at the special meeting; (3) submitting timely written notice of revocation to HCSB’s Corporate Secretary, D. Singleton Bailey, at HCSB Financial Corporation, 3640 Ralph Ellis Boulevard, Loris, South Carolina 29569, at any time prior to the vote at the special meeting; or (4) attending the special meeting in person and voting your shares at the special meeting. If your shares are held in street name, you may change your vote by submitting new voting instructions to your brokerage firm, bank or other similar entity or, if you have obtained a legal proxy from your brokerage firm, bank, or other similar entity giving you the right to vote your shares, you may change your vote by attending the special meeting and voting in person.
By Order of the Board of Directors,
[•], 2017 Loris, South Carolina	Jan H. Hollar, Chief Executive Officer

i

QUESTIONS AND ANSWERS ABOUT THE MERGER
Q:
What am I being asked to approve?

A:
HCSB shareholders are being asked to (1) approve the Agreement and Plan of Merger between HCSB and United, pursuant to which HCSB will be merged with and into United, (2) approve, on a non-binding advisory basis, the compensation that certain executive officers of HCSB will receive in connection with the merger pursuant to existing agreements or arrangements with HCSB, and (3) approve a proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement. Holders of HCSB voting common stock will vote on all three proposals. Holders of HCSB non-voting common stock will vote only on the merger proposal. Approval of the merger agreement requires the affirmative vote of (i) two-thirds of the issued and outstanding shares of HCSB voting common stock and (ii) a majority of the issued and outstanding shares of HCSB non-voting common stock. Approval of the merger-related compensation proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. Approval of the adjournment proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. The HCSB Board of Directors has unanimously approved and adopted the merger and the merger agreement and recommends voting “FOR” approval of the merger agreement, “FOR” approval of the merger-related compensation proposal, and “FOR” approval of the adjournment proposal.

Q:
When is the merger expected to be completed?

A:
We plan to complete the merger during the third quarter of 2017.

Q:
What will I receive in the merger?

A:
Holders of HCSB voting common stock and non-voting common stock (which we refer to as the “HCSB common stock”) will receive 0.0050 shares (which we refer to as the “exchange ratio”) of United common stock for each share of HCSB common stock. United will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of United common stock that you would otherwise be entitled to receive in an amount equal to such fractional part of a share of United common stock multiplied by the purchase price per share of HCSB common stock as determined by multiplying (i) the exchange ratio by (ii) the closing price for United common stock on the NASDAQ Global Select Market trading day immediately preceding the effective time of the merger.

To review what you will receive in the merger in greater detail, see “Proposal No. 1 — The Merger — The Merger Consideration” beginning on page 35.
Q:
What should I do now?

A:
After you have carefully read this document, please vote by proxy over the internet, by telephone or through the mail. If you hold shares of HCSB common stock in more than one account, you must vote all shares over the internet, by telephone or through the mail. If you vote over the internet or by telephone, you do not need to return any documents through the mail.

If you vote using one of the methods described below, you will be designating Michael S. Addy and Jan H. Hollar as your proxies to vote your shares as you instruct. If you vote over the internet or by telephone or by signing and returning your proxy card without giving specific voting instructions, these individuals will vote your shares by following the recommendations of the HCSB Board of Directors. If any other business properly comes before the special meeting, these individuals will vote on those matters in a manner they consider appropriate.
Registered Holder:   You do not have to attend the special meeting to vote. The HCSB Board of Directors is soliciting proxies so that you can vote before the special meeting. Even if you currently plan to attend the special meeting, we recommend that you vote by proxy before the special meeting so that your vote will be counted if you later decide not to attend. However, if you attend the special meeting and vote your shares by ballot, your vote at the special meeting will revoke any vote you submitted previously by proxy. If you are the record holder of your shares, there are three ways you can vote by proxy:
•
By Internet: You may vote over the internet by going to [•] and following the instructions when prompted;

•
By Telephone: You may vote by telephone by calling toll free [•]; or

•
By Mail: You may vote by completing, signing, dating and returning the enclosed proxy card.

Street Holder:   If your shares are held in street name, you may vote your shares before the special meeting by mail, by completing, signing, and returning the voting instruction form you received from your brokerage firm, bank or other similar entity. You should check your voting instruction form to see if any alternative method, such as internet or telephone voting, is available to you.
Q:
What constitutes a quorum for the special meeting?

A:
The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of HCSB voting common stock and HCSB non-voting common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What vote is required to approve each proposal?

A:
Approval of the merger agreement requires the affirmative vote of  (i) two-thirds of the issued and outstanding shares of HCSB voting common stock and (ii) a majority of the issued and outstanding shares of HCSB non-voting common stock. If you fail to vote, mark “ABSTAIN” on your proxy, or fail to instruct your brokerage firm, bank, or other similar entity giving you the right to vote your shares with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal. Approval of the merger-related compensation proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. Approval of the adjournment proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal.

Q:
What impact will my vote have on the amounts that certain executive officers of HCSB may receive in connection with the merger?

A:
Certain of HCSB’s executive officers are entitled, pursuant to the terms of their existing employment agreements with HCSB, to receive certain payments in connection with the merger. If the merger is completed, HCSB is contractually obligated to make these payments to these executives under certain circumstances. Accordingly, even if the HCSB shareholders vote not to approve these payments, the compensation will be payable, subject to the terms and conditions of the agreements. HCSB is seeking your approval of these payments on a non-binding advisory basis in order to comply with Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Securities Exchange Act of 1934.

Q:
Why is my vote important?

A:
If you do not return your proxy, it will be more difficult for HCSB to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your brokerage firm, bank, or other similar entity how to vote, or abstention will have the same effect as a vote “AGAINST” approval of the merger agreement, as applicable. The merger agreement must be approved by the affirmative vote of  (i) two-thirds of the issued and outstanding shares of HCSB voting common stock and (ii) a majority of the issued and outstanding shares of HCSB non-voting common stock. The HCSB Board of Directors unanimously recommends that you vote “FOR” the merger proposal.

Q:
What information should I consider?

A:
We encourage you to read carefully this entire document and the documents incorporated by reference herein. Among other disclosures, you should review the factors considered by each company’s Board of Directors discussed in “Proposal No. 1 — The Merger — Background of the Merger” beginning on page 21 and “Proposal No. 1 — The Merger — HCSB’s Reasons for the Merger and Recommendation of the HCSB Board of Directors” beginning on page 24.

Q:
Will my ownership percentage and voting interest be reduced after the merger?

A:
Yes. HCSB shareholders currently have the right to vote in the election of the HCSB Board of Directors and on other matters affecting HCSB. Upon the completion of the merger, each HCSB shareholder receiving shares of United common stock in accordance with the merger agreement will be a shareholder of United with a percentage ownership of United that is smaller than such shareholder’s current percentage ownership of HCSB. It is currently expected that the former shareholders of HCSB as a group will receive shares in the merger constituting approximately [•]% of the outstanding shares of United’s common stock immediately after the merger. Because of this, HCSB shareholders will have less influence on the management and policies of United than they now have on the management and policies of HCSB.

Q:
What are the tax consequences of the merger to me?

A:
The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, HCSB’s shareholders generally will not recognize gain or loss for federal income tax purposes on the exchange of shares of HCSB common stock for United common stock, except with respect to cash received in lieu of fractional shares of United common stock or upon the exercise of dissenters’ rights. The tax consequences to HCSB shareholders are described in greater detail in “Proposal No. 1 — The Merger — Material Federal Income Tax Consequences and Opinion of Tax Counsel” beginning on page 50. Your tax consequences will depend on your personal situation. You should consult your tax adviser for a full understanding of the tax consequences of the merger to you.

Q:
Are HCSB shareholders entitled to dissenters’ rights?

A:
Yes. HCSB shareholders are entitled to dissenters’ rights under Chapter 13 of the South Carolina Business Corporation Act of 1988 (the “SCBCA”), provided they satisfy the special criteria and conditions set forth in Chapter 13 of the SCBCA. More information regarding these dissenters’ rights is provided in this document, and the provisions of the SCBCA that grant dissenters’ rights and govern such procedures are attached as Appendix B to this document. You should read these provisions carefully and in their entirety. See “Dissenters’ Rights” beginning on page 49.

Q:
Should I send in my stock certificates now?

A:
No. After the merger is completed, you will receive written instructions from United or its exchange agent, Continental Stock Transfer & Trust Company, for exchanging your HCSB common stock certificates for United common stock.

Q:
Who should I call with questions?

A:
You should call Jennifer W. Harris, HCSB Financial Corporation, at (843) 716-4272.

SUMMARY
This summary highlights material information from these materials regarding the proposed merger. For a more complete description of the terms of the proposed merger, you should carefully read this entire document and the documents incorporated by reference into this document. The Agreement and Plan of Merger, which is the legal document that governs the proposed merger, is in Appendix A to these materials. In addition, the sections entitled “Where You Can Find More Information”, in the forepart of this document, and “Incorporation of Certain Documents By Reference”, on page 59, contain references to additional sources of information about United and HCSB.
•
The Companies (see pages 54 and 57)

United Community Banks, Inc.
125 Highway 515 East
Blairsville, Georgia 30512
(706) 745-2151
United is the third largest bank holding company headquartered in Georgia. At March 31, 2017, United had total consolidated assets of  $10.7 billion, total loans of  $6.96 billion, total deposits of  $8.75 billion and shareholders’ equity of  $1.10 billion. United conducts substantially all of its operations through its wholly-owned Georgia bank subsidiary, United Community Bank (the “Bank”), which as of March 31, 2017, operated at 134 offices in Georgia, North Carolina, South Carolina and Tennessee.
United’s community banks offer a full range of retail and corporate banking services, including checking, savings and time deposit accounts, secured and unsecured loans, wire transfers, brokerage services and other financial services, and are led by local bank presidents and management with significant experience in, and ties to, their communities. Each of the local bank presidents has authority, alone or with other local officers, to make most credit decisions.
United also operates United Community Mortgage Services, a full-service retail mortgage lending operation approved as a seller/servicer for Fannie Mae and the Federal Home Mortgage Corporation, as a division of the Bank. The Bank owns an insurance agency, United Community Insurance Services, Inc., known as United Community Advisory Services. United also owns a captive insurance subsidiary, United Community Risk Management Services, Inc., that provides risk management services for United’s subsidiaries. Another subsidiary of the Bank, United Community Payment Systems, LLC, provides payment processing services for the Bank’s commercial and small business customers. Additionally, United provides retail brokerage services through a third party broker/dealer.
United was incorporated in 1987, as a Georgia corporation. Its principal executive offices are located at 125 Highway 515 East, Blairsville, Georgia 30512, and its telephone number is (706) 781-2265. Its website is http://www.ucbi.com. Information on United’s website is not incorporated into this document by reference and is not a part hereof.
For a complete description of United’s business, financial condition, results of operations and other important information, please refer to United’s filings with the SEC that are incorporated by reference in this document, including its Annual Report on Form 10-K for the year ended December 31, 2016 and its quarterly report on Form 10-Q for the quarter ended March 31, 2017. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”
HCSB Financial Corporation
3640 Ralph Ellis Boulevard
Loris, South Carolina 29569
(843) 716-4272
HCSB was incorporated on June 10, 1999 to become a holding company for Horry County State Bank. Horry County State Bank is a state chartered bank which commenced operations on January 4, 1988. Horry County State Bank’s primary market includes Horry and Georgetown Counties in South Carolina and Columbus and Brunswick Counties in North Carolina. From Horry County State Bank’s eight branch locations, Horry County State Bank offers a full range of deposit services, including checking accounts, savings accounts, certificates of deposit, money market accounts, and IRAs. In addition, Horry County State Bank offers a variety of loan products designed for consumers, businesses and farmers. As of March 31, 2017, HCSB had total consolidated assets of  $384.0 million, net loans of  $225.3 million, deposits of  $322.3 million and shareholders’ equity of  $36.1 million.
For a complete description of HCSB’s business, financial condition, results of operations and other important information, please refer to HCSB’s filings with the SEC that are incorporated by reference in this document, including its Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended December 31, 2016 and its quarterly report on Form 10-Q for the quarter ended March 31, 2017. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”
•
The Merger Agreement (see page 35)

If HCSB shareholders approve the merger agreement, subject to receipt of the required regulatory approvals and satisfaction of the other closing conditions, HCSB will be merged with and into United. Holders of HCSB common stock will receive 0.0050 shares of United common stock for each share of HCSB common stock.
You will also receive a cash payment, without interest, for the value of any fraction of a share of United common stock that you would otherwise be entitled to receive in an amount equal to such fractional part of a share of United common stock multiplied by the purchase price per share of HCSB common stock as determined by multiplying (i) the exchange ratio by (ii) the closing price for United common stock on the NASDAQ Global Select Market trading day immediately preceding the effective time of the merger.
Following the merger, HCSB’s wholly-owned South Carolina bank subsidiary, Horry County State Bank, will be merged with and into the Bank, United’s wholly-owned Georgia bank subsidiary, and the Bank will be the surviving bank.
HCSB’s Reasons for the Merger and Recommendation of the HCSB Board of Directors (see page 24 )
The HCSB Board of Directors supports the merger and believes that it is in the best interests of HCSB and its shareholders. The HCSB Board of Directors believes that the merger will allow HCSB to better serve its customers and markets and that the merger will permit HCSB shareholders to have an equity interest in a resulting financial institution with greater financial resources, more significant economies of scale, and a larger shareholder base, which will increase the liquidity of the HCSB shareholders’ common stock. The HCSB Board of Directors believes that the terms of the merger are fair to and in the best interest of HCSB and its shareholders.
Accounting Treatment (see page 49)
The merger will be accounted for as a purchase of a business for financial reporting and accounting purposes under generally accepted accounting principles in the United States.
Conditions, Termination, and Effective Date (see pages 35 and 36)
The merger will not occur unless certain conditions are met, and United or HCSB can terminate the merger agreement if specified events occur or fail to occur. Following the merger, HCSB’s South Carolina bank subsidiary, Horry County State Bank, will be merged into United’s Georgia bank subsidiary, the Bank.
The merger and the bank merger must be approved by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Department of Banking and Finance of the State of Georgia and the South Carolina State Board of Financial Institutions. As of the date of this document, we have not yet received any of the required regulatory approvals.
The closing of the merger will not occur until after the merger is approved by the foregoing regulators and by the HCSB shareholders, the other conditions to closing have been satisfied and the certificate of merger is filed as required under Georgia law and South Carolina law.

Federal Income Tax Consequences (see page 50)
The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, HCSB’s shareholders generally will not recognize gain or loss for federal income tax purposes on the exchange of shares of HCSB common stock for United common stock, except with respect to cash received in lieu of fractional shares of United common stock or upon the exercise of dissenters’ rights. The tax consequences to HCSB shareholders are described in greater detail in “Proposal No. 1 — The Merger — Material Federal Income Tax Consequences and Opinion of Tax Counsel” beginning on page 50. Tax matters are complicated, and the tax consequences of the merger may vary among HCSB shareholders. We urge each HCSB shareholder to contact his or her own tax advisor to fully understand the tax implications of the merger.
Opinion of HCSB’s Financial Advisor (see page 27)
Hovde Group, LLC (“Hovde”) has rendered an opinion to HCSB that based on and subject to the procedures, matters, and limitations described in its opinion and other matters it considered relevant, as of the date of its opinion, the merger consideration is fair from a financial point of view to the shareholders of HCSB. A summary of Hovde’s opinion begins on page 27 and the full opinion is attached as Appendix C to these materials.
Markets for Common Stock
United’s common stock trades on the NASDAQ Global Select Market under the ticker symbol “UCBI.” HCSB’s voting common stock trades on the OTCQB tier of the OTC Markets Group Inc. under the ticker symbol “HCFB.” The following table sets forth, for the periods indicated, the high, low and closing sales prices per share of United’s common stock and HCSB’s voting common stock as quoted on NASDAQ and the OTCQB, respectively.
	United Common Stock						HCSB Voting Common Stock
	High		Low		Close		High		Low		Close
2017
Second Quarter (through [•], 2017)	$	[•]	$	[•]	$	[•]	$	[•]	$	[•]	$	[•]
First Quarter		30.47		25.29		27.69		0.59		0.15		0.38
2016
Fourth Quarter		30.22		20.26		29.62		0.19		0.11		0.15
Third Quarter		21.13		17.42		21.02		0.50		0.14		0.18
Second Quarter		20.60		17.07		18.29		0.50		0.16		0.32
First Quarter		19.27		15.74		18.47		0.35		0.16		0.16
2015
Fourth Quarter		22.23		18.61		19.49		0.18		0.16		0.16
Third Quarter		22.23		18.58		20.44		0.18		0.11		0.18
Second Quarter		21.23		17.91		20.87		0.30		0.04		0.15
First Quarter		19.53		16.48		18.88		0.15		0.10		0.10
The closing sales price of United common stock as of April 19, 2017, the last trading day before the merger agreement was announced, was $26.70. The closing sales price of United common stock as of  [•], 2017, the most recent date feasible for inclusion in these materials, was $[•]. Trading in HCSB voting common stock is very limited and sporadic, with an average daily trading volume since January 1, 2017 of less than .005% of the outstanding shares. The closing sales price of HCSB voting common stock as of April 19, 2017, the last trading day before the merger agreement was announced, was $0.35. The closing sales price of HCSB voting common stock as of  [•], 2017, the most recent date feasible for inclusion in these materials, was $[•].

Assuming there is no adjustment in the merger consideration, if the merger had been completed on April 19, 2017, the implied value of one share of HCSB voting common stock exchanged for 0.0050 of a share of United common stock, would have been $0.1335 based on United’s closing sales price on that date. If the merger had been completed on [•], 2017, the most recent date feasible for inclusion in these materials, the implied value of one share of HCSB voting common stock exchanged for 0.0050 of a share of United common stock, would have been $[•].
There were [•] shareholders of record of HCSB voting common stock as of  [•], 2017. There were [•] shareholders of record of HCSB non-voting common stock as of  [•], 2017.
Dividends (see page 48)
United declared cash dividends of  $0.09 per share of common stock in the first quarter of 2017, $0.30 per share in 2016, $0.22 per share in 2015 and $0.11 per share in 2014. United intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by United’s Board of Directors after consideration of certain non-financial and financial factors including earnings, capital requirements, and the financial condition of United, and will depend on cash dividends paid to it by the Bank. The ability of the Bank to pay dividends to it is restricted by certain regulatory requirements.
No cash dividends were declared on HCSB’s common stock in the first quarter of 2017 or in 2016, 2015 or 2014.
Differences in Legal Rights between Shareholders of HCSB and United (see page 44)
Following the merger you will no longer be a HCSB shareholder and your rights as a shareholder will no longer be governed by HCSB’s articles of incorporation and bylaws and the SCBCA. You will be a United shareholder, and your rights as a United shareholder will be governed by United’s articles of incorporation and bylaws and the Georgia Business Corporation Code. Your former rights as a HCSB shareholder and your new rights as a United shareholder are different in certain ways, including the following:
•
The articles of incorporation of HCSB authorize more shares of voting common stock and non-voting common stock than the articles of incorporation of United.

•
The articles of incorporation of United authorize more shares of preferred stock than the articles of incorporation of HCSB.

•
Holders of HCSB non-voting common stock, who currently have no voting rights except as required by the SCBCA, will have voting rights as holders of United common stock.

•
The bylaws of HCSB set forth different requirements for calling special meetings of shareholders than do the bylaws of United.

•
The bylaws of HCSB set forth different advance notice requirements for shareholders proposals than do the bylaws of United.

•
The bylaws of United provide that the number of directors may range between eight to fourteen directors while the bylaws of HCSB provide that the number of directors may range between five to twenty-five.

•
The bylaws of HCSB set forth different requirements for removal of directors than do the articles of incorporation of United.

•
The SCBCA, applicable to HCSB, requires supermajority shareholder approval of certain business transactions while the articles of incorporation and bylaws of United do not provide any supermajority requirement.

•
The SCBCA, applicable to HCSB, provides for unanimous shareholder action by written consent in lieu of meeting while the bylaws of United require only the minimum number of votes necessary to authorize such action for shareholder action by written consent.

•
The bylaws of HCSB do not provide for an exclusive forum for legal proceedings while the bylaws of United provide that the exclusive forum for certain legal proceedings is Georgia.

•
The articles of incorporation of HCSB generally may be amended upon approval by two-thirds of the votes entitled to be cast on the amendment, while the articles of incorporation of United may be amended upon approval by a majority of the votes entitled to be cast on the amendment.

Interests of Directors and Officers of HCSB and Horry County State Bank in the Merger (see page 42)
Some of the directors and officers of HCSB have interests in the merger in addition to their interests as shareholders generally, including the following:
•
Each outstanding share of HCSB restricted stock issued to Jan H. Hollar, J. Rick Patterson, and W. Jack McElveen will vest at the effective time of the merger and be converted into the merger consideration.

•
Employment agreements between HCSB and each of Ms. Hollar and Messrs. Patterson and McElveen provide for change in control compensation upon the completion of the merger.

•
United will indemnify and provide liability insurance to the present directors and officers of HCSB and Horry County State Bank for a period of six years following the closing of the merger with respect to acts or omissions occurring prior to merger.

Dissenters’ Rights (see page 49)
Under South Carolina law, holders of HCSB common stock will be entitled to dissent from the merger and to obtain payment in cash of the fair value of his or her shares of HCSB common stock. Set forth below is a summary of the procedures that must be followed by the holders of HCSB common stock in order to exercise their dissenters’ rights. This summary is qualified in its entirety by reference to the text of the applicable South Carolina statutes, a copy of which is attached to this proxy statement/prospectus as Appendix B to this document.
A record holder of HCSB common stock who wishes to assert dissenters’ rights (i) must deliver to HCSB before the vote is taken on the merger agreement written notice of his or her intent to demand payment for his or her shares if the merger is effectuated, and (ii) must not vote his or her shares in favor of the merger agreement. If a shareholder notifies HCSB that he or she intends to dissent, a vote in favor of the merger agreement cast by the holder of a proxy solicited by HCSB shall not disqualify a shareholder from demanding payment for his shares. A shareholder who does not satisfy these requirements is not entitled to payment for his or her shares under the applicable South Carolina statutes.
If the merger is authorized at the HCSB special meeting, HCSB will deliver, no later than 10 days after the special meeting, a written dissenters’ notice to all HCSB shareholders who satisfied the two requirements set forth above. The written dissenters’ notice will state where the payment demand must be sent and where stock certificates must be deposited, will inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received, will supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed merger and requires that the person asserting dissenters’ rights certify whether or not he or she or, if he or she is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date, will set a date by which HCSB must receive the payment demand, which date will not be less than 30 or more than 60 days after the written dissenters’ notice is delivered, will set a date by which certificates for certificated shares must be deposited, which date will not be earlier than 20 days after the demand date, and will be accompanied by a copy of the applicable South Carolina statutes. A shareholder that sent a dissenters’ notice must demand payment, certify whether he or she (or the beneficial shareholder on whose behalf he or she is asserting dissenters’ rights) acquired the beneficial ownership of the shares before the date set forth in the dissenters’ notice, and deposit his or her certificates in accordance with the terms of the notice. A dissenting shareholder who does not comply substantially with the requirements that he or she demand payment and deposit his or her share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under the applicable South Carolina statutes.

As soon as the merger is consummated, or upon receipt of a payment demand, HCSB will pay to each dissenting shareholder who substantially complied with the requirements set forth above the amount HCSB estimates to be the fair value of his or her shares, plus accrued interest. The payment will be accompanied by HCSB’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any; a statement of HCSB’s estimate of the fair value of the shares and an explanation of how the fair value was calculated; an explanation of how the interest was calculated; a statement of the dissenter’s right to demand additional payment; and a copy of the applicable South Carolina statutes. If HCSB does not consummate the proposed merger within 60 days after the date set for demanding payment and depositing share certificates, HCSB, within the same 60 day period, shall return the deposited certificates and release the transfer restrictions imposed on the uncertificated shares. If the shareholder believes the amount paid or offered is less than fair value of his or her shares or that the interest due is calculated incorrectly, or HCSB fails to make payment or offer payment within 60 days after the date set for demanding payment, or if the merger is not consummated, HCSB fails to return the deposited certificates or release transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment, he or she may notify HCSB in writing of his or her own estimate of fair value of his shares and amount of interest due and demand payment of his or her estimate (less the payment already received) or reject HCSB’s offer and demand payment of the fair value of his or her shares and interest due. However, a dissenting shareholder waives his or her right to demand additional payment if he or she fails to notify HCSB of his or her demand in writing within 30 days after HCSB made or offered payment for his or her shares. If a demand for additional payment remains unsettled, HCSB will commence a court proceeding within 60 days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and the accrued interest. If HCSB does not commence the proceeding within the 60 day period, HCSB shall pay each dissenter whose demand remains unsettled the amount demanded.
Exercise of dissenters’ rights by holders of HCSB common stock will result in the recognition of gain or loss, as the case may be, for federal income tax purposes.
•
Special Shareholders’ Meeting

Date, Time, and Place
The special meeting of shareholders of HCSB will be held on [•], 2017 at [•] a.m., at [•]. At the special meeting, HCSB shareholders will be asked to:
•
approve the Agreement and Plan of Merger between HCSB and United, pursuant to which HCSB will be merged with and into United;

•
approve, on a non-binding advisory basis, the compensation that certain executive officers of HCSB will receive under existing agreements or arrangements with HCSB in connection with the merger; and

•
approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

Holders of HCSB voting common stock will vote on all three proposals. Holders of HCSB non-voting common stock will vote only on the merger proposal.
Record Date and Shares Entitled to Vote
You are entitled to vote at the shareholders’ meeting if you owned shares of HCSB common stock on [•], 2017. As of this date, [•] shares of HCSB voting common stock were issued and outstanding and entitled to vote at the special meeting, and [•] shares of HCSB non-voting common stock were issued and outstanding and entitled to vote at the special meeting.
Support Agreements
All of the directors of HCSB have agreed to vote their shares in favor of the merger agreement; provided that such voting support agreements terminate in the event that the HCSB Board of Directors withdraws its recommendation in favor of the merger or approves or recommends an acquisition proposal from another party. As of the record date, HCSB’s directors own [•] shares, or [•]%, of outstanding HCSB voting common stock, and no shares of outstanding HCSB non-voting common stock.
Vote Required (see page 39)
As of the record date, [•] shares of HCSB voting common stock were issued and outstanding and [•] shares of HCSB non-voting common stock were issued and outstanding, each of which is entitled to one vote per share.
Approval of the merger agreement requires the affirmative vote of  (i) two-thirds of the issued and outstanding shares of HCSB voting common stock and (ii) a majority of the issued and outstanding shares of HCSB non-voting common stock. Your failure to vote your shares (including your failure to instruct your broker to vote your shares) or your abstaining from voting will have the same effect as a vote “AGAINST” the merger agreement. The HCSB Board of Directors has unanimously adopted and approved the merger agreement and unanimously recommends that HCSB shareholders vote “FOR” the approval of the merger agreement.
As referenced above, all of the directors of HCSB have agreed to vote their shares in favor of the merger agreement; provided that such voting support agreements terminate in the event that the HCSB Board of Directors withdraws its recommendation in favor of the merger or approves or recommends an acquisition proposal from another party. As of the record date, HCSB’s directors own [•] shares, or [•]%, of outstanding HCSB voting common stock, and no shares of outstanding HCSB non-voting common stock.
The approval, on a non-binding advisory basis, of the proposal regarding compensation that certain executive officers of HCSB will receive under existing agreements or arrangements with HCSB in connection with the merger requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. The HCSB Board of Directors unanimously recommends that HCSB shareholders vote “FOR” the approval of the compensation payable under existing agreements that certain of its officers will receive from HCSB in connection with the merger.
Approval of the merger agreement and approval of the compensation payable under existing agreements that certain HCSB officers will receive in connection with the merger are subject to separate votes of the HCSB shareholders, and approval of the compensation is not a condition to completion of the merger.
The approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. The HCSB Board of Directors unanimously recommends that shareholders vote “FOR” this proposal.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF UNITED
We are providing the following information to help you analyze the financial aspects of the merger. The following tables set forth summary historical operations and financial condition data and summary performance, asset quality and other information of United at and for the periods indicated, which is derived from United’s historical consolidated financial statements. You should read this data in conjunction with United’s Consolidated Financial Statements and notes thereto incorporated herein by reference from United’s Annual Report on Form 10-K for the year ended December 31, 2016 and United’s quarterly report on Form 10-Q for the quarter ended March 31, 2017. Financial amounts as of and for the three months ended March 31, 2017 and 2016 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period, and management of United believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past years and for the three months ended March 31, 2017 and 2016 indicate results for any future period. United’s “net operating income” is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Please see the following “Non-GAAP Performance Measures Reconciliation” below for a reconciliation of the difference between United’s non-GAAP net operating income and its GAAP net income.
	At or for the Three Months Ended March 31,		For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands, except per share data)
INCOME SUMMARY
Interest revenue	$90,958	$80,721	$335,020	$278,532	$248,432	$245,840	$265,977
Interest expense	7,404	5,769	25,236	21,109	25,551	27,682	37,909
Net interest revenue	83,554	74,592	309,784	257,423	222,881	218,158	228,068
Provision for credit losses	800	(200)	(800)	3,700	8,500	65,500	62,500
Fee revenue	22,074	18,606	93,967	72,529	55,554	56,598	56,112
Total revenue	104,828	93,758	404,281	326,252	269,935	209,256	221,680
Expenses	62,826	57,885	241,289	211,238	162,865	174,304	186,774
Income before income tax expense	42,002	35,873	162,992	115,014	107,070	34,952	34,906
Income tax expense (benefit)	18,478	13,578	62,336	43,436	39,450	(238,188)	1,050
Net income	23,524	22,295	100,656	71,578	67,620	273,140	33,856
Preferred dividends	—	21	21	67	439	12,078	12,148
Net income available to common shareholders – GAAP	$23,524	$22,274	$100,635	$71,511	$67,181	$261,062	$21,708
Merger-related and other charges	2,054	2,653	8,122	17,995	—	—	—
Income tax benefit of merger-related and other charges	(758)	(1,004)	(3,074)	(6,388)	—	—	—
Impairment of deferred tax asset on cancelled non-qualified stock options	—	—	976	—	—	—	—
Release of disproportionate tax effect lodged in OCI	3,400	—	—	—	—	—	—
Net income available to common shareholders – operating(1)	$28,220	$23,923	$106,659	$83,118	$67,181	$261,062	$21,708

	At or for the Three Months Ended March 31,		For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands, except per share data)
PERFORMANCE MEASURES
Per common share:
Diluted net income – GAAP	$.33	$.31	$1.40	$1.09	$1.11	$4.44	$.38
Diluted net income – operating(1)	.39	.33	1.48	1.27	1.11	4.44	.38
Cash dividends declared	.09	.07	.30	.22	.11	—	—
Book value	15.40	14.35	15.06	14.02	12.20	11.30	6.67
Tangible book value(3)	13.30	12.40	12.95	12.06	12.15	11.26	6.57
Key performance ratios:
Return on common equity – GAAP(2)	8.54%	8.57%	9.41%	8.15%	9.17%	46.72%	5.43%
Return on common equity – operating(1)(2)	10.25	9.20	9.98	9.48	9.17	46.72	5.43
Return on tangible common equity – operating(1)(2)(3)	12.10	10.91	11.86	10.24	9.32	47.35	6.27
Return on assets – GAAP	.89	.93	1.00	.85	.91	3.86	.49
Return on assets – operating(1)	1.07	1.00	1.06	.98	.91	3.86	.49
Dividend payout ratio – GAAP	27.27	22.58	21.43	20.18	9.91	—	—
Dividend payout ratio – operating(1)	23.08	21.21	20.27	17.32	9.91	—	—
Net interest margin (fully taxable equivalent)	3.45	3.41	3.36	3.30	3.26	3.30	3.51
Efficiency ratio – GAAP	59.29	61.94	59.80	63.96	58.26	63.14	65.43
Efficiency ratio – operating(1)	57.35	59.10	57.78	58.51	58.26	63.14	65.43
Average equity to average assets	10.24	10.72	10.54	10.27	9.69	10.35	8.47
Average tangible equity to average assets(3)	8.96	9.41	9.21	9.74	9.67	10.31	8.38
Average tangible common equity to average assets(3)	8.96	9.32	9.19	9.66	9.60	7.55	5.54
Tangible common equity to risk-weighted assets(3)	12.07	12.77	11.84	12.82	13.82	13.17	8.26
ASSET QUALITY
Non-performing loans	$19,812	$22,419	$21,539	$22,653	$17,881	$26,819	$109,894
Foreclosed properties	5,060	5,163	7,949	4,883	1,726	4,221	18,264
Total non-performing assets (NPAs)	24,872	27,582	29,448	27,536	19,607	31,040	128,158
Allowance for loan losses	60,543	66,310	61,442	68,448	71,619	76,762	107,137
Net charge-offs	1,679	2,138	6,766	6,259	13,879	93,710	69,831
Allowance for loan losses to loans	.87%	1.09%	.89%	1.14%	1.53%	1.77%	2.57%
Net charge-offs to average loans	.10	.14	.11	.12	.31	2.22	1.69
NPAs to loans and foreclosed properties	.36	.45	.43	.46	.42	.72	3.06
NPAs to total assets	.23	.28	.28	.29	.26	.42	1.88
AVERAGE BALANCES ($ in millions)
Loans	$6,904	$6,004	$6,413	$5,298	$4,450	$4,254	$4,166
Investment securities	2,822	2,718	2,691	2,368	2,274	2,190	2,089
Earning assets	9,872	8,876	9,257	7,834	6,880	6,649	6,547
Total assets	10,677	9,634	10,054	8,462	7,436	7,074	6,865
Deposits	8,592	7,947	8,177	7,055	6,228	6,027	5,885
Shareholders’ equity	1,093	1,033	1,059	869	720	732	582
Common shares – basic (thousands)	71,700	72,162	71,910	65,488	60,588	58,787	57,857
Common shares – diluted (thousands)	71,708	72,166	71,915	65,492	60,590	58,845	57,857

	At or for the Three Months Ended March 31,		For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands, except per share data)
AT PERIOD END ($ in millions)
Loans	$6,965	$6,106	$6,921	$5,995	$4,672	$4,329	$4,175
Investment securities	2,767	2,757	2,762	2,656	2,198	2,312	2,079
Total assets	10,732	9,781	10,709	9,616	7,558	7,424	6,801
Deposits	8,752	7,960	8,638	7,873	6,335	6,202	5,952
Shareholders’ equity	1,102	1,034	1,076	1,018	740	796	581
Common shares outstanding (thousands)	70,973	71,544	70,899	71,484	60,259	59,432	57,741

(1)
Excludes merger-related charges, a first quarter 2017 release of disproportionate tax effects lodged in OCI and first quarter 2017 branch closure charges, a 2016 deferred tax asset impairment charge related to cancelled non-qualified stock options and 2015 impairment losses on surplus bank property.

(2)
Net income available to common shareholders, which is net of preferred stock dividends, divided by average realized common equity, which excludes accumulated other comprehensive income (loss).

(3)
Excludes effect of acquisition related intangibles and associated amortization.

Non-GAAP Performance Measures Reconciliation
This document and the documents incorporated by reference into this document include non-GAAP financial measures, which are performance measures determined by methods other than in accordance with GAAP. Such non-GAAP financial measures include, among others the following: taxable equivalent interest revenue, taxable equivalent net interest revenue, total operating revenue, operating expense, tangible book value per share, tangible common equity to assets and tangible common equity to risk-weighted assets. Management uses these non-GAAP financial measures because it believes they are useful for evaluating our operations and performance over periods of time, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP financial measures provide users of our financial information with a meaningful measure for assessing our financial results and credit trends, as well as comparison to financial results for prior periods. These non-GAAP financial measures should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled financial measures used by other companies.
The following is a reconciliation of these operating performance measures to GAAP performance measures.
	At or for the Three Months Ended March 31,		For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands, except per share data)
Expense reconciliation
Expenses (GAAP)	$62,826	$57,885	$241,289	$211,238	$162,865	$174,304	$186,774
Merger-related and other charges	(2,054)	(2,653)	(8,122)	(17,995)	—	—	—
Expenses – operating	$60,772	$55,232	$233,167	$193,243	$162,865	$174,304	$186,774
Net income reconciliation
Net income (GAAP)	$23,524	$22,295	$100,656	$71,578	$67,620	$273,140	$33,856
Merger-related and other charges	2,054	2,653	8,122	17,995	—	—	—
Income tax benefit of merger-related and other charges	(758)	(1,004)	(3,074)	(6,388)	—	—	—
Impairment of deferred tax asset on cancelled non-qualified stock options	—	—	976	—	—	—	—
Release of disproportionate tax effects lodged in OCI	3,400	—	—	—	—	—	—
Net income – operating	$28,220	$23,944	$106,680	$83,185	$67,620	$273,140	$33,856
Net income available to common shareholders reconciliation
Net income available to common shareholders (GAAP)	$23,524	$22,274	$100,635	$71,511	$67,181	$261,062	$21,708
Merger-related and other charges	2,054	2,653	8,122	17,995	—	—	—
Income tax benefit of merger-related and other charges	(758)	(1,004)	(3,074)	(6,388)	—	—	—
Impairment of deferred tax asset on cancelled non-qualified stockoptions	—	—	976	—	—	—	—
Release of disproportionate tax effects lodged in OCI	3,400	—	—	—	—	—	—
Net income available to common shareholders – operating	$28,220	$23,923	$106,659	$83,118	$67,181	$261,062	$21,708
Diluted income per common share reconciliation
Diluted income per common share (GAAP)	$.33	$.31	$1.40	$1.09	$1.11	$4.44	$.38
Merger-related and other charges	.01	.02	.07	.18	—	—	—
Impairment of deferred tax asset on cancelled non-qualified stock options	—	—	.01	—	—	—	—
Release of disproportionate tax effects lodged in OCI	.05	—	—	—	—	—	—
Diluted income per common share – operating	$.39	$.33	$1.48	$1.27	$1.11	$4.44	$.38

	At or for the Three Months Ended March 31,		For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands, except per share data)
Book value per common share reconciliation
Book value per common share (GAAP)	$15.40	$14.35	$15.06	$14.02	$12.20	$11.30	$6.67
Effect on goodwill and other intangibles	(2.10)	(1.95)	(2.11)	(1.96)	(.05)	(.04)	(.10)
Tangible book value per common share	$13.30	$12.40	$12.95	$12.06	$12.15	$11.26	$6.57
Return on tangible common equity reconciliation
Return on common equity (GAAP)	8.54%	8.57%	9.41%	8.15%	9.17%	46.72%	5.43%
Merger-related and other charges	.47	.63	.48	1.33	—	—	—
Impairment of deferred tax asset on cancelled non-qualified stock options	—	—	.09	—	—	—	—
Release of disproportionate tax effects lodged in OCI	1.24	—	—	—	—	—	—
Return on common equity – operating	10.25	9.20	9.98	9.48	9.17	46.72	5.43
Effect on goodwill and other intangibles	1.85	1.71	1.88	.76	.15	.63	.84
Return on tangible common equity – operating	12.10%	10.91%	11.86%	10.24%	9.32%	47.35%	6.27%
Return on assets reconciliation
Return on assets (GAAP)	.89%	.93%	1.00%	.85%	.91%	3.86%	.49%
Merger-related and other charges	.05	.07	.05	.13	—	—	—
Impairment of deferred tax asset on cancelled non-qualified stock options	—	—	.01	—	—	—	—
Release of disproportionate tax effects lodged in OCI	.13	—	—	—	—	—	—
Return on assets – operating	1.07%	1.00%	1.06%	.98%	.91%	3.86%	.49%
Dividend payout ratio reconciliation
Dividend payout ratio (GAAP)	27.27%	22.58%	21.43%	20.18%	9.91%	—%	—%
Merger-related and other charges	(.98)	(1.37)	(1.02)	(2.86)	—	—	—
Impairment of deferred tax asset on cancelled non-qualified stock options	—	—	(.14)	—	—	—	—
Release of disproportionate tax effects lodged in OCI	(3.21)	—	—	—	—	—	—
Dividend payout ratio – operating	23.08%	21.21%	20.27%	17.32%	9.91%	—%	—%
Efficiency ratio reconciliation
Efficiency ratio (GAAP)	59.29%	61.94%	59.80%	63.96%	58.26%	63.14%	65.43%
Merger-related and other charges	(1.94)	(2.84)	(2.02)	(5.45)	—	—	—
Efficiency ratio – operating	57.35%	59.10%	57.78%	58.51%	58.26%	63.14%	65.43%
Average equity to assets reconciliation
Equity to assets (GAAP)	10.24%	10.72%	10.54%	10.27%	9.69%	10.35%	8.47%
Effect of goodwill and other intangibles	(1.28)	(1.31)	(1.33)	(.53)	(.02)	(.04)	(.09)
Tangible equity to assets	8.96	9.41	9.21	9.74	9.67	10.31	8.38
Effect of preferred equity	—	(.09)	(.02)	(.08)	(.07)	(2.76)	(2.84)
Tangible common equity to assets	8.96%	9.32%	9.19%	9.66%	9.60%	7.55%	5.54%
Tangible common equity to risk-weighted assets reconciliation
Tier 1 capital ratio (Regulatory)	11.46%	11.32%	11.23%	11.45%	12.06%	12.74%	14.16%
Effect of other comprehensive income	(.24)	(.25)	(.34)	(.38)	(.35)	(.39)	(.51)
Effect of deferred tax limitation	1.13	1.85	1.26	2.05	3.11	4.26	—
Effect of trust preferred	(.25)	(.08)	(.25)	(.08)	(1.00)	(1.04)	(1.15)
Effect of preferred equity	—	—	—	(.15)	—	(2.39)	(4.24)
Basel III intangibles transition adjustment	(.03)	(.07)	(.06)	(.10)	—	—	—
Basel III disallowed investments	—	—	—	.03	—	—	—
Tangible common equity to risk-weighted assets	12.07%	12.77%	11.84%	12.82%	13.82%	13.18%	8.26%

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF HCSB
We are providing the following information to help you analyze the financial aspects of the merger. The following tables set forth summary historical operations and financial condition data and summary performance, asset quality and other information of HCSB at and for the periods indicated, which is derived from HCSB’s historical consolidated financial statements. You should read this data in conjunction with HCSB’s Consolidated Financial Statements and notes thereto incorporated herein by reference from HCSB’s Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended December 31, 2016 and HCSB’s quarterly report on Form 10-Q for the quarter ended March 31, 2017. Financial amounts as of and for the three months ended March 31, 2017 and 2016 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period, and management of HCSB believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past years and for the three months ended March 31, 2017 and 2016 indicate results for any future period.
	At and for the Three Months Ended March 31,		At and for the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands, except share and per share data)
STATEMENTS OF INCOME
Interest income	$3,259	$2,989	$12,368	$13,726	$16,095	$17,071	$20,371
Interest expense	637	1,046	2,972	4,454	5,054	5,301	6,261
Net interest income	2,622	1,943	9,396	9,272	11,041	11,770	14,110
Provision for loan losses	—	1,424	3,923	—	1,061	(1,497)	10,530
Net interest income after provision for loan losses	2,622	519	5,473	9,272	9,980	13,267	3,580
Noninterest income	413	416	20,614	3,135	3,556	3,956	4,574
Noninterest expense	2,742	4,218	19,231	12,626	13,749	15,460	17,681
Net income (loss) before provision for income taxes	293	(3,283)	6,856	(219)	(213)	1,763	(9,527)
Provision for income taxes	—	—	610	27	78	—	—
Net income (loss) before provision (benefit) for income taxes	293	(3,283)	6,246	(246)	(291)	1,763	(9,527)
Preferred dividends and accretion of preferred shares	—	(398)	—	(1,512)	(1,112)	(852)	(869)
Gain on redemption of preferred shares	—	—	13,778	—	—	—	—
Net income (loss) available to common shareholders	$293	$(3,681)	$20,024	$(1,758)	$(1,403)	$911	$(10,396)
COMMON AND PER SHARE DATA
Net income (loss) per common share:
Basic	$0.00	$(0.96)	$0.07	$(0.46)	$(0.37)	$0.24	$(2.78)
Diluted	0.00	(0.96)	0.07	(0.46)	(0.37)	0.24	(2.78)
Cash dividends declared per common share	—	—	—	—	—	—	—
Book value per common share	0.07	(7.16)	0.07	(6.54)	(6.33)	(7.83)	(6.53)
Outstanding common shares	495,763,940	3,846,340	495,763,940	3,846,340	3,816,340	3,738,337	3,738,337
Weighted average basic common shares	468,013,940	3,846,340	301,460,946	3,823,244	3,770,355	3,738,337	3,738,337
Weighted average diluted common shares	469,054,565	3,846,340	307,252,250	3,823,244	3,770,355	3,738,337	3,738,337
Dividend payout ratio	n/a%	n/a%	n/a%	n/a%	n/a%	n/a%	n/a%
PERIOD-END BALANCES
Total assets	$384,014	$363,363	$375,934	$361,423	$421,447	$434,586	$468,996
Investment securities available for sale, at fair value	104,341	83,205	106,529	89,701	106,674	94,602	77,320
Total loans, including loans held for sale	229,033	199,635	215,112	209,367	235,543	256,424	302,234
Deposits	322,339	335,461	313,269	330,831	391,337	406,044	435,861
Federal Home Loan Bank advances	24,000	17,000	24,000	17,000	17,000	22,000	22,000
Shareholders’ equity	36,112	(14,648)	35,327	(12,250)	(11,247)	(16,442)	(11,762)

	At and for the Three Months Ended March 31,		At and for the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands, except share and per share data)
AVERAGE BALANCES
Total assets	$376,161	$360,123	$377,660	$400,538	$444,720	$459,000	$521,205
Interest-earning assets	346,097	319,395	342,258	352,035	392,985	401,946	477,476
Investment securities available for sale, at fair value	105,773	86,902	92,970	95,602	112,679	81,560	94,901
Total loans, including loans held for sale	218,316	205,314	205,048	226,365	249,358	280,208	337,445
Deposits	313,697	329,345	324,256	369,744	411,911	425,760	475,998
Federal Home Loan Bank advances	24,000	17,000	18,186	17,000	21,685	22,000	22,000
Other borrowings	—	17,248	6,247	18,338	18,360	19,375	24,475
Shareholders’ equity	35,756	(11,856)	24,577	(11,234)	(12,850)	(12,435)	(5,093)
SELECT PERFORMANCE RATIOS
Return on average assets	0.32%	(3.57)%	1.65%	(0.06)%	(0.07)%	0.38%	(1.83)%
Return on average shareholders’ equity	3.33	n/a	25.41	n/a	n/a	n/a	n/a
Net interest margin	3.08	2.45	2.75	2.63	2.81	2.93	2.96
CAPITAL RATIOS
Average shareholders’ equity as a percentage of average assets	9.51%	(3.29)%	6.51%	(2.80)%	(2.89)%	(2.71)%	(0.98)%
Shareholders’ equity as a percentage of assets	9.40	(4.03)	9.40	(3.39)	(2.67)	(3.78)	(2.51)
Tier 1 risk-based capital	15.02	(5.97)	15.54	(4.15)	(3.61)	(3.19)	(3.44)
Total risk-based capital	16.27	(5.97)	16.80	(4.15)	(3.61)	(3.19)	(3.44)
Tier 1 leverage	10.29	(3.86)	10.15	(2.87)	(2.36)	(2.23)	(2.34)
ASSET QUALITY INFORMATION
Allowance for loan losses	$3,717	$3,719	$3,750	$4,601	$5,787	$9,443	$14,150
Nonaccrual loans	1,915	6,115	2,025	8,742	11,661	10,631	22,567
Nonperforming assets	4,532	17,385	4,912	22,366	31,332	35,603	42,188
Loans 90 days past due and still accruing interest	—	—	—	—	170	—	157
Net loans charged-off	33	2,306	4,774	1,186	4,717	3,210	17,558
Allowance for loan losses as a percentage of gross loans	1.62%	1.86%	1.74%	2.20%	2.46%	3.68%	4.68%
Nonaccrual loans and loans 90 days past due and still accruing interest as a percentage of gross loans	0.84	3.06	0.94	4.18	5.02	4.15	7.52
Nonperforming assets and loans 90 days past due and still accruing interest as a percentage of total assets	1.18	4.78	1.31	6.19	7.43	8.19	9.00
Net loans charged-off as a percentage of average gross loans	0.06	4.32	2.33	0.52	1.89	1.15	5.20
OTHER DATA
Number of full-service branches	8	8	8	8	11	11	11
Number of full-time equivalent teammates	80	89	81	90	105	104	111

COMPARATIVE PER COMMON SHARE DATA
The following table shows per common share data regarding basic and diluted earnings, cash dividends and book value for (i) United and HCSB on a historical basis, (ii) United and HCSB on a pro forma combined basis, and (iii) HCSB on a pro forma equivalent basis. The pro forma information has been derived from and should be read in conjunction with United’s and HCSB’s audited consolidated financial statements for the year ended December 31, 2016 and United’s and HCSB’s unaudited consolidated financial statements for the quarter ended March 31, 2017 incorporated herein by reference. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.
	Unaudited Comparative Per Common Share Data
	United	HCSB	United Pro Forma Combined	HCSB Pro Forma Equivalent Per Share(1)
Basic Earnings
Year ended December 31, 2016	$1.40	$.07	$1.64	$.01
Three months ended March 31, 2017	$.33	$.00	$.32	$.00
Diluted Earnings
Year ended December 31, 2016	$1.40	$.07	$1.64	$.01
Three months ended March 31, 2017	$.33	$.00	$.32	$.00
Cash Dividends Declared(2)
Year ended December 31, 2016	$.30	$.00	$.30	$.00
Three months ended March 31, 2017	$.09	$.00	$.09	$.00
Book Value
December 31, 2016	$15.06	$.07	$15.04	$.08
March 31, 2017	$15.40	$.07	$15.37	$.08

(1)
Computed by multiplying the United pro forma combined amounts by the exchange ratio of 0.0050.

(2)
United pro forma combined cash dividends paid are based only upon United’s historical amounts.

RISK FACTORS
In addition to the other information, including risk factors, incorporated by reference herein from United ’s Annual Report on Form 10-K for the year ended December 31, 2016, you should carefully read and consider the following factors in evaluating the merger.
Because the market price of United common stock will fluctuate, HCSB shareholders cannot be sure of the value of the merger consideration they will receive.
Upon completion of the merger, each share of HCSB common stock will be converted into the merger consideration consisting of shares of United common stock. The market value of the merger consideration received by HCSB shareholders will vary with the price of United’s common stock, and there will be no adjustment to the merger consideration for changes in the market price of either shares of United common stock or shares of HCSB common stock. United’s stock price changes daily as a result of a variety of other factors in addition to the business and relative prospects of United, including general market and economic conditions, industry trends, and the regulatory environment. These factors are beyond United’s control. Therefore, at the time of the special meeting, holders of HCSB common stock will not know the precise market value of the consideration they will receive at the effective time of the merger. Shareholders should obtain current market quotations for shares of United common stock and for shares of HCSB common stock.
HCSB’s officers and directors have interests in the merger in addition to or different from the interests that they share with you as a HCSB shareholder.
Some of HCSB’s executive officers participated in negotiations of the merger agreement with United, and the HCSB Board of Directors approved the merger agreement and is recommending that HCSB shareholders vote for the merger agreement. In considering these facts and the other information contained in these materials, you should be aware that certain of HCSB’s executive officers and directors have economic interests in the merger that are different from or in addition to the interests that they share with you as a HCSB shareholder. These interests include, upon the completion of the merger, the payment of certain amounts to Jan H. Hollar, J. Rick Patterson, and W. Jack McElveen under existing employment agreements and the acceleration of vesting of outstanding HCSB restricted common stock held by these executive officers and other HCSB employees. See “Proposal No.1 — The Merger — Interests of the Directors and Officers of HCSB in the Merger” on page 42.
United may be unable to successfully integrate Horry County State Bank’s operations and retain its key employees.
The merger involves the integration of two companies that previously operated independently. The difficulties of combining the companies’ operations include integrating personnel, departments, systems, operating procedures and information technologies and retaining key employees. Failures in integrating operations or the loss of key personnel could have a material adverse effect on the business and results of operations of the combined company.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.
Before the transactions contemplated by the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from bank regulatory authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on United following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.
If the merger is not completed, United common stock and HCSB common stock could be materially adversely affected.
The merger is subject to customary conditions to closing, including the approval of the HCSB shareholders. In addition, United and HCSB may terminate the merger agreement under certain circumstances. If United and HCSB do not complete the merger, the market price of United common stock or HCSB common stock may fluctuate to the extent that the current market prices of those shares reflect a market assumption that the merger will be completed. Further, whether or not the merger is completed, United and HCSB will also be obligated to pay certain investment banking, legal and accounting fees and related expenses in connection with the merger, which could negatively impact results of operations when incurred. In addition, neither company would realize any of the expected benefits of having completed the merger. If the merger is not completed, United and HCSB cannot assure their respective shareholders that additional risks will not materialize or not materially adversely affect the business, results of operations and stock prices of United and HCSB.
The termination fee contained in the merger agreement may discourage other companies from trying to acquire HCSB.
HCSB has agreed to pay a termination fee of  $2.0 million to United if, under certain circumstances, the merger agreement is terminated and, at the time of termination, a competing offer is outstanding or such offer has been accepted by HCSB. This fee could discourage other companies from trying to acquire HCSB.
HCSB shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
HCSB shareholders currently have the right to vote in the election of the HCSB Board of Directors and on other matters affecting HCSB. Upon the completion of the merger, each HCSB shareholder receiving shares of United common stock in accordance with the merger agreement will be a shareholder of United with a percentage ownership of United that is smaller than such shareholder’s current percentage ownership of HCSB. It is currently expected that the former shareholders of HCSB as a group will receive shares in the merger constituting approximately [•]% of the outstanding shares of United’s common stock immediately after the merger. Because of this, HCSB shareholders will have less influence on the management and policies of United than they now have on the management and policies of HCSB.

PROPOSAL NO. 1 — THE MERGER
Background of the Merger
Following the recapitalization of HCSB in April 2016, as part of its ongoing consideration and evaluation of its long-term prospects and strategies, the HCSB Board of Directors and senior management have regularly reviewed and assessed its business strategies and objectives, all with the goal of enhancing long-term value for its shareholders. The HCSB Board of Directors’ reviews and assessments have included discussions regarding strategic alternatives, including capital planning, efforts to improve earnings (such as revenue increases and expense reductions), and growth strategies (such as organic growth and mergers and acquisitions). The HCSB Board of Directors conducted strategic planning meetings that have included the use of outside advisors who have provided reviews of factors influencing the financial institutions industry generally and HCSB in particular (including the economic, interest rate and regulatory environment); the competitive landscape of community banking participants in South Carolina, the Southeast region and nationally; public trading prices of financial institution stocks; and financial institution merger and acquisition activity and valuations. These strategic planning meetings have included discussions regarding potential business considerations, economies of scale, increased client service, and shareholder value benefits that might be achieved if HCSB were to become a larger institution through acquisitions or a merger with a larger financial institution.
The HCSB Board of Directors and HCSB’s executive officers have also been contacted from time to time by various investment bankers and financial institutions, including United, who expressed a general interest in exploring strategic alternatives in the event that HCSB were to seek a merger partner. These contacts occurred through impromptu meetings at investor conferences and financial institutions industry conferences and other informal meetings and telephone calls. These meetings and the other inquiries that had been received from various institutions involved general discussions regarding a potential merger but did not involve specific proposed transaction terms.
On July 12, 2016, Jan Hollar, the Chief Executive Officer of HCSB, and Lynn Harton, the President and Chief Operating Officer of United, met to discuss, among other things, their prior experiences with financial institutions business combinations and, in particular, Mr. Harton’s past experience with acquiring distressed financial institutions. Ms. Hollar and Mr. Harton were familiar with one another as a result of previous business relationships and, specifically, United’s investment in HCSB as part of HCSB’s private placement transaction that was consummated in April 2016.
On October 21, 2016, an executive officer of a financial institution (referred to herein as “Institution A”) contacted Ms. Hollar to express Institution A’s interest in pursuing strategic alternatives with HCSB. Ms. Hollar agreed to meet with the Institution A executive, and the parties met on November 18, 2016 in Myrtle Beach, South Carolina to discuss HCSB, Institution A and the financial institutions industry in general. At the conclusion of the meeting, the Institution A executive informed Ms. Hollar that Institution A’s investment banker would contact her.
On November 28, 2016, Institution A’s investment banker contacted Ms. Hollar and stated that Institution A had an interest in exploring a business combination with HCSB.
On November 29, 2016, the HCSB Board of Directors met by telephone, and HCSB’s outside legal counsel, Nelson Mullins Riley & Scarborough, LLP (“Nelson Mullins”), also participated in the meeting. At this meeting, Ms. Hollar informed the HCSB Board of Directors that she had been contacted by Institution A and its investment banker about Institution A’s interest in exploring a business combination with HCSB. Ms. Hollar also informed the HCSB Board of Directors that she had previously held conversations with executives from two other institutions, one of which was United, who had expressed interest in discussing a business combination when HCSB concluded the time was right. She further indicated that, should the HCSB Board of Directors decide to explore strategic alternatives, HCSB’s investment banker, Hovde Group, LLC (“Hovde”), recommended expanding the pool of potential strategic partners to obtain a better indication of HCSB’s value. During this meeting, Nelson Mullins discussed the fiduciary duties of the HCSB Board of Directors in connection with business combination transactions. Finally, Ms. Hollar sought guidance from the HCSB Board of Directors on whether to proceed with further discussions with any potential business combination partners. After discussion, the HCSB Board of

Directors unanimously authorized management and Hovde to explore business combination opportunities with suitable candidates.
On December 9, 2016, Ms. Hollar met with Mr. Harton in Greenville, South Carolina, and Mr. Harton expressed United’s interest in exploring a potential business combination with HCSB. On December 13, 2016, Mr. Harton and Ms. Hollar spoke again by phone to discuss United’s interest in conducting due diligence on HCSB for purposes of pursuing a potential business combination with HCSB.
At its regularly scheduled meeting on December 15, 2016, the HCSB Board of Directors discussed the status of the search for potential business combination partners. Ms. Hollar reported that, with Hovde’s assistance, management had identified eight institutions, including United and Institution A, that management believed would be attractive potential business combination partners, taking into account the institution’s likely interest in HCSB, ability and willingness to offer an attractive share price, current regulatory standing, current merger and acquisition activity, and likely timing for a transaction.
This list of potential business combination partners included United, Institution A, and six other financial institutions, all of which Ms. Hollar or Hovde had had general conversations with since the last meeting of the HCSB Board of Directors. Six of these eight financial institutions, including United and Institution A, expressed interest in being included if HCSB were to commence a formal process of searching for a business combination partner. Following Ms. Hollar’s report, the HCSB Board of Directors discussed the process and timing of a potential business combination and the pros and cons of proceeding at this time or waiting until a later date. After a thorough discussion, due to the existence of multiple interested financial institutions that the HCSB Board of Directors believed to be viable candidates to successfully execute a business combination, the HCSB Board of Directors unanimously authorized management to proceed with discussions with the six interested financial institutions.
At the regularly scheduled meeting of the HCSB Board of Directors on January 19, 2017, Ms. Hollar provided the HCSB Board of Directors with an update on the status of the search for a potential business combination partner, and the HCSB Board of Directors agreed formally to engage Hovde as its financial advisor for a potential business combination.
Over the next several weeks, HCSB or Hovde held discussions with each of the interested parties, and HCSB executed non-disclosure agreements with Institution A and United and began to provide each of them with due diligence materials. During February 2017, Hovde created an electronic data room containing the due diligence materials provided by HCSB, and United and Institution A were each granted access to the data room.
At its regularly scheduled board meeting on February 16, 2017, Ms. Hollar updated the HCSB Board of Directors on the status of the search for a potential business combination partner, including the on-going discussions with United and Institution A. Ms. Hollar informed the HCSB Board of Directors that the other four institutions were not in a position to continue discussions at this time due to their involvement in other matters. After discussion, the HCSB Board of Directors directed management to proceed with formal due diligence and negotiations with United and Institution A.
On February 21, 2017, Ms. Hollar and Rick Patterson, the Chief Operating Officer of HCSB, met in Greenville, South Carolina with Mr. Harton and Chris Zych, the Director of Mergers and Acquisitions and Management Reporting of United, to discuss due diligence and general matters associated with a potential business combination between the parties. Ms. Hollar and Mr. Patterson held a similar meeting on March 2, 2017 with executive officers of Institution A. Prior to these meetings, HCSB did not discuss specific proposed transaction terms with either United or Institution A.
On March 7, 2017, the HCSB Board of Directors met, together with Hovde and Nelson Mullins, to discuss the preliminary non-binding letters of intent that had been received from United and Institution A. United’s letter of intent proposed a fixed exchange ratio of 0.0050 shares of United common stock for each share of HCSB common stock. Based on the closing price of United common stock on March 6, 2017, this exchange ratio implied a price of  $0.1442 per share of HCSB common stock. Institution A’s letter of intent proposed a floating exchange ratio, leading to a fixed merger consideration of  $0.125 per share, consisting of 100% Institution A common stock.

Hovde discussed the letters of intent with the HCSB Board of Directors, providing a comparison of the terms and the financial metrics of the two offers and a summary of the negotiations that had led to these offers. Hovde also advised the HCSB Board of Directors regarding selected precedent merger transactions and discussed HCSB’s prospects as an independent institution. This discussion included a review of HCSB’s earnings projections as an independent financial institution prepared by certain members of senior management of HCSB for the years ending December 31, 2017 through 2022 based on execution of HCSB’s current business strategy and Hovde’s net present value sensitivity analysis of HCSB’s estimated valuation based on such earnings projections. Hovde also reviewed each potential merger partner’s branch map, comparative loan and deposit composition, historical financial information, historical stock price performance, analyst estimates and recommendations, shareholder base, current peer trading multiples, management and board of directors, historical merger activity, market capitalization and stock trading volume and liquidity, potential merger financial impact, and transaction pricing or form of consideration mix sensitivity analysis. Hovde further discussed with the HCSB Board of Directors selected proposed nonfinancial terms (including the retention of HCSB officers, board representation, severance for HCSB employees and proposed timing of due diligence and signing of a definitive agreement), strategic fit, and integration factors (including each partner’s business model and strategy, primary operating market and senior management). Nelson Mullins also participated in the discussion and reviewed the fiduciary duties of the HCSB Board of Directors in connection with business combination transactions.
The HCSB Board of Directors then discussed the opportunities and risks associated with each of the two letters of intent, including the potential value of the merger consideration and the likelihood that a merger would ultimately be consummated on the terms reflected in the letters of intent. The HCSB Board of Directors discussed the opportunities and risks associated with HCSB remaining an independent institution, particularly in light of the potential continuing low interest rate environment, bank regulatory pressures and increasing compliance and other costs, the high level of competition from larger institutions and community banks in HCSB’s market, regulatory considerations, and variable economic conditions. The HCSB Board of Directors also discussed recent increases in financial institution merger and acquisition activity levels and valuations and the current trading prices of some of HCSB’s possible merger partners, which might enable such parties to execute a merger with HCSB on reasonably attractive financial terms.
Following this discussion, the HCSB Board of Directors unanimously determined to continue negotiations with United but asked Hovde to seek an increase in the merger consideration.
On March 9, 2017, the HCSB Board of Directors met again with representatives of Nelson Mullins to discuss the United offer. During this meeting, Ms. Hollar informed the HCSB Board of Directors that United was unwilling to increase its proposed merger consideration as it believed that its current offer represented the full value of HCSB. The HCSB Board of Directors reviewed the United proposal again and compared it against other alternatives, including remaining independent. The HCSB Board of Directors noted that there had been some recent trading in HCSB stock at prices materially higher than the implied value of United’s per share offer, including recent trades at $.38 per share. The HCSB Board of Directors noted, however, that the trading volume in HCSB’s stock was extremely light and sporadic, with an average daily trading volume since January 1, 2017 of less than .005% of the outstanding shares, and that the recent trading prices were not indicative of the actual value of HCSB common stock. Following this discussion, the HCSB Board of Directors unanimously approved the United letter of intent and authorized management to negotiate a definitive agreement with United.
Over the next several weeks, HCSB and United and their respective advisers engaged in additional due diligence (including HCSB performing “reverse” due diligence on United which included, among other actions, meetings of the HCSB management team with members of United’s management team and reviews of analyst reports) and negotiated the terms of the merger agreement and the related ancillary agreements.
On April 10 2017, the HCSB Board of Directors held a meeting, with Hovde and Nelson Mullins participating, to review a near-final draft of the merger agreement and to discuss the reverse due diligence findings. Hovde rendered its oral opinion, subsequently confirmed in writing, that, as of April 10, 2017 and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken as set forth in its opinion, the proposed merger consideration was fair, from a financial point of view, to the HCSB shareholders. Ms. Hollar reported that United was still completing its diligence on HCSB, which she anticipated would be finalized within the next seven to ten days but which she did not believe would result in any proposed changes to the merger terms. After further discussion, the HCSB Board of Directors unanimously approved the merger agreement and authorized Ms. Hollar to execute the agreement on behalf of HCSB upon completion of United’s diligence review. On April 18, 2017, United completed its final diligence review, with no changes proposed to the merger terms.
The merger agreement was entered into on April 19, 2017. On the morning of April 20, 2017, HCSB and United issued a joint news release publicly announcing the merger agreement.
United’s Reasons for the Merger
United’s board of directors believes that the completion of the merger presents a unique opportunity for United to further its growth strategy in coastal South Carolina. The terms of the merger, including the merger consideration, are the result of arm’s-length negotiations between representatives of United and HCSB. In reaching its decision to approve the merger, United’s board of directors consulted with its legal advisors regarding the terms of the transaction and with management of United. In approving the entry into the merger agreement, United’s board of directors considered the following material factors:
•
HCSB’s strategic presence around the attractive Myrtle Beach market will further United’s strategic focused coastal South Carolina growth plan;

•
HCSB’s and United’s respective management teams share a common business vision and commitment to their respective clients, shareholders, employees and other constituencies;

•
The two companies have complementary service-focused business models;

•
United’s management believes that the merger will be accretive to United’s earnings per share in the first full year (excluding one-time charges) due to a combination of revenue synergies, cost efficiencies and other cost savings opportunities for the combined company; and

•
The merger is likely to provide an increase in shareholder value, including the benefits of a stronger strategic position.

United’s board of directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including the challenges of integrating HCSB’s business, operations and workforce with those of United, the potential negative impact on United’s stock price and the need to obtain shareholder and regulatory approvals in order to complete the transaction.
United’s board of directors considered all of these factors as a whole and, on balance, United’s board of directors believes that the opportunities created by the merger to increase the value of United’s franchise more than offset any integration or other risks inherent in the merger.
The foregoing discussion of the information and factors considered by United’s board of directors is not exhaustive, but includes the material factors considered by United’s board of directors. In view of the wide variety of factors considered by United’s board of directors in connection with its evaluation of the merger and the complexity of these matters, United’s board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of United’s board of directors may have given different weights to different factors.
On the basis of these considerations, United’s entry into the merger agreement was unanimously approved by United’s board of directors on April 13, 2017.
HCSB’s Reasons for the Merger and Recommendation of the HCSB Board of Directors
It should be noted that the explanation of the reasoning of the HCSB Board of Directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Special Note Regarding Forward-Looking Statements.”
In reaching its decision to approve the merger agreement and recommend that HCSB’s shareholders approve the merger agreement, in addition to relying on personal knowledge of HCSB, United and the banking industry, the HCSB Board of Directors consulted with outside financial and legal advisors, reviewed various financial data and due diligence information, and considered the views of HCSB’s Chief Executive Officer, who is also a director. After such consultation and review, and after considering HCSB’s future prospects as an independent company and its strategic alternatives, the HCSB Board of Directors concluded that the proposed merger with United was in the best interests of HCSB and its shareholders.
In evaluating the merger agreement and reaching its decision to approve the merger agreement and recommend that HCSB shareholders approve the merger agreement, the HCSB Board of Directors considered a number of factors, which it reviewed with its outside financial and legal advisors, including the following, which are not intended to be exhaustive and are not presented in any relative order of importance:
•
the length of time to sufficiently improve HCSB’s financial condition to enable the company to remove the valuation allowance on its deferred tax asset;

•
the fact that 100% of the HCSB shares of common stock will be converted into the right to receive United common stock in the merger, which will allow HCSB shareholders who desire to do so to participate substantially in the future performance of the combined HCSB and United business and the potential synergies resulting from the merger;

•
the greater liquidity in the trading market for United common stock relative to the trading market for HCSB common stock;

•
the current and prospective business and economic environment of the markets served by HCSB, including the competitive environment in HCSB’s markets, the pressure on net interest margins resulting from a low interest rate environment, the continuing consolidation of the financial services industry, the increased regulatory burdens on financial institutions and the uncertainties in the regulatory climate going forward, and the escalating need for investment in technology;

•
the regular quarterly cash dividend declared and historically paid by United on outstanding shares of its common stock;

•
the views of the HCSB Board of Directors with respect to other potential HCSB strategic alternatives, including remaining independent, competing for organic growth, pursuing other merger partners, making acquisitions or engaging in share repurchases;

•
the overall greater scale that will be achieved by the merger, which should better position the combined company for growth and profitability;

•
the business, earnings, operations, financial condition, management, prospects, capital levels, technology and asset quality of both HCSB and United, taking into account the results of HCSB’s due diligence of United;

•
the financial analysis prepared by Hovde, HCSB’s financial advisor, and the opinion delivered to the HCSB Board of Directors by Hovde, to the effect that, as of April 10, 2017 and based upon and subject to the assumptions, limitations, qualifications and conditions described in such opinion, the merger consideration was fair, from a financial point of view, to the HCSB shareholders;

•
the financial terms of recent business combinations in the financial services industry reviewed by the HCSB Board of Directors and a comparison of the multiples paid in such selected business combinations with the terms of the merger, including information that was included in the Hovde fairness opinion analysis that indicated that the merger consideration, as a percentage of adjusted tangible book value and as a multiple of earnings, was higher than the comparable nationwide transactions group median and the comparable Southeast transactions group median and the merger consideration represented a core deposit premium that was also higher than the comparable nationwide transactions group median and the comparable Southeast transactions group median;

•
the results of HCSB’s exploration of possible merger partners other than United, and the views of the HCSB Board of Directors with respect to the likelihood of any such other merger occurring and providing greater value to HCSB shareholders;

•
the views of the HCSB Board of Directors with respect to the complementary aspects of the HCSB and United businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management and operating styles, which the HCSB Board of Directors believes should facilitate integration and enhance the likelihood of successful post-merger operations;

•
the belief of the HCSB Board of Directors that combining the two companies presents potential opportunities to realize operational, technological, marketing and other synergies resulting from the merger;

•
the HCSB Board of Directors’ understanding of United’s commitment to enhancing its strategic position in South Carolina and in the Southeast region;

•
the views of the HCSB Board of Directors as to the likelihood that the regulatory approvals necessary to complete the merger would be obtained;

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the views of the HCSB Board of Directors as to the ability of United’s management team to successfully integrate and operate the business of the combined company after the merger;

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the effect of the merger on HCSB’s officers and employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by United to employees of HCSB; and

•
the fact that HCSB shareholders would be entitled to dissenters’ rights in connection with the merger.

The HCSB Board of Directors also considered a variety of risks and other potentially negative factors concerning the merger, including the following, which are not intended to be exhaustive and are not presented in any relative order of importance:
•
the fact that the estimated value of the merger consideration represents a discount to sporadic and limited recent trading prices of HCSB common stock;

•
if the market price of United’s common stock decreases prior to completion of the merger, the aggregate value of consideration to be received by HCSB’s shareholders receiving stock in the merger will decrease as well;

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the fact that HCSB would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement, and the possibility that, while it was not viewed as precluding other proposals, the $2 million termination fee payable by HCSB upon the termination of the merger agreement under certain circumstances could potentially discourage certain other potential acquirers from making a competing offer to acquire HCSB;

•
HCSB will lose the autonomy and local strategic decision-making capability associated with being an independent financial institution;

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the possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of HCSB’s ongoing business and in the loss of customers for the combined company;

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the fact that, while HCSB expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that certain regulatory approvals, the receipt of which are conditions to the consummation of the merger, might not be obtained, and, as a result, the merger may not be consummated;

•
the fact that HCSB’s officers and employees will have to focus on actions required to complete the merger, which will divert their attention from HCSB’s day-to-day business, and that HCSB will incur substantial transaction costs even if the merger is not consummated;

•
the risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of the two companies;

•
the restrictions on the conduct of HCSB’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent HCSB from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of HCSB absent the pending completion of the merger;

•
the significant risks and costs involved in connection with entering into and completing the merger, or failing to complete the merger in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals, such as the risks and costs relating to diversion of management and employee attention from other strategic opportunities and operational matters, potential employee attrition, and the potential effect on business and customer relationships; and

•
the possibility of litigation in connection with the merger.

In addition, the HCSB Board of Directors was aware of and considered the fact that some of HCSB’s directors and executive officers may have other interests in the merger that may be different from, or in addition to, their interests as HCSB shareholders, as more fully described under “Proposal No. 1 — The Merger — Interests of HCSB’s Directors and Executive Officers in the Merger.” The HCSB Board of Directors also realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the HCSB Board of Directors concluded that the potential positive factors outweighed the risks and other potentially negative factors associated with the merger.
In reaching its conclusion, the HCSB Board of Directors did not find it practical to assign, and did not assign, any relative or specific weight to the different factors that were considered, and individual members of the HCSB Board of Directors may have given different weight to different factors.
The HCSB Board of Directors unanimously adopted the merger agreement and recommends that you vote “FOR” approval of the merger agreement.
Each of the HCSB directors have entered into voting support agreements with United, pursuant to which they have agreed to vote in favor of the merger agreement at the special meeting. For more information regarding the support agreements, please see the section entitled “Special Shareholders’ Meeting — Support Agreements” beginning on page 9.
Opinion of HCSB’s Financial Advisor
The fairness opinion of HCSB’s financial advisor in connection with the merger, Hovde, is described below. The description contains projections, estimates and other forward looking statements about the future earnings or other measures of the future performance of HCSB, United and the combined companies after the merger. You should not rely on any of these statements as having been made or adopted by Hovde, HCSB or United. You should review the copy of the fairness opinion, which is attached as Appendix C.
Hovde has acted as HCSB’s financial advisor in connection with the proposed merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with HCSB and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions.
Hovde reviewed the financial aspects of the proposed merger with the HCSB Board of Directors and, on April 10, 2017, delivered a written opinion to the HCSB Board of Directors that the merger consideration to be received by the shareholders of HCSB in connection with the merger is fair to the shareholders of HCSB.
The full text of Hovde’s written opinion is included in this document as Appendix C and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of the Hovde’s opinion included in this document is qualified in its entirety by reference to the full text of such opinion. Hovde’s opinion was directed to the HCSB Board of Directors and addresses only the fairness of the merger consideration to be paid to HCSB shareholders in connection with the merger. Hovde did not opine on any individual stock, cash, or other components of consideration payable in connection with the merger. Hovde’s opinion does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any of the shareholders as to how such shareholder should vote at the special meeting of HCSB shareholders on the merger or any related matter.
During the course of its engagement and for the purpose of rendering its opinion, Hovde:
•
reviewed a draft of the merger agreement dated April 7, 2017, as provided to Hovde by HCSB;

•
reviewed unaudited consolidated financial statements for HCSB and United for the year ended December 31, 2016;

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reviewed certain historical annual reports of each of HCSB and United, including audited annual reports for the year ending December 31, 2016;

•
reviewed certain historical publicly available business and financial information concerning each of HCSB and United;

•
reviewed certain internal financial statements and other financial and operating data concerning of HCSB and United;

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reviewed financial projections prepared by certain members of senior management of HCSB;

•
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;

•
assessed general economic, market and financial conditions;

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reviewed the pro forma impact of the merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

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evaluated the pro forma ownership of United’s common stock by the holders of HCSB’s common stock relative to the pro forma contribution of HCSB’s assets, liabilities, equity and earnings to the combined company;

•
reviewed historical market prices and trading volumes of HCSB’s and United’s common stock; and

•
reviewed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis.

Hovde also conducted meetings and had discussions with members of senior management of HCSB and United for purposes of reviewing the business, financial condition, results of operations and future prospects of HCSB and United; the history and past and current operations of HCSB and United; and HCSB’s and United’s historical financial performance. Hovde discussed with management of HCSB and United their assessment of the rationale for the merger. Hovde also performed such other analyses and considered such other factors as Hovde deemed appropriate, and took into account its experience in other similar transaction and securities valuations, as well as its knowledge of the banking and financial services industry.
Hovde assumed, without independent verification, that the representations as well as the financial and other information provided to Hovde by HCSB or included in the merger agreement, which has formed a substantial basis for this opinion, are true and complete. Hovde relied upon the management of HCSB as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde by HCSB, and Hovde assumed such forecasts and projections have been reasonably prepared by HCSB on a basis reflecting the best currently available information and HCSB’s judgments and estimates. Hovde assumed that such forecasts and projections would be realized in the amounts and at the times contemplated thereby, and Hovde does not in any respect assume any responsibility for the accuracy or reasonableness thereof. Hovde has been authorized by HCSB to rely upon such forecasts and projections and other information and data, including without limitation the projections, and Hovde expresses no view as to any such forecasts, projections or other information or data, or the bases or assumptions on which they were prepared.
In performing its review, Hovde relied upon the accuracy and completeness of all of the financial and other information that was available to Hovde from public sources, that was provided to Hovde by HCSB and United or their respective representatives or that was otherwise reviewed by Hovde and assumed such accuracy and completeness for purposes of rendering its opinion. Hovde has further relied on the assurances of the respective managements of HCSB and United that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde has not been asked to and has not undertaken an independent verification of any of such information and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Hovde assumed that each party to the merger agreement would advise them promptly if any information previously provided to them became inaccurate or was required to be updated during the period of Hovde’s review. Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Hovde assumed that such allowances for HCSB and United are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of HCSB and United, the collateral securing any such assets or liabilities, or the collectability of any such assets and, Hovde was not furnished with any such evaluations or appraisals, nor did Hovde review any loan or credit files of HCSB and United.
Hovde has assumed that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any waiver of material terms or conditions by HCSB or any other party to the merger agreement and that the final merger agreement will not differ materially from the draft Hovde reviewed. Hovde has assumed that the merger will be consummated in compliance with all applicable laws and regulations. HCSB has advised Hovde that HCSB is not aware of any factors that would impede any necessary regulatory or governmental approval of the merger. Hovde has assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on HCSB and United or would have a material adverse effect on the contemplated benefits of the merger.
HCSB engaged Hovde on January 25, 2017 to serve as a financial advisor to HCSB in connection with the proposed merger and to issue a fairness opinion to the HCSB Board of Directors in connection with such proposed transaction. Pursuant to the terms of the engagement, at the time the merger is completed, HCSB will pay Hovde a completion fee, which is contingent upon the completion of the merger. Pursuant to the engagement agreement, in addition to its fees and regardless of whether the merger is consummated, HCSB has agreed to reimburse Hovde for certain reasonable out-of-pocket expenses incurred in performing its services and to indemnify Hovde against certain claims, losses and expenses arising out of the merger or Hovde’s engagement.
In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hovde, HCSB and United. Hovde’s opinion was necessarily based on financial, economic, market and other conditions and circumstances as they existed on, and on the information made available to Hovde as of, the dates used in its opinion. Any estimates contained in the analyses performed by Hovde are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold or the prices at which any securities may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Hovde’s opinion does not address the relative merits of the merger as compared to any other business combination in which HCSB might engage. In addition, Hovde’s fairness opinion was among several factors taken into consideration by the HCSB Board of Directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of the HCSB Board of

Directors or HCSB’s management with respect to the fairness of the merger consideration to be received by HCSB’s shareholders in connection with the merger.
The following is a summary of the material analyses prepared by Hovde and delivered to the HCSB Board of Directors on April 10, 2017, in connection with the delivery of its fairness opinion. This summary is not a complete description of the analyses underlying the fairness opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.
Market Approach — Comparable Transactions.   As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select acquisition transactions of banks. The Regional Group consisted of acquisition transactions of banks in the Southeast Region of the United States (consisting of the states of Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia) announced since January 1, 2015, in which the sellers’ total assets were between $200 million and $1.0 billion, last-twelve-months (“LTM”) return on average assets (“ROAA”) were between 0.00% and 1.00%, and tangible equity to tangible assets greater than 10.0%. The Nationwide Group consisted of acquisition transactions of banks in the United States announced since January 1, 2015, in which the sellers’ total assets were between $250 million and $500 million, last-twelve-months return on average assets were between 0.40% and 1.00%, and tangible equity to tangible assets were between 10.0% and 15.0%. In each case, for which financial information was available, no transaction that fit the selection criteria was excluded. Information for the target institutions was based on balance sheet data as of, and income statement data for the twelve months preceding the most recent quarter prior to announcement of the transactions. The resulting two groups consisted of the following transactions (14 transactions for the Regional Group and 13 transactions for the Nationwide Group):
Regional Group:
Buyer (State)	Target (State)
Little Bank, Inc. (NC)	Union Banc Corp. (NC)
Seacoast Banking Corporation of Florida (FL)	GulfShore Bancshares, Inc. (FL)
Bay Banks of Virginia, Inc. (VA)	Virginia BanCorp, Inc. (VA)
Home BancShares, Inc. (AR)	Giant Holdings, Inc. (FL)
BNC Bancorp (NC)	High Point Bank Corporation (NC)
Seacoast Banking Corporation of Florida (FL)	Floridian Financial Group, Inc. (FL)
Southern BancShares (N.C.), Inc. (NC)	Heritage Bankshares, Inc. (VA)
Renasant Corporation (MS)	KeyWorth Bank (GA)
Home BancShares, Inc. (AR)	Florida Business BancGroup, Inc. (FL)
Bank of the Ozarks, Inc. (AR)	Bank of the Carolinas Corporation (NC)
Pinnacle Financial Partners, Inc. (TN)	Magna Bank (TN)
Pinnacle Financial Partners, Inc. (TN)	CapitalMark Bank & Trust (TN)
Sunshine Bancorp, Inc. (FL)	Community Southern Holdings, Inc. (FL)
United Community Banks, Inc. (GA)	MoneyTree Corporation. (TN)

Nationwide Group:
Buyer (State)	Target (State)
Citizens Community Bancorp, Inc. (WI)	Wells Financial Corp. (MN)
Little Bank, Inc. (NC)	Union Banc Corp. (NC)
Seacoast Banking Corporation of Florida (FL)	GulfShore Bancshares, Inc. (FL)
Bay Banks of Virginia, Inc. (VA)	Virginia BanCorp, Inc. (VA)
United Community Bancorp, Inc. (IL)	Liberty Bancshares, Inc. (IL)
Home BancShares, Inc. (AR)	Giant Holdings, Inc. (FL)
Standard Financial Corp. (PA)	Allegheny Valley Bancorp, Inc. (PA)
Seacoast Banking Corporation of Florida (FL)	Floridian Financial Group, Inc. (FL)
Southern BancShares (N.C.), Inc. (NC)	Heritage Bankshares, Inc. (VA)
Renasant Corporation (MS)	KeyWorth Bank (GA)
Glacier Bancorp, Inc. (MT)	Cañon Bank Corporation (CO)
Southwest Bancorp, Inc. (OK)	First Commercial Bancshares, Inc. (OK)
United Community Banks, Inc. (GA)	MoneyTree Corporation. (TN)
For each precedent transaction, Hovde compared the implied ratio of deal value to certain financial characteristics of HCSB as follows:
•
the multiple of the purchase consideration to the acquired company’s tangible common book value (the “Price-to-Tangible Common Book Value Multiple”);

•
the multiple of the purchase consideration to the acquired company’s LTM net earnings per share (the “Price-to-LTM Earnings Multiple”); and

•
the multiple of the difference between the purchase consideration and the acquired company’s tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were derived from the estimated per share purchase price of  $0.1335 (based on the closing price of United’s common stock on April 19, 2017 of  $26.70 and an exchange ratio of 0.0050), which implied a merger consideration of  $66,159,698 for HCSB and were based on December 31, 2016 financial results of HCSB.
Implied Value for HCSB Based On:	Price-to-Tangible Common Book Value Multiple	Price-to-“Adjusted” Tangible Common Book Value Multiple(1)	Price-to-“Economic” Tangible Common Book Value Multiple(2)	Price-to-LTM Earnings Multiple(3)(4)	Premium-to-Core Deposits Multiple(5)
Total Deal Value	187.3%	117.8%	142.8%	31.7x	4.9%
Precedent Transactions Regional Group:
Median	144.3%	144.3%	144.3%	22.6x	7.2%
Minimum	84.2%	84.2%	84.2%	12.5x	(2.8)%
Maximum	242.1%	242.1%	242.1%	34.7x	18.3%
Precedent Transactions Nationwide Group:
Median	137.0%	137.0%	137.0%	20.6x	5.4%
Minimum	84.2%	84.2%	84.2%	12.5x	(2.8)%
Maximum	164.1%	164.1%	164.1%	34.7x	12.0%

(1)
HCSB’s tangible common equity has been adjusted to reflect the reversal of HCSB’s approximate $20.8 million valuation allowance on its deferred tax asset.

(2)
Based on HCSB’s tangible common equity after adjusting for the estimated deferred tax asset valuation allowance reversal and the impairment associated with 382(g) for this specific transaction.

(3)
HCSB’s LTM earnings reflect 2017 earnings estimates from management and excludes the non-core impact associated with the reversal of HCSB’s approximate $20.8 million valuation allowance on its deferred tax asset.

(4)
Price to LTM EPS multiples are considered non-meaningful for value greater than 40.0x or less than 5.0x.

(5)
HCSB’s tangible common equity has been adjusted to reflect the full valuation allowance reversal of approximately $20.8 million.

Using publicly available information, Hovde compared the financial performance of HCSB with that of the median of the precedent transactions from both the Regional and Nationwide Groups. The performance highlights are based on December 31, 2016 financial results of HCSB.
	Tangible Equity/ Tangible Assets(1)	Core Deposits	LTM ROAA(2)	LTM ROAE(2)	Efficiency Ratio	NPAs/ Assets(3)	ALLL/ NPLs(4)
HCSB	14.16%	66.93%	1.65%	25.41%	126.13%	6.20%	18.35%
Precedent Transactions Regional Group:
Median	11.60%	77.75%	0.65%	5.60%	73.35%	1.81%	85.19%
Precedent Transactions Nationwide Group:
Median	10.99%	81.88%	0.66%	6.13%	71.87%	1.34%	101.22%

(1)
HCSB’s financial data as of December 31, 2016; Assets and Tangible Equity / Tangible Assets have been adjusted to reflect the reversal of HCSB’s approximate $20.8 million valuation allowance on its deferred tax asset.

(2)
Returns include non-core gains associated with the recapitalization in FY2016; net income includes the extinguishment of HCSB’s subordinated debt, trust preferred securities, and preferred stock issued to the United States Treasury as a part of TARP at significant discounts, in addition to write-downs in its loan portfolio.

(3)
Non-performing assets (including accruing, restructured loans) as a percent of total assets.

(4)
Allowance for loan and lease losses as a percentage of non-performing loans (including accruing, restructured loans).

No company or transaction used as a comparison in the above transaction analyses is identical to HCSB, and no transaction was consummated on terms identical to the terms of the merger agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the Regional Group precedent transactions indicated an implied aggregate valuation ranging between $47.2 million and $81.1 million compared to the proposed merger consideration of  $66.2 million. The resulting values of the Nationwide Group precedent transactions indicated an implied aggregate valuation ranging between $42.9 million and $76.9 million compared to the proposed merger consideration of  $66.2 million.
Income Approach — Discounted Cash Flow Analysis.   Taking into account various factors including, but not limited to, HCSB’s recent performance, the current banking environment and the local economy in which HCSB operates, Hovde determined, in consultation with and based on information provided by management of HCSB, earnings estimates for HCSB over a forward looking six year period, and HCSB management developed the forward-looking projections and key assumptions, which formed the basis for the discounted cash flow analyses. The resulting projected net income numbers used for the analysis were $2.1 million for 2017, $3.1 million for 2018, $3.4 million for 2019, $3.9 million for 2020, $4.8 million for 2021, and $5.7 million for 2022.
To determine present values of HCSB based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using a different methodology: (1) terminal price/earnings multiple (“DCF Terminal P/E Multiple”); and (2) terminal price/tangible book value multiple (“DCF Terminal P/TBV Multiple”).
In the DCF Terminal P/E Multiple analysis, an estimated value of HCSB’s common stock was calculated based on the present value of HCSB’s after-tax net income based on HCSB management’s forward-looking projections. Hovde utilized a terminal value at the end of 2022 by applying a range of price-to-earnings multiples of 18.6x to 22.6x, with a midpoint of 20.6x, which is based around the median price-to-earnings multiple derived from transactions in the Nationwide Group. The present value of HCSB’s projected dividends, if any, plus the terminal value was then calculated assuming a range of discount rates between 11.5% and 14.5%, with a midpoint of 13.0%. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of HCSB’s common stock. The resulting aggregate values of HCSB’s common stock of the DCF Terminal P/E Multiple ranged between $48.8 million and $69.0 million, with a midpoint of  $58.2 million.
In the DCF Terminal P/TBV Multiple model, the same earnings estimates and projected net income were used; however, in arriving at the terminal value at the end of 2022, Hovde applied a range of price-to-tangible book value multiples of 1.27x to 1.47x with the midpoint being 1.37x, which is based around the median price-to-tangible book value multiple derived from transactions in the Nationwide Group. The present value of projected dividends, if any, plus the terminal value, was then calculated assuming a range of discount rates between 11.5% and 14.5%, with a midpoint of 13.0%. The resulting aggregate values of HCSB’s common stock of the DCF Terminal P/TBV Multiple ranged between $46.3 million and $62.3 million, with a midpoint of  $53.8 million.
These analyses and their underlying assumptions yielded a range of values for HCSB, which are outlined in the table below:
Implied Value for HCSB Based On:	Price-to-Tangible Book Value Multiple	Price-to-LTM Earnings Multiple(1)	Premium-to-Core Deposits Multiple(2)
Total Deal Value	187.3%	31.7	4.9%
DCF Analysis – Terminal P/E Multiple
Midpoint	164.9%	27.9	1.0%
DCF Analysis – Terminal P/TBV Multiple
Midpoint	152.3%	25.8	(1.2)%

(1)
HCSB’s LTM earnings reflect 2017 earnings estimates from management and excludes the non-core impact associated with the reversal of HCSB’s approximate $20.8 million valuation allowance on its deferred tax asset.

(2)
HCSB’s tangible common equity has been adjusted to reflect the reversal of HCSB’s approximate $20.8 million valuation allowance on its deferred tax asset.

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected values of HCSB’s common stock.

United Comparable Companies Analysis:   Hovde used publicly available information to compare selected financial and trading information for United and a group of 10 publicly-traded financial institutions selected by Hovde which was based on publicly-traded banks in the Southeast United States with total assets between $7.5 billion and $20.0 billion, LTM ROAA greater than 0.90%, LTM ROATCE greater than 10.0% and TCE/TA greater than 8.0%:
Bank of the Ozarks, Inc.	United Bankshares, Inc.
Pinnacle Financial Partners, Inc.	Home Bancshares, Inc.
WesBanco, Inc.	FCB Financial Holdings, Inc.
South State Corporation	Renasant Corporation
Union Bankshares Corporation	TowneBank
The analysis compared publicly available financial and market trading information for United and the data for the 10 financial institutions identified above as of and for the most recent twelve-month period which was publicly available. The table below compares the data for United and the median data for the 10 financial institutions identified above, with pricing data as of April 7, 2017.
	Market Cap ($M)	Price/ Tangible Book Value	Price/ LTM EPS	Price/ 2017E EPS	Dividend Yield	YTD/Price Change	Two Year Total Return
United	$1,894.1	205.8%	19.1x	16.7x	1.35%	(9.9)%	44.5%
Comparable Companies:
Median	$2,300.1	250.6%	20.5x	18.4x	1.64%	(5.3)%	42.0%

United fell within the range of pricing metrics of comparable companies. No company used as a comparison in the above analyses is identical to United. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.
Accretion / Dilution Analysis:   Hovde performed pro forma merger analyses that combined projected income statement and balance sheet information of HCSB and United. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of United. In the course of this analysis, Hovde used the median FactSet consensus estimates for earnings estimates for United for the years ending December 31, 2017 and December 31, 2018 and used earnings estimates provided by HCSB’s management for HCSB for the years ending December 31, 2017 and December 31, 2018. This analysis indicated that the merger is expected to be accretive by one cent per share to United’s consensus estimated earnings per share of  $1.80 in 2018 and accretive by one cent per share to United’s consensus estimated earnings per share of $1.89 in 2019. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for United by two cents per share in 2018 and by one cent per share in 2019 and that United would maintain capital ratios in excess of those required for United to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by HCSB and United prior to and following the merger will vary from the projected results, and the variations may be material.
Other Factors and Analyses.   Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the S&P 500 Index.
Conclusion.   Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the merger consideration to be paid in connection with the merger is fair from a financial point of view to HCSB’s shareholders. Each shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix C to this document.

The Merger Consideration
Holders of HCSB common stock will receive 0.0050 shares of United common stock in exchange for each of their shares of HCSB common stock in the merger.
United will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of United common stock that you would otherwise be entitled to receive in an amount equal to such fractional part of a share of United common stock multiplied by the purchase price per share of HCSB common stock as determined by multiplying (i) the exchange ratio by (ii) the closing price for United common stock on the NASDAQ Global Select Market trading day immediately preceding the effective time of the merger.
The Merger Agreement
The material features of the merger agreement are summarized below:
Effective Date
The merger agreement provides that the merger will be effective upon the date and time specified in the Certificate of Merger reflecting the merger filed with the Secretary of State of the State of Georgia and the Articles of Merger reflecting the merger filed with the Secretary of State of the State of South Carolina.
The merger and the bank merger must be approved by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Department of Banking and Finance of the State of Georgia and the South Carolina State Board of Financial Institutions. Management of United and HCSB anticipate that the merger will become effective during the third quarter of 2017.
Terms of the Merger
If HCSB shareholders approve the merger agreement, and subject to the receipt of required regulatory approvals and the satisfaction of the other closing conditions set forth in the merger agreement, HCSB will be merged with and into United. In connection with the merger, HCSB shareholders (other than shareholders holding dissenting shares or cancelled shares) will receive 0.0050 shares of United common stock in exchange for each share of HCSB common stock. United shareholders will continue to hold their existing United common stock.
If, prior to the effective time, either party should change the number of its outstanding shares as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction, then a proportionate and appropriate adjustment will be made to the number of shares of United common stock to be delivered pursuant to the merger in exchange for a share of HCSB common stock.
If the merger is completed, HCSB will be merged with and into United. Following the merger, the articles of incorporation, bylaws, corporate identity, and existence of United will not be changed, and HCSB will cease to exist as a separate entity. Following the merger, HCSB’s wholly-owned South Carolina bank subsidiary, Horry County State Bank, will be merged with and into the Bank, a wholly-owned Georgia bank subsidiary of United. The Bank will be the surviving bank.
Registration of United Common Stock
As a condition to the merger, United agreed to register with the SEC the shares of United common stock to be exchanged for shares of HCSB common stock and to maintain the effectiveness of such registration through the issuance of such shares in connection with the closing of the merger. However, such registration will not cover resales of United common stock by any former holders of HCSB common stock, and United is under no obligation to maintain the effectiveness of such registration, or to prepare and file any post-effective amendments to such registration, after the issuance of such shares in connection with the closing of the merger.
Treatment of HCSB Restricted Stock
All awards of shares of HCSB common stock subject to vesting, repurchase or other lapse restriction granted pursuant to the HCSB Financial Corporation 2016 Equity Incentive Plan, whether vested or unvested, that are outstanding as of immediately prior to the effective time of the merger, shall become fully vested and shall be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of HCSB common stock underlying such restricted share award.
Representations and Warranties Made by United and HCSB in the Merger Agreement
United and HCSB have made certain customary representations and warranties to each other in the merger agreement. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. The representations and warranties in the merger agreement do not survive the effective time of the merger.
The representations and warranties included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of United and HCSB, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between United and HCSB rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors.
The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document and in the documents incorporated by reference into this document. United and HCSB will provide additional disclosures in their public reports to the extent they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.
Certain representations and warranties of United and HCSB are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either United or HCSB, shall mean any change, event, development, violation, effect or circumstance which, individually or in the aggregate, (i) has, or is reasonably likely to have, a material adverse effect on the business, operations, properties, assets, financial condition or prospects of United or HCSB, respectively, on a consolidated basis, or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of United or HCSB, respectively, to timely consummate the transactions contemplated by the merger agreement or to perform its agreements or covenants under the merger agreement; provided, that a “material adverse effect” shall specifically exclude any adverse effect attributable to or resulting from:
•
any change in banking laws, rules or regulations of general applicability;

•
any change in U.S. generally accepted accounting principles or regulatory accounting principles applicable to banks or their holding companies generally;

•
any action or omission expressly required by the merger agreement or taken with the express prior written consent of the other party to the merger agreement;

•
general changes in national economic, monetary, market or financial conditions affecting financial institutions, including changes in prevailing interest rates, inflation, credit markets, or capital market conditions, except, in all cases, to the extent such changes disproportionately affect HCSB;

•
changes in national political conditions, including the outbreak or escalation of acts of terrorism; or

•
the public disclosure of the merger agreement or the transactions contemplated by the merger agreement.

Termination and Conditions of Closing
The merger agreement may be terminated at any time either before or after approval of the merger agreement by the shareholders of HCSB, but not later than the effective date of the merger:
(1)
by mutual written agreement of United and HCSB;

(2)
by either party, if after the date of the merger agreement, any events or occurrences have occurred and are continuing that, individually or in the aggregate have had or would reasonably be expected to have a material adverse effect on the other party;

(3)
by either party, if the terms, covenants or conditions of the merger agreement to be complied with or performed by the other party before the closing have not been substantially complied with or substantially performed at or before the closing date and such noncompliance or nonperformance has not been waived by such party, or in the event of a material breach by the other party of any covenant, agreement, or obligation contained in the merger agreement which breach has not been cured within twenty days after the giving of written notice to the other party of such breach or, if such breach is not capable of being cured within twenty days, the other party has not begun to cure such breach within twenty days after such written notice;

(4)
by United, if it learns of any fact or condition not disclosed in the merger agreement, the disclosure memorandum delivered in connection with the merger agreement, or HCSB’s financial statements, which fact or condition was required to be disclosed by HCSB pursuant to the provisions of the merger agreement and which fact or condition would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on HCSB or United;

(5)
by either party, if any regulatory approval required to be obtained has been denied by the relevant governmental entity or any governmental entity of competent jurisdiction has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

(6)
by United, if the holders of more than 10% of the outstanding shares of HCSB common stock elect to exercise their statutory right to dissent from the merger and demand payment in cash for the “fair value” of their shares of HCSB common stock;

(7)
by either party, if the closing date shall not have occurred on or before January 2, 2018, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party under the merger agreement;

(8)
by either party, if the merger agreement is not approved by any required vote of the HCSB shareholders as required by applicable law; or

(9)
by HCSB if, prior to obtaining the required vote of the HCSB shareholders, the board of directors has effected an adverse recommendation change.

HCSB may only terminate the merger agreement pursuant to (9) listed above so long as HCSB complies with its obligations discussed under “Limitation on Discussion with Others” below and:
•
HCSB’s board of directors determines in good faith, after consultation with HCSB’s financial advisor and outside counsel, that it has received an acquisition proposal (that did not result from a breach of the merger agreement) that is a superior proposal;

•
HCSB’s board of directors determines in good faith, after consultation with HCSB’s outside counsel, that a failure to accept such superior proposal would be reasonably likely to constitute a breach of the fiduciary duties of the members of the board of directors of HCSB;

•
HCSB’s board of directors provides written notice to United of its receipt of the superior proposal and its intent to announce an adverse recommendation change on the third business day following delivery of such notice, which notice shall specify the material terms and conditions of the superior proposal (it being understood that any amendment to any material term of such superior proposal shall require a new written notice);

•
after providing such written notice, HCSB negotiates in good faith with United (if requested by United) and provides United reasonable opportunity during the three business day period following the written notice to make such adjustments in the terms and conditions of the merger agreement as would enable HCSB’s board of directors to proceed without an adverse recommendation change (provided, however, that United shall not be required to propose any such adjustments); and

•
HCSB’s board of directors, following such three business day period, determines in good faith, after consultation with HCSB’s financial advisor and outside counsel, that such acquisition proposal nonetheless continues to constitute a superior proposal and that failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the members of the board of directors of HCSB.

The term “adverse recommendation change” means (i) the withdrawal, qualification or modification, or public proposal to withdraw, qualify or modify, in a manner adverse to United, the recommendation of the board of directors of HCSB that the HCSB shareholders adopt and approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, or (ii) the approval or recommendation, or public proposal to approve or recommend, any acquisition proposal.
The term “acquisition proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction, involving HCSB or any of its subsidiaries; and (ii) any acquisition by any person resulting in, or proposal or offer, which, if consummated, would result in, any person becoming the beneficial owner, directly or indirectly, of 10% or more of the total voting power of any class of equity securities of HCSB or any of its subsidiaries, or 10% or more of the consolidated total assets of HCSB, in each case, other than the transactions contemplated by the merger agreement.
The term “superior proposal” means any acquisition proposal with respect to which the board of directors of HCSB (i) determines in good faith that such acquisition proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal and the third party making the acquisition proposal, and (ii) determines in good faith judgment (based on, among other things, the advice of HCSB’s financial advisor) to be more favorable to HCSB’s shareholders than the merger taking into account all relevant factors (including whether, in the good faith judgment of the board of directors of HCSB, after obtaining advice of HCSB’s financial advisor, the third party making such acquisition proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to the merger agreement that may be proposed by United in response to such acquisition proposal).
HCSB must pay to United a termination fee of approximately $2.0 million if, while an acquisition proposal is outstanding or after such an offer has been accepted, (i) either party terminates the merger agreement pursuant to (7) listed above, (ii) HCSB terminates the merger agreement other than pursuant to (2) or (3) listed above, or (iii) United terminates the merger agreement after an adverse recommendation change.
The following summarizes the required conditions of closing:
•
approval of the merger agreement by at least two-thirds of the issued and outstanding shares of HCSB common stock designated as voting common stock and at least a majority of the issued and outstanding HCSB common stock designated as non-voting common stock;

•
approval of the merger and the bank merger by all government authorities, bodies or agencies having jurisdiction over such transactions, including the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Department of Banking and Finance of the State of Georgia and the South Carolina State Board of Financial Institutions, and the expiration of all applicable waiting or similar periods required by law;

•
no order, injunction, decree or judgment preventing the consummation of the merger or the other transactions contemplated by the merger agreement issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or the other transactions contemplated by the merger agreement shall be in effect;

•
no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger;

•
effectiveness of the registration statement of United relating to the shares of United common stock to be issued to HCSB shareholders in the merger, of which this document forms a part, and no stop order shall have been entered with respect thereto;

•
the accuracy of the representations and warranties of each party in the merger agreement as of the date of the merger agreement and the day on which the merger is completed, subject to the materiality standards provided in the merger agreement, except, at each such time, as a result of changes or events expressly permitted or contemplated by the merger agreement or where the failure to be true and correct, either individually or in the aggregate, is not reasonably likely to have a material adverse effect on United;

•
the performance and compliance by each party in all material respects of all agreements and covenants required to be performed by it at or prior to the effective time of the merger under the merger agreement;

•
the delivery of officers’ certificates, secretary’s certificates and certificates of valid existence to United and HCSB by the other;

•
receipt by each of United and HCSB of an opinion of its respective legal counsel as to certain tax matters; and

•
payment of the merger consideration by United.

Surrender of Certificates
A letter of transmittal and instructions for effecting the surrender of certificates representing such holder’s shares of HCSB common stock to United’s exchange agent, Continental Stock Transfer & Trust Company, in order to receive payment of the consideration from United in connection with the merger will be mailed no later than five business days after the closing date of the merger to each holder of HCSB common stock of record at the effective time of the merger.
Upon the surrender of certificates representing such holder’s shares of HCSB common stock (or affidavits of loss in lieu thereof) for cancellation to United’s exchange agent and delivery of the letter of transmittal, duly executed and properly completed, with respect to such certificates, the record holder of such certificates will be entitled to receive in exchange therefore the merger consideration to be paid therefor pursuant to the terms of the merger agreement. No interest will be paid or accrue on any cash payable upon surrender of any certificate representing shares of HCSB common stock.
Until a holder delivers HCSB common stock to United, the holder may not receive payment of any dividends or other distributions on shares of United common stock into which his, her, or its shares of HCSB common stock have been converted, if any.
Required Shareholder Approval and Consent
The holders of at least two-thirds of the outstanding shares of HCSB common stock designated as voting common stock and at least a majority of the outstanding shares of HCSB common stock designated as non-voting common stock must approve the merger agreement for the merger to be completed. Abstentions from voting and broker non-votes will be included in determining whether a quorum is present and will have the effect of a vote against the merger agreement.
As of  [•], 2017, the record date for determining the HCSB shareholders entitled to notice of and to vote at the special meeting, the outstanding voting securities of HCSB consisted of  [•] shares of voting common stock and [•] shares of non-voting common stock, with each registered holder of HCSB common stock being entitled to one vote per share. All of the directors of HCSB have agreed to vote their shares in favor of the merger. As of the record date, HCSB’s directors owned [•] shares, or [•]%, of the outstanding HCSB voting common stock.
Expenses
All expenses incurred by United in connection with the merger, including all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing these materials and all regulatory applications with state and federal authorities will be paid by United. All expenses incurred by HCSB in connection with the merger agreement, including all fees and expenses of its agents, representatives, counsel and accountants will be paid by HCSB.
Conduct of Business of HCSB Pending Closing
The merger agreement provides that, pending consummation of the merger, HCSB will, except as required by applicable law, as expressly required or contemplated by the merger agreement, or with the prior written consent of United:
•
conduct its business only in the ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business);

•
not enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof);

•
maintain its properties and assets in good operating condition, ordinary wear and tear excepted;

•
maintain and keep in full force and effect all material insurance;

•
make no change in the authorized or issued capital stock or other securities of HCSB, or issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of HCSB;

•
not declare or make any dividend, distribution or payment in respect to the HCSB common stock,

•
make no amendment to its articles of incorporation or bylaws, and maintain its corporate existence and powers;

•
not acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to HCSB;

•
not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business, including sales of other real estate owned and properties under contract at or above HCSB’s carrying value as of the date of the merger agreement) or, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any lien any other tangible or intangible asset;

•
provide United with five business days’ prior notice before execution of an agreement to make any loan or extension of credit in an amount in excess of  $500,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of  $500,000);

•
not renew or amend any existing loan or extension of credit that is characterized as “Special Mention”, “Substandard”, “Doubtful”, or “Loss” in the books and records of HCSB; provided, however, that HCSB may amend or renew any existing loan that is characterized as “Special Mention”, “Substandard”, “Doubtful”, or “Loss”, in the event United shall not have disapproved of such request in writing within five (5) business days upon receipt of such request from HCSB;

•
make no material change to its methodology for determining its allowance for loan and lease losses;

•
make no change in the banking and safe deposit arrangements of HCSB, other than in the ordinary course of business, consistent with past practice;

•
not make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of HCSB;

•
except in the ordinary course of business, not terminate, materially amend or waive any material right under any material contract or enter into any contract that would constitute a material contract if it were in effect on the date of the merger agreement;

•
maintain the books and records of HCSB in the usual, regular and ordinary course;

•
not, and will not permit Horry County State Bank to, prepare or file any tax return inconsistent with past practice or, on any tax return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods, make or change any express or deemed election related to taxes, change an annual accounting period, adopt or change any method of accounting, file an amended tax return, surrender any right to claim a refund of taxes, enter into any closing agreements with respect to tax, or consent to any extension or waiver of the limitation period applicable to any tax proceedings related to HCSB or Horry County State Bank;

•
promptly advise United orally and in writing of any change or event having, or which would reasonably be expected to have, a material adverse effect;

•
file all reports required to be filed with any regulatory or governmental agencies between the date of the merger agreement and the closing date of the merger and deliver to United copies of all such reports promptly after the same are filed;

•
not adopt any new benefit plans or programs or amend any existing benefit plans or programs, the effect of which is to increase benefits to any current or former employees, directors, officers or independent contractors or their descendants or beneficiaries or the liabilities of HCSB or its successors; and

•
not grant or enter into any new employment agreement, retention agreement, severance pay, termination pay, retention pay, change in control or transaction or deal bonus or arrangement or other benefit plan.

Limitation on Discussions with Others
The merger agreement provides that HCSB may not, and may not authorize or permit any of its affiliates, officers, directors, employees, agents or advisors to, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider an acquisition proposal (as defined above) of any other third party. In addition, the merger agreement requires HCSB to immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations with any other third party with respect to any acquisition proposal. Furthermore, if HCSB or any of its affiliates, officers, directors, employees, agents, or advisors receives any communication regarding an acquisition proposal between the date of the merger agreement and the closing date of the merger, then HCSB shall immediately notify United of the receipt of such acquisition proposal.
Notwithstanding the foregoing, prior to obtaining the approval of the shareholders of HCSB, the merger agreement does not prohibit HCSB from furnishing nonpublic information regarding HCSB to, or entering into a confidentiality agreement or discussions or negotiations with, any third party in response to a bona fide, unsolicited written acquisition proposal submitted by such third party if: (i) the acquisition proposal did not result from a breach of the merger agreement, (ii) HCSB’s board of directors has determined in good faith, after consultation with its financial advisors and outside counsel, that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal, (iii) HCSB’s board of directors determines in good faith, after consultation with its outside counsel, that a failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the members of the HCSB board of directors, (iv) (A) HCSB gives United prompt (but in no event later than 24 hours) notice (which notice may be oral, and, if oral, shall be subsequently confirmed in writing) (1) of HCSB’s or any of its directors, officers, employees, representatives, agents or advisors receipt of any acquisition proposal (which notice shall include the identity of such person or group and the material terms and conditions of any proposals or offers, including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and (2) of HCSB’s furnishing nonpublic information to, or entering into discussions or negotiations with, such person or group, and (B) HCSB receives from such person or group an executed confidentiality agreement containing terms no less favorable to HCSB than the terms of the confidentiality agreement entered into between HCSB and United, and (v) contemporaneously with, or promptly after, furnishing any such nonpublic information to such person or group, HCSB furnishes such nonpublic information to United (to the extent such nonpublic information has not been previously furnished by HCSB to United). In addition to the foregoing, HCSB shall keep United reasonably informed on a prompt basis of the status and material terms of any such acquisition proposal, including any material amendments or proposed amendments as to price and other material terms thereof and any change in HCSB’s intentions with respect to the transactions contemplated by the merger agreement.
Interests of the Directors and Officers of HCSB in the Merger
In considering the recommendation of the HCSB Board of Directors with respect to the merger agreement, HCSB shareholders should be aware that the executive officers and directors of HCSB have certain interests in the merger that may be different from, or in addition to, the interests of HCSB shareholders generally. The HCSB Board of Directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby and making its recommendation that HCSB shareholders vote to approve the merger agreement. These interests are described in further detail below. For purposes of all HCSB agreements and plans described below, the completion of the merger contemplated by the merger agreement will constitute a change of control, change in control or term of similar meaning.
Indemnification and Insurance
To the fullest extent permitted by applicable law, United has agreed that for six years after the completion of the merger, it will (subject to certain limitations) indemnify, and provide advance of expenses to, present and former HCSB directors and officers with respect to liabilities arising from acts or omissions occurring prior to the merger. Prior to the effective time of the merger, United will purchase, or direct HCSB to purchase, an extended reporting period endorsement under HCSB’s existing directors’ and officers’ liability insurance coverage for acts or omissions occurring prior to the merger effective time by such directors and officers, which shall maintain such HCSB directors’ and officers’ liability insurance policy in effect for a period of six years after the merger effective time; provided that United shall not be obligated to make aggregate annual premium payments for such six-year period an amount in excess of 250% of the annual premium payments on such HCSB directors’ and officers’ liability insurance policy in effect as of the date of the merger agreement. If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds such 250% maximum premium amount, then United shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to such 250% maximum premium amount.
Existing HCSB Employment Agreements
HCSB is currently a party to amended and restated employment agreements, which we refer to as the employment agreements, with each of Jan H. Hollar, J. Rick Patterson, and W. Jack McElveen. These agreements provide that if HCSB terminates Ms. Hollar, Mr. Patterson, or Mr. McElveen without cause or any of them terminates for good reason within 12 months following a change in control, the executive will be entitled to (i) severance compensation in an amount equal to 299% of his or her then current annual base salary plus any bonus earned through the date of termination (including any amounts awarded for previous years but which were not yet paid) and (ii) continued participation, in accordance with the terms of the applicable benefit plans, in HCSB’s group health plan pursuant to plan continuation rules under COBRA. In addition, these agreements provide that any restrictions on any outstanding equity incentive awards (including restricted stock) granted to the executives will lapse and such incentive awards will immediately become 100% vested.
Under these agreements, if any severance payments are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, then the agreements include a “best net after tax” compliance provision. Under these employment agreements, the best net after tax provision will cause the executive’s severance payment to either be (i) reduced to an amount which does not trigger the Section 280G-related excise tax or (ii) paid in full, depending on which payment would result in the executive receiving the greatest after tax payment. If paid in full thus triggering the excise tax, the executive would be liable for any such tax owed on the parachute payments.
Each employment agreement also provides that during the term of employment and for a period of 24 months for Ms. Hollar and Mr. Patterson and for a period of 12 months for Mr. McElveen following termination, the executive may not (a) compete with HCSB or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depositary financial institution or holding company therefor if such depositary institution or holding company has one or more offices within 30 miles from the main office of Horry County State Bank or any branch or loan production office of Horry County State Bank, subject to certain exclusions contained in the employment agreement, (b) solicit Horry County State Bank’s customers with which the executive had material contact in connection with products or services provided by Horry County State Bank for the purpose of providing financial services, or (c) solicit Horry County State Bank’s employees or consultants.
Severance and Release Agreements
Each of Ms. Hollar and Messrs. Patterson and McElveen are expected to enter into a severance and release agreement, which we refer to as the severance agreements, with United. The purpose of these agreements is to provide severance pay to Ms. Hollar and Messrs. Patterson and McElveen in full and complete satisfaction of the obligations to Ms. Hollar and Messrs. Patterson and McElveen under their existing employment agreements with HCSB, which are summarized above. For an estimate of the amounts that would be payable in connection with the merger to each of Ms. Hollar and Messrs. Patterson and McElveen pursuant to the severance agreements, see “Quantification of Potential Payments to HCSB’s Named Executive Officers in Connection with the Merger” below. In exchange for the payments under the severance agreements, Ms. Hollar and Messrs. Patterson and McElveen will release and discharge United from any and all claims, demands, and liabilities that Ms. Hollar and Messrs. Patterson and McElveen have ever had or may have against United or United’s officers, directors, or employees, both known and unknown, including, but not limited to, any and all claims, demands, and liabilities based on employment or the termination of the employment relationship. Ms. Hollar and Messrs. Patterson and McElveen will also agree not to file or consent to the filing of any lawsuit, complaint, or action against United, or United’s officers, directors, or employees arising out of or in any way related to her or his employment or the termination of her or his employment.
Treatment of Outstanding HCSB Restricted Stock
Each share of HCSB common stock subject to restrictions on transfer and/or forfeiture granted under the HCSB 2016 Equity Incentive Plan that is issued and outstanding immediately prior to the effective time will become fully vested and will be converted automatically into and represent the right to receive the merger consideration, subject to any income or employment tax withholding required under the Internal Revenue Code of 1986, as amended, or any provision of applicable law.
As of the date of this document, Ms. Hollar, Mr. Patterson, and Mr. McElveen held 12,000,000 shares, 7,500,000 shares, and 5,000,000 shares, respectively, of unvested HCSB restricted stock. For an estimate of the amounts that would be payable in connection with the merger to each of Ms. Hollar and Messrs. Patterson and McElveen on settlement of their unvested equity-based awards, see “Quantification of Potential Payments to HCSB’s Named Executive Officers in Connection with the Merger” below.
Other than the named executive officers, no HCSB directors hold unvested HCSB equity awards and two HCSB executive officers hold 3,250,000 shares of unvested HCSB restricted stock.
Employment with United
As of the date of this document, no named executive officer of HCSB has been offered employment with United.

Quantification of Potential Payments to HCSB’s Named Executive Officers in Connection with the Merger
The following table and related footnotes are intended to comply with Item 402(t) of Regulation S-K under the Securities Exchange Act of 1934, which requires disclosure of information about the payments and benefits that each of HCSB’s “named executive officers,” which consists of its principal executive officer, principal financial officer and the other most highly compensated executive officer, will or may receive that are based on or otherwise relate to the merger (“merger-based compensation”). This merger-based compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. This compensation is subject to a non-binding advisory vote of HCSB’s holders of voting common stock, as described in “PROPOSAL NO. 2 — ADVISORY VOTE ON MERGER-RELATED COMPENSATION.”
The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including an assumption that the employment of each of the three named executive officers is terminated immediately following the completion of the merger, and do not reflect certain compensation actions that may occur before the completion of the merger. For purposes of calculating such amounts, we have assumed July 3, 2017 as the closing date of the merger.
Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursements ($)	Other ($)(3)	Total ($)
Jan H. Hollar	$771,217	$511,461	—	—	—	$20,000	$1,302,678
J. Rick Patterson	$685,526	$319,663	—	—	—	—	$1,005,189
William J. McElveen, Jr.	$685,526	$213,109	—	—	—	$20,000	$918,635

(1)
The amounts set forth represent double trigger payments (i.e., amounts triggered by a change in control for which payment is conditioned upon the executive officer’s termination without cause or resignation for good reason within a twelve month time period following the change in control) due to the named executive officer pursuant to their employment agreements. These amounts also include minimum pro-rata annual bonuses due to Ms. Hollar, Mr. Patterson and Mr. McElveen, respectively, for the year in which the change in control occurs pursuant to their employment agreements.

(2)
The amounts set forth represent the value attributable to the vesting of the registered stock previously granted to Ms. Hollar, Mr. Patterson, and Mr. McElveen that will vest immediately upon completion of the merger. These values were determined based on the acceleration of vesting upon a change in control of all unvested restricted stock assuming the following: (i) a fair market value as of July 3, 2017 (the intended date of the change in control) of  $0.145 and (ii) both performance measures had already been met but none of the annual time vesting milestones had been achieved.

(3)
The amounts set forth represent the value attributable to the right of each of the named executive officers to continued participation, in accordance with the terms of the applicable benefit plans, in HCSB’s group health plan pursuant to plan continuation rules under COBRA for the legally required periods, pursuant to their employment agreements. These values are estimated to be $20,000 for each executive, except for Patterson who does not participate in the HCSB health plan and would decline any COBRA benefits.

Differences in Legal Rights between Shareholders of HCSB and United
Following the merger you will no longer be a HCSB shareholder and, if you receive shares of United following the merger, your rights as a shareholder will no longer be governed by HCSB’s articles of incorporation and bylaws and the SCBCA. You will be a United shareholder and your rights as a United shareholder will be governed by United’s articles of incorporation and bylaws and the Georgia Business Corporation Code. Your former rights as a HCSB shareholder and your new rights as a United shareholder are different in certain ways, including the following:

	HCSB Shareholder Rights	United Shareholder Rights
Authorized, Issued and Outstanding Capital Stock	The authorized capital stock of HCSB currently consists of 500,000,000 shares of voting common stock, $0.01 par value per share, 150,000,000 shares of non-voting common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of [•], 2017, [•] shares of common stock were issued and outstanding, [•] shares of non-voting common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.	The authorized capital stock of United currently consists of 150,000,000 shares of common stock, $1.00 par value per share, 26,000,000 shares of non-voting common stock, $1.00 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share. As of [•], 2017, [•] shares of common stock were issued and outstanding, no shares of non-voting common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.
Shareholder Ability to Call Special Meetings	The bylaws of HCSB provide that special meetings may be called by the Chief Executive Officer, the President, the Chairman of the Board of Directors or a majority of the Board of Directors, and by the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at such special meeting.	The bylaws of United provide that special meetings may be called by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President or the Chief Financial Officer, and by the holders of at least 25% of the shares of shares entitled to vote on the matter considered at the special meeting.
Advance Notice Requirements for Shareholder Proposals	The bylaws of HCSB provide that for business to be brought properly before an annual meeting by a shareholder, the shareholder must have given timely notice in writing to the Secretary. To be timely, the notice must be given, either by personal delivery or by United States mail, postage prepaid, return receipt requested, to the Secretary not less than 30 nor more than 60 days in advance of the annual meeting. A shareholder’s notice shall set forth for each matter the shareholder proposes to bring before the annual meeting (i) a description of the business desired to be brought before the annual meeting (including the specific proposal(s) to be presented) and the reasons for conducting such business at the annual meeting; (ii) the name and record address of the shareholder proposing such business; (iii) the class and number of shares that are owned of record, and the class and number of shares that are held beneficially, but not held of record, by the shareholder as of the record date of the meeting; and (iv) any interest of the shareholder in such business. HCSB shareholders do not have the ability to submit a	The bylaws of United provide that for business to be brought properly before an annual meeting by a shareholder, the stockholder must have given timely notice of the business in writing to the Secretary. To be timely, the notice must be delivered or mailed to and received at the principal offices of United on or before the later to occur of (i) 14 days prior to the annual meeting or (ii) five days after notice of the meeting is provided to the shareholders. A shareholder’s notice must set forth (i) a brief description of each matter of business the shareholder proposes to bring before the meeting and the reasons for conducting that business at the meeting; (ii) the name, as it appears on United’s books, and address of the shareholder proposing the business; (iii) the series or class and number of shares of United’s capital stock that are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in the proposed business. United shareholders do not have the ability to submit a proposal for a special meeting of shareholders.

	HCSB Shareholder Rights	United Shareholder Rights
proposal for a special meeting of shareholders.
Number of Directors	The bylaws of HCSB provide that the number of directors may be increased or decreased by action of the HCSB Board of Directors at any time, but in no event shall the number be less than five or greater than 25. If, in any case after proxy materials for an annual meeting have been mailed, any person nominated becomes unable or unwilling to serve, the number of authorized directors shall automatically be reduced by a number equal to the number of such persons. HCSB’s Board of Directors currently has seven directors.	The bylaws of United provide that the number of directors on United’s Board of Directors may range from eight to fourteen. The number of directors may be increased or decreased from time to time by the Board of Directors by resolution, but no decrease shall have the effect of shortening the term of an incumbent director. United’s Board of Directors currently has nine directors.
Removal of Directors	The bylaws of HCSB provide that directors may be removed with or without cause by the affirmative vote of the holders of at least a majority of the shares entitled to vote at an election of directors.	The articles of incorporation of United provide that directors may be removed only for cause and only upon the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote on the removal.
Approval of Business Transactions	The SCBCA provides that, unless the articles of incorporation require a different vote, a plan of merger or share exchange may only be approved by (i) two-thirds of the votes entitled to be cast on the plan, regardless of the class or voting group to which the shares belong and (ii) two-thirds of the votes entitled to be cast on the plan within each voting group entitled to vote as a separate voting group on the plan. The articles of incorporation of HCSB do not alter this default voting standard with respect to HCSB voting common stock. However, the articles of incorporation of HCSB alter this default voting standard with respect to HCSB non-voting common stock by requiring the holders of a majority of the issued and outstanding shares of non-voting common stock to approve any agreement, merger or business consolidation, or any other transaction or action by HCSB that would have the effect of changing any preference or any relative or other right provided for the benefit of the holders of the HCSB non-voting common stock.	Neither the articles of incorporation nor bylaws of United require any supermajority approval of business transactions generally. The articles of incorporation of United provide that in order to engage in a merger, consolidation, sale or transfer or disposition of all or substantially all of the assets of United, sale of $1 million or more in securities, a plan of liquidation, or any other transaction with any holder of 10% or more of the issued and outstanding shares of United that would increase the percentage ownership of such shareholder, such transaction must be approved by either a resolution adopted by at least three-fourths of the directors then in office, or the affirmative vote of the holders of at least 75% of the outstanding shares of common stock of United and the separate affirmative vote of at least 75% of the outstanding shares of common stock, excluding those shares held by such shareholder.

	HCSB Shareholder Rights	United Shareholder Rights
The South Carolina Business Combinations Statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a “business combination” (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation’s board of directors before the 10% shareholder’s share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose articles of incorporation contain a provision electing not to be covered by the law. The articles of incorporation of HCSB do not contain such a provision.
Shareholder Action Without Meeting	The SCBCA provides that shareholder action by written consent in lieu of a meeting is permitted only if such consent is unanimous. Neither the articles of incorporation nor bylaws of HCSB alter this default standard.	The bylaws of United provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a written consent (or consents) has been signed by the holders of outstanding United stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent must be given to those shareholders who have not consented in writing.

	HCSB Shareholder Rights	United Shareholder Rights
Exclusive Forum	The bylaws of HCSB do not set forth an exclusive forum for legal proceedings.	The bylaws of United provide that the United States District Court for the Northern District of Georgia or, if such court lacks jurisdiction, any Georgia state court that has jurisdiction, shall, to the fullest extent permitted by law, be the sole and exclusive forum for certain legal proceedings.
Amendments to Articles of Incorporation and Bylaws	The SCBCA provides that, unless the articles of incorporation require a different vote, a South Carolina corporation’s articles of incorporation generally may be amended only upon approval by (i) two-thirds of the votes entitled to be cast on the amendment, regardless of the class or voting group to which the shares belong and (ii) two-thirds of the votes entitled to be cast on the amendment within each voting group entitled to vote as a separate voting group on the amendment. The articles of incorporation of HCSB do not alter this default voting standard. HCSB’s bylaws provide that HCSB’s Board of Directors may alter, amend or repeal any provision of the bylaws, or new bylaws may be adopted at any meeting at which a quorum is present, by the affirmative vote of a majority of the directors. HCSB’s bylaws also provide that HCSB’s shareholders may alter, amend or repeal any provision of the bylaws, or new bylaws may be adopted at any meeting of the shareholders at which a quorum is present or represented by proxy, by the affirmative vote of the holders of a majority of each class of shares entitled to vote thereon. Upon adoption of any new bylaw by the shareholders, the shareholders may expressly provide that the Board of Directors may not adopt, amend or repeal that bylaw or any bylaw on that subject.	United’s articles of incorporation specifically provide that any amendment or repeal of any provision of the articles of incorporation or Article II (Stockholders’ Meetings) or Article III (Board of Directors) of the bylaws requires the affirmative vote of holders of a majority of the shares of United’s capital stock then issued and outstanding and entitled to vote on such matters. United’s bylaws provide that United’s Board of Directors may alter, amend or repeal United’s bylaws or adopt new bylaws, subject to the voting requirement included in United’s articles of incorporation. Any bylaws adopted by United’s Board of Directors may be altered, amended or repealed, and new bylaws adopted, by the shareholders of United.
Dividends
United declared cash dividends of  $0.09 per share of common stock in the first quarter of 2017, $0.30 per share in 2016, $0.22 per share in 2015 and $0.11 per share in 2014. United intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by United’s

Board of Directors after consideration of certain non-financial and financial factors including earnings, capital requirements, and the financial condition of United, and will depend on cash dividends paid to it by its subsidiary bank. The ability of United’s subsidiary bank to pay dividends to it is restricted by certain regulatory requirements.
No cash dividends were declared on HCSB’s common stock in the first quarter of 2017 or in 2016, 2015 or 2014.
Accounting Treatment
The merger will be accounted for as a purchase for financial reporting and accounting purposes under generally accepted accounting principles in the United States. After the merger, the results of operations of HCSB will be included in the consolidated financial statements of United. The merger consideration will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible and identified intangible assets of HCSB acquired will be recorded as goodwill. Any identified intangible asset may be amortized by charges to operations under generally accepted accounting principles in the United States.
Regulatory Approvals
The Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Department of Banking and Finance of the State of Georgia and the South Carolina State Board of Financial Institutions must approve the merger. In determining whether to grant that approval, the Federal Reserve will consider the effect of the merger on the financial and managerial resources and future prospects of the companies and banks concerned and the convenience and needs of the communities to be served.
The review of the merger application by the Federal Reserve, the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance or the South Carolina State Board of Financial Institutions will not include an evaluation of the proposed transaction from the financial perspective of the individual shareholders of HCSB. Further, no shareholder should construe an approval of the merger application by the Federal Reserve, the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance or the South Carolina State Board of Financial Institutions to be a recommendation that the shareholders vote to approve the proposal. Each shareholder entitled to vote should evaluate the proposal to determine the personal financial impact of the completion of the proposed transaction. Shareholders not fully knowledgeable in such matters are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal including any determination that the completion of the proposed transaction is in the best financial interest of the shareholder.
Dissenters’ Rights
Under South Carolina law, holders of HCSB common stock will be entitled to dissent from the merger and to obtain payment in cash of the fair value of his or her shares of HCSB common stock. Set forth below is a summary of the procedures that must be followed by the holders of HCSB common stock in order to exercise their dissenters’ rights of appraisal. This summary is qualified in its entirety by reference to the text of the applicable South Carolina statutes, a copy of which is attached as Appendix B to this document.
A record holder of HCSB common stock who wishes to assert dissenters’ rights (i) must deliver to HCSB before the vote is taken on the merger agreement written notice of his or her intent to demand payment for his or her shares if the merger is effectuated, and (ii) must not vote his or her shares in favor of the merger agreement.
If the merger is approved at the HCSB special meeting, HCSB will deliver, no later than 10 days after the special meeting, a written dissenters’ notice to all HCSB shareholders who satisfied the two requirements set forth above. The written dissenters’ notice will state where the payment demand must be sent and where stock certificates must be deposited, will include a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the merger and requires that the person asserting dissenters’ rights certify whether or not he or she or, if he or she is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date, and will set a date by which HCSB must receive the payment demand, which date will not be less than 30 or more than 60 days after the written dissenters’ notice is delivered. A dissenting shareholder who does not demand payment or deposit his or her share certificate as required by the dissenters’ notice will not be entitled to payment for his or her shares, and such shareholder’s shares of HCSB common stock will be converted into the right to receive the merger consideration in connection with the merger.
As soon as the merger is consummated, or upon receipt of a payment demand, HCSB will pay to each dissenting shareholder who properly demanded payment the amount HCSB estimates to be the fair value of his or her shares, plus accrued interest. If the shareholder believes the amount of the payment is less than fair value or that the interest is calculated incorrectly or HCSB fails to make payment within 60 days after the date set for demanding payment, or if the merger is not consummated, HCSB fails to return the deposited certificates within 60 days after the date set for demanding payment, he or she may notify HCSB in writing of his or her own estimate of fair value and amount of interest due and demand payment of his estimate (less the payment already received). However, a dissenting shareholder waives his or her right to demand additional payment if he or she fails to notify HCSB of his or her demand in writing within 30 days after HCSB made payment for his or her shares. If a demand for payment remains unsettled, HCSB will commence a court proceeding to determine the fair value of the shares and the accrued interest.
Exercise of dissenters’ rights by holders of HCSB common stock will result in the recognition of gain or loss, as the case may be, for federal income tax purposes.
Material U.S. Federal Income Tax Consequences and Opinion of Tax Counsel
Subject to the limitations, assumptions and qualifications described herein, in the opinion of each of Troutman Sanders LLP and Nelson Mullins Riley & Scarborough, LLP, the following discussion summarizes the anticipated material U.S. federal income tax consequences of the merger generally applicable to “U.S. holders” (as defined below) of HCSB common stock that exchange their shares in the merger. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and differing interpretations. The opinions of tax counsel for each of United and HCSB are filed as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement on Form S-4 of which this document is a part. These opinions will be based on representations, covenants and undertakings provided by United and HCSB and on customary factual assumptions. If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the mergers could be adversely affected. Neither of the opinions described above will be binding on the IRS or any court. United and HCSB have not sought and will not seek any ruling from the IRS regarding any matters relating to the mergers, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.
This summary is limited to U.S. holders (as defined below) that hold their shares of HCSB common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address all of the tax consequences that may be relevant to a particular HCSB shareholder or to HCSB shareholders that are subject to special rules under U.S. federal income tax laws, such as: shareholders that are not U.S. holders; banks, thrifts, or other financial institutions; insurance companies; mutual funds; tax-exempt organizations; S corporations, partnerships or other pass-through entities (or investors in such entities); regulated investment companies; real estate investment trusts; retirement plans, individual retirement accounts or other tax-deferred accounts; dealers in stocks and securities or currencies; persons subject to the alternative minimum tax provisions of the Code; former citizens or residents of the U.S.; persons whose functional currency is not the U.S. dollar; traders in securities that elect to use a mark-to-market method of accounting; persons who own more than 5% of the outstanding common stock of HCSB; persons who hold HCSB common stock as part of a straddle, hedge, constructive sale, wash sale, conversion or other integrated transaction; and U.S. holders who acquired their shares of HCSB common stock through the exercise of an employee stock option, through a qualified retirement plan or otherwise as compensation.

In addition, this discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any other U.S. federal tax consequences (such as gift or estate taxes) including any tax consequences arising under the unearned income Medicare contribution tax pursuant to Section 1411 of the Code. Determining the actual tax consequences of the merger to each HCSB shareholder may be complex. They will depend on each HCSB shareholder’s specific situation and on factors that are not within the control of United or HCSB. Accordingly, each HCSB shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.
For purposes of this section, the term “U.S. holder” means a beneficial owner of HCSB common stock that for United States federal income tax purposes is: a citizen or resident of the United States; a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate that is subject to U.S. federal income tax on its income regardless of its source; or a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.
If a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds HCSB common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.
Holders of HCSB common stock are urged to consult with their own tax advisors as to the tax consequences of the merger given their particular circumstances.
Tax Consequences of the Merger
The merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Consummation of the merger is conditioned upon each of United and HCSB receiving a written tax opinion, dated the closing date of the merger, from their respective outside legal counsels to the effect that, based upon facts, representations and assumptions set forth in such opinions, (i) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) United and HCSB will each be a party to that reorganization within the meaning of Section 368(b) of the Code. An opinion of counsel represents the counsel’s best legal judgment and is not binding on the IRS or any court, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any such opinion. In addition, if any of the representations or assumptions upon which these opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each HCSB shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.
Tax Consequences to United and HCSB
Each of United and HCSB will be a party to the merger within the meaning of Section 368(b) of the Code, and neither United nor HCSB will recognize any gain or loss as a result of the merger.
Tax Consequences to Shareholders
Exchange Solely for United Common Stock.   A U.S. holder will not recognize any gain or loss in connection with such U.S. holder’s exchange of all of its shares of HCSB common stock for shares of United common stock, except in respect of cash received in lieu of any fractional share of United common stock.
Cash Received in Lieu of a Fractional Share.   If a U.S. holder receives cash in the merger instead of a fractional share interest in United common stock, the U.S. holder will be treated as having received such fractional share in the merger, and then as having received cash in exchange for such fractional share. Gain or loss will be recognized in an amount equal to the difference between the amount of cash received and the HCSB’s shareholder’s adjusted tax basis allocable to such fractional share. This gain or loss will be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder held its shares of HCSB common stock for more than one year.

Exchange Solely for Cash upon Exercise of Dissenters’ Rights.   Upon the proper exercise of dissenters’ rights, the exchange of HCSB shares solely for cash generally will result in recognition of gain or loss by the U.S. holder in an amount equal to the difference between the amount of cash received by the U.S. holder and the U.S. holder’s tax basis in its HCSB common stock (generally the purchase price paid by the U.S. holder to acquire such stock). The gain or loss generally will be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder held its shares of HCSB common stock for more than one year.
Tax Basis in, and Holding Period for, United Common Stock.   The aggregate tax basis of the United common stock received by a U.S. holder as a result of the merger will be the same as such shareholder’s aggregate tax basis in its HCSB common stock surrendered in the merger, decreased by the amount of basis allocable to a fractional share of United common stock deemed received and exchanged for cash in the merger) (as discussed above). The holding period of the United common stock (including any fractional share deemed received and redeemed as discussed above) a U.S. holder receives as a result of the exchange will include the holding period of HCSB common stock surrendered in the merger. If a U.S. holder has differing bases or holding periods in respect of its shares of HCSB common stock, it should consult its tax advisor with regard to identifying the bases or holding periods of the particular shares of United common stock received in the exchange.
Backup Withholding and Information Reporting.   A non-corporate U.S. holder may be subject under certain circumstances to information reporting and backup withholding (currently at a rate of 28%) on any cash payments received. A U.S. holder generally will not be subject to backup withholding, however, if such U.S. holder (1) furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or (2) provide proof that it is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided such U.S. holder timely furnishes the required information to the IRS. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.
A HCSB shareholder who receives United common stock as a result of the merger will be required to retain records pertaining to the merger. Each HCSB shareholder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives United common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such HCSB shareholder’s basis in the HCSB common stock surrendered and the fair market value of the United common stock and cash received in the merger. A “significant holder” is a holder of HCSB common stock who, immediately before the merger, owned at least 5% of the outstanding stock of HCSB or securities of HCSB with a basis for federal income tax purposes of at least $1 million.
THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. HCSB SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF NON-U.S., FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

PROPOSAL NO. 2 — ADVISORY VOTE ON MERGER-RELATED COMPENSATION
Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Securities Exchange Act of 1934 require that HCSB seek a non-binding advisory vote from its shareholders to approve certain compensation that its named executive officers will receive from HCSB and Horry County State Bank in connection with the merger.
HCSB is presenting this proposal, which gives HCSB shareholders the opportunity to express their views on such merger-related compensation by voting for or against the following resolution:
“RESOLVED, that the compensation that may become payable to HCSB’s named executive officers in connection with the completion of the merger, as disclosed in the section captioned “Proposal 1 —  Description of the Merger — Interests of Directors and Officers of HCSB in the Merger” and the related tables and narrative, is hereby approved.”
The HCSB Board of Directors unanimously recommends that shareholders approve the merger-related compensation arrangements described in this document by voting “FOR” the above proposal.
Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on HCSB or United. Therefore, if the merger is approved by the HCSB shareholders and completed, the merger-related compensation will still be paid to the HCSB named executive officers.

INFORMATION ABOUT UNITED COMMUNITY BANKS, INC.
General
Financial and other information about United is set forth on United’s Form 10-K for the year ended December 31, 2016 (which includes certain provisions of United’s Proxy Statement for its 2017 Annual Meeting) and the quarterly report on Form 10-Q for the quarter ended March 31, 2017 which is incorporated herein by reference.
Securities
The authorized capital stock of United currently consists of 150,000,000 shares of common stock, $1.00 par value per share, 26,000,000 shares of non-voting common stock, $1.00 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share.
Common Stock
All voting rights are vested in the holders of the common stock. Each holder of common stock is entitled to one vote per share on any issue requiring a vote at any meeting. The shares do not have cumulative voting rights. Upon liquidation, holders of United’s common stock, together with holders of United’s non-voting common stock, junior preferred stock, junior participating preferred stock and Series E preferred stock, will be entitled to receive on a pro rata basis, after payment or provision for payment of all our debts and liabilities, and after all distributions payments are made to holders of United’s Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock and Series H preferred stock, all of United’s assets available for distribution, in cash or in kind.
Subject to the rights of holders of United’s Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock and Series H preferred stock to receive dividends, all shares of United’s common stock, together with all shares of United’s non-voting common stock, junior preferred stock and Series E preferred stock, are entitled to share equally in any dividends that United’s Board of Directors may declare on its common stock, non-voting common stock, junior preferred stock and Series E preferred stock from sources legally available for distribution.
The outstanding shares of United common stock are, and the shares of United common stock to be issued by United in connection with the merger will be, duly authorized, validly issued, fully paid, and nonassessable.
As of  [•], 2017, [•] shares of common stock were issued and outstanding, exclusive of  [•] shares issuable to participants in United’s Deferred Compensation Plan and [•] shares reserved for issuance upon the exercise of outstanding options and vesting of restricted stock.
Non-Voting Common Stock
United’s authorized non-voting common stock consists of 26,000,000 shares. Except with respect to voting rights and as specifically set forth below, the non-voting common stock has the same designations, powers, preferences, limitations, restrictions, and relative rights as, and is identical in all respects to, United’s common stock.
Except as required by Georgia law or United’s articles of incorporation, holders of the non-voting common stock have no right to vote on any matter submitted to a vote at a meeting of United’s shareholders. United’s articles of incorporation provide that, in addition to any other vote required by law, the affirmative vote of the holders of a majority of the outstanding shares of the non-voting common stock, voting separately as a class, will be required to amend, alter or repeal any provision of the articles of incorporation that significantly and adversely affects the rights, preferences or privileges of the non-voting common stock.
Subject to any preferential dividend rights of any preferred stock of United, the holders of non-voting common stock will be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by United’s Board of Directors on the common stock. If a dividend is declared and paid with respect to United’s common stock, then the Board of Directors will declare and pay an equivalent dividend, on a per share basis, to the non-voting common stock. Likewise, if the Board of Directors declares and pays a dividend on the non-voting common stock, it will declare and pay an equivalent dividend, on a per share basis, on the common stock.
After distribution in full of any preferential amount to be distributed to the holders of any preferred stock of United, holders of non-voting common stock and common stock will be entitled to receive, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of United, all of United’s remaining assets of whatever kind available for distribution to the shareholders ratably in proportion to the number of shares of common stock and non-voting common stock held by them.
The non-voting common stock may be converted into common stock by any holder of non-voting common stock, other than the initial holder of such non-voting common stock or an affiliate thereof, who acquires one or more shares of non-voting common stock in an “Approved Transfer”. An “Approved Transfer” means a sale or other transfer (i) to an affiliate of the holder of the non-voting common stock to be transferred under common control with such holder’s ultimate parent, general partner or investment advisor but only if the transferee agrees in writing for the benefit of United to be bound by the terms of an applicable Investor Agreement; (ii) in a widely distributed public offering registered pursuant to the Securities Act of 1933; (iii) to a person that is acquiring at least a majority of United’s outstanding “voting securities” (as defined in the Bank Holding Company Act and any rules or regulations promulgated thereunder) not including any voting securities such person is acquiring from the holder of the non-voting common stock to be transferred or its affiliates; or (iv) upon certification by the holder of the non-voting common stock to be transferred in writing to United that such holder believes that the transferee shall not, after giving effect to such transfer, own for purposes of the Bank Holding Company Act, or the Change of Bank Control Act, and any rules and regulations promulgated thereunder, more than 2% of any class of voting securities of United outstanding at such time.
As of  [•], 2017, no shares of non-voting common stock were issued and outstanding.
Preferred Stock
United is authorized to issue 10,000,000 shares of preferred stock, issuable in specified series and having specified voting, dividend, conversion, liquidation, and other rights and preferences as United’s Board of Directors may determine. The preferred stock may be issued for any lawful corporate purpose without further action by United shareholders. The issuance of any preferred stock that has conversion rights might have the effect of diluting the interests of United’s other shareholders. In addition, shares of preferred stock could be issued with certain rights, privileges, and preferences, which would deter a tender or exchange offer or discourage the acquisition of control of United.
Of such authorized number of shares of preferred stock, (i) 1,000,000 shares of junior preferred stock are authorized, with no shares issued and outstanding; (ii) 287,411 shares of Series A preferred stock are authorized, with no shares issued and outstanding; (iii) 180,000 shares of Series B preferred stock are authorized, with no shares issued and outstanding; (iv) 65,000 shares of Series C preferred stock are authorized, with no shares issued and outstanding; (v) 25,000 shares of Series D preferred stock are authorized, with no shares issued and outstanding; (vi) 1,000,000 shares of Series E preferred stock are authorized, with no shares issued and outstanding; (vii) 195,872 shares of Series F preferred stock are authorized, with no shares issued and outstanding; (viii) 151,185 shares of Series G preferred stock are authorized, with no shares issued and outstanding, and (ix) 9,992 shares of Series H preferred stock are authorized, with no shares issued and outstanding.
Trust Preferred Securities
United has four wholly-owned statutory trusts, which have issued guaranteed preferred interests in United’s junior subordinated deferrable interest debentures. The debentures represent the sole asset of each of the trusts. These debentures qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of the trusts are owned by United. United has entered into contractual arrangements which, taken collectively, fully and unconditionally, guarantee payment of: (1) accrued and unpaid distributions required to be paid on the securities; (2) the redemption price with respect to any securities called for redemption by the respective trust; and (3) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of the respective trust. The following is a description of each trust preferred security.
In September 2006, United acquired Southern Bancorp, Inc. (“SBC”) and its wholly owned Delaware statutory trust, Southern Bancorp Capital Trust I (“SBC Trust”), which issued $4.25 million of floating rate capital securities of SBC Trust and $132,000 in floating rate common securities to SBC. The proceeds from the issuance of the securities were used by SBC Trust to purchase $4.382 million of junior subordinated debentures of SBC that bear interest at a rate, reset quarterly, equal to the prime rate plus 1%. The securities accrue and pay distributions quarterly at the then applicable interest rate. The securities mature on March 31, 2034 unless the maturity date is accelerated pursuant to the indenture after March 31, 2009. United has the right to redeem the debentures purchased by SBC Trust: (1) in whole or in part, on or after March 31, 2009 at par, and (2) in whole (but not in part), at any time, within 90 days following the occurrence and during the continuation of a tax event, an investment company event or a capital treatment event at par. As specified in the debenture, if the debentures are redeemed prior to maturity, the redemption price will include any accrued but unpaid interest.
In October 2008, United formed a wholly owned Delaware statutory business trust, United Community Statutory Trust III (“United Statutory Trust III”), which issued $1.238 million of trust preferred securities. The proceeds from the sale of the trust preferred securities were used by United Statutory Trust III to purchase $1.238 million in aggregate principal amount of United’s variable rate junior subordinate debentures, which bear interest at a variable rate equal to prime plus 3%. The securities accrue and pay distributions at a variable rate equal to the prime rate plus 3% per annum of the stated liquidation value of  $1,000 per capital security. The securities are mandatorily redeemable upon maturity of the debentures on October 31, 2038, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by United Statutory Trust III (i) on or after October 31, 2013 or (ii) at any time upon certain events, such as change in the regulatory capital treatment of the trust preferred securities, United Statutory Trust III being deemed an investment company or the occurrence of certain adverse tax events.
In July 2016, United acquired Tidelands Bancshares, Inc. (“Tidelands”) and its wholly-owned Delaware statutory trusts, Tidelands Statutory Trust I (“Tidelands Trust I”) and Tidelands Statutory Trust II (“Tidelands Trust II”). Tidelands Trust I issued $8.0 million of trust preferred securities and $248,000 of common securities. The proceeds from the sale of the securities were used by Tidelands Trust I to purchase $8.248 million in aggregate principal amount of Tidelands’ floating rate junior subordinated notes, which bear interest at a variable rate equal to the three-month LIBOR plus 1.38% per annum of the stated liquidation value of  $1,000 per capital security. The securities are mandatorily redeemable upon maturity of the debentures on March 30, 2036, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by Tidelands Trust I (i) on or after March 30, 2011, or (ii) at any time upon certain events, such as change in the regulatory capital treatment of the trust preferred securities, Tidelands Trust I being deemed an investment company or the occurrence of certain adverse tax events.
Tidelands Trust II issued $6.0 million of trust preferred securities and $186,000 of common securities. The proceeds from the sale of the securities were used by Tidelands Trust II to purchase $6.186 million in aggregate principal amount of Tidelands’ floating rate junior subordinated notes, which bear interest at a variable rate equal to the three-month LIBOR plus 5.075% per annum of the state liquidation value of $1,000 per capital security. The securities are mandatorily redeemable upon maturity of the debentures on June 30, 2038, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by Tidelands Trust II (i) on or after June 30, 2013, or (ii) at any time upon certain events, such as change in the regulatory capital treatment of the trust preferred securities, Tidelands Trust II being deemed an investment company or the occurrence of certain adverse tax events.
Transfer Agent and Registrar
The transfer agent and registrar for United’s common stock and the debentures is Continental Stock Transfer & Trust Company.

Certain Provisions of United’s Articles of Incorporation and Bylaws Regarding Change of Control
Ability to Consider Other Constituencies
United’s articles of incorporation permit its Board of Directors, in determining what is believed to be in the best interest of United and its shareholders, to consider the interests of its employees, customers, suppliers and creditors, the communities in which its offices and establishments are located and all other factors that they consider pertinent, in addition to considering the effects of any actions on United and its shareholders. This provision permits United’s Board of Directors to consider numerous judgmental or subjective factors affecting a proposal, including some non-financial matters, and on the basis of these considerations may oppose a business combination or some other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of its shareholders.
Amendments to Articles of Incorporation and Bylaws
United’s articles of incorporation specifically provide that any amendment or repeal of any provision of the articles of incorporation or Article II (Stockholders’ Meetings) or Article III (Board of Directors) of the bylaws requires the affirmative vote of holders of a majority of the shares of United’s capital stock then issued and outstanding and entitled to vote on such matters.
Supermajority Approval of Interested Business Combinations
United’s articles of incorporation provide that if a proposed business combination between United and any interested shareholder is not approved by three-fourths of all directors of United then in office, the business combination must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares of United’s common stock, including the affirmative vote of the holders of at least 75% of the outstanding shares of common stock held by shareholders other than the interested shareholder. This provision may discourage attempts by other corporations or groups to acquire control of United, without negotiation with management, through the acquisition of a substantial number of shares of United’s stock followed by a forced merger. This provision may also enable a minority of the shareholders of United to prevent a transaction favored by a majority of the shareholders, and may discourage tender offers or other non-open market acquisitions of United’s common stock because of the potentially higher vote requirements for shareholder approval of any subsequent business combination. Additionally, in some circumstances, United’s Board of Directors could, by withholding its consent to such a transaction, cause the 75%/75% shareholder vote to be required to approve a business combination, thereby enabling management to retain control over the affairs of United and their present positions with United.
Removal of Directors
United’s articles of incorporation provide that a member of United’s Board of Directors may only be removed for cause, and only upon the affirmative vote of two-thirds of the outstanding shares of capital stock of United entitled to vote thereon. This provision may prevent a significant shareholder from avoiding board scrutiny of a proposed business combination by merely removing directors with conflicting views, and may encourage individuals or groups who desire to propose takeover bids or similar transactions to negotiate with the Board of Directors. However, outside of the context of an acquisition attempt, it may serve as an impediment to a more legitimate need to remove a director.
INFORMATION ABOUT HCSB FINANCIAL CORPORATION
Financial and other information about HCSB is set forth on HCSB’s Form 10-K, as amended on Form 10-K/A for the year ended December 31, 2016 and the quarterly report on Form 10-Q for the quarter ended March 31, 2017 which is incorporated herein by reference.
INTEREST OF CERTAIN PERSONS IN THE MERGER
Interests of executive officers and directors of HCSB in the proposed merger are discussed above under the heading “Proposal No. 1 — The Merger — Interests of the Directors and Officers of HCSB in the Merger”, at page 42.

LEGAL MATTERS
Troutman Sanders LLP and Nelson Mullins Riley & Scarborough, LLP will deliver at the effective time their opinions to United and HCSB, respectively, as to certain United States federal income tax consequences of the merger. Please see the section entitled “Material United States Federal Income Tax Consequences of the Merger.” Troutman Sanders LLP, counsel to United, has provided an opinion as to the legality of the United common stock to be issued in connection with the merger. As of the date of these materials, members of Troutman Sanders LLP participating in this matter own an aggregate of 643 shares of United common stock.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the United Community Banks, Inc. Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given upon the authority of this firm as experts in auditing and accounting.
The consolidated financial statements of HCSB and its subsidiary as of December 31, 2016 and 2015, and for the three-year period ended December 31, 2016 incorporated in these materials by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of Elliott Davis Decosimo, LLC, an independent registered public accounting firm, given upon the authority of this firm as experts in auditing and accounting.

PROPOSAL NO. 3 — ADJOURNMENT OR POSTPONEMENT OF THE MEETING
If HCSB does not receive a sufficient number of votes to constitute a quorum or approve the merger agreement, it may propose to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to establish a quorum or approve the merger agreement. HCSB does not currently intend to propose adjournment or postponement at the special meeting if there are sufficient votes to approve the merger agreement. If approval of the proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies is submitted to the HCSB shareholders for approval, the approval requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. The HCSB Board of Directors unanimously recommends that shareholders vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.
OTHER MATTERS
As of the date of this document, management of HCSB knows of no other matters which may be brought before the special meeting other than as described in this document. However, if any matter other than the proposed merger or related matters should properly come before the special meeting, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of special meeting.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows United and HCSB to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by referenced in this document.
This document incorporates by reference the following documents that have previously been filed with the SEC by United:
•
United’s Form 10-K for the fiscal year ended December 31, 2016 (which incorporates certain portions of United’s Proxy Statement for the 2017 Annual Meeting);

•
United’s Form 10-Q for the quarter ended March 31, 2017;

•
the information in United’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 24, 2017;

•
United’s Form 8-K’s filed April 21, 2017 and May 15, 2017; and

•
All other reports filed by United pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2016 and prior to the date of the special meeting of the HCSB shareholders.

This document also incorporates by reference the following documents that have previously been filed with the SEC by HCSB:
•
HCSB’s Form 10-K for the fiscal year ended December 31, 2016, as amended on Form 10-K/A;

•
HCSB’s Form 10-Q for the quarter ended March 31, 2017;

•
HCSB’s Form 8-K’s filed March 24, 2017 and April 20, 2017; and

•
All other reports filed by HCSB pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2016 and prior to the date of the special meeting of the HCSB shareholders.

In addition, United and HCSB are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the special meeting of the HCSB shareholders, provided, however, that United and HCSB are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.
Both United and HCSB file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials United or HCSB file with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information.”
All information concerning United and its subsidiaries has been furnished by United, and all information concerning HCSB and its subsidiary has been furnished by HCSB. You should rely only on the information contained or incorporated by reference in these materials in making a decision to vote on the merger agreement. No person has been authorized to provide you with information that is different from that contained in these materials.
These materials are dated [•], 2017. You should not assume that the information contained in these materials is accurate as of any date other than such date, and neither the mailing of these materials to shareholders nor the issuance of United common stock in the merger shall create any implication to the contrary.
These materials do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of these materials nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of United or HCSB since the date hereof, or that the information herein is correct as of any time subsequent to its date.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS
This document and the documents that are incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about United, HCSB and their subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends”, or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of United and its subsidiaries after the proposed merger. Forward-looking statements involve risks, uncertainties, assumptions, and certain other factors that could cause actual results to differ from results expressed or implied by the forward-looking statements, including, but not limited to the factors set forth under the “Risk Factors” section above or in United’s or HCSB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as the following factors:
•
competition from other companies that provide financial services similar to those offered by United and HCSB;

•
combining the businesses of United and HCSB may cost more or take longer than expected;

•
retaining key personnel of United and HCSB may be more difficult than expected;

•
revenues of the combined entity following the merger may be lower than expected, and the operating costs of the combined entity may be higher than expected; and

•
expected cost savings resulting from the merger may not be fully realized, or may not be realized as soon as expected.

We believe the forward-looking statements contained in or incorporated by reference into this document are reasonable, but we caution that the foregoing list of factors that could cause actual results to differ materially from those anticipated in such forward-looking statements is not exclusive and that you should not place undue reliance on such forward-looking statements, because the future results and shareholder values of United following completion of the merger may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update any forward-looking statement, whether written or oral, relating to the matters discussed in these materials.

APPENDIX A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and between
HCSB FINANCIAL CORPORATION
and
UNITED COMMUNITY BANKS, INC.
April 19, 2017

A-i

(continued)
A-ii

(continued)
A-iii

INDEX OF
DEFINED TERMS
1933 Act	A-6
Acquisition Proposal	A-7
Adverse Recommendation Change	A-6
Agreement	A-1
Allowance	A-18
Articles of Merger	A-1
Bank	A-1
Bank Merger	A-5
Bank Merger Agreement	A-5
Bank Stock	A-13
Buyer	A-1
Buyer 401(k) Plan	A-9
Buyer Bank	A-5
Buyer Exchange Act Reports	A-30
Buyer Registration Statement	A-6
Buyer Reports	A-31
Buyer Stock	A-1
Cancelled Shares	A-2
Certificate	A-2
Certificate of Merger	A-1
Claim	A-10
Closing	A-5
Closing Date	A-5
Closing Price	A-2
Code	A-1
Disclosure Memorandum	A-11
Dissenting Shares	A-2
Effective Time	A-1
Employee Benefits	A-8
ERISA	A-24
ERISA Affiliate	A-24
ERISA Plans	A-24
Exchange Act	A-17
Exchange Agent	A-3
Exchange Fund	A-3
Exchange Ratio	A-2
FDIC	A-17
Federal Reserve	A-17
GAAP	A-13
GDBF	A-8
General Enforceability Exceptions	A-12
Georgia Code	A-1
Hazardous Material	A-21
Hovde	A-27
Indemnified Party	A-10
IRS	A-25
Leased Property	A-23
Letter of Transmittal	A-3
Liens	A-14
Mailing Date	A-3
Material Adverse Effect	A-12
Material Contracts	A-22
Maximum Amount	A-10
Merger	A-1
Merger Consideration	A-2
NASDAQ	A-6
Notice of Recommendation Change	A-6
Per Share Purchase Price	A-2
Permits	A-20
Person	A-4
Preferred Stock	A-13
Regulatory Agreement	A-17
Required Regulatory Approvals	A-8
Requisite Seller Shareholder Approval	A-34
SCBCA	A-1
SCBFI	A-8
SEC	A-6
Seller	A-1
Seller 401(k) Plan	A-9
Seller Common Stock	A-1
Seller Continuing Employees	A-8
Seller Financial Statements	A-16
Seller Leased Real Properties	A-23
Seller Leases	A-23
Seller Loans	A-17
Seller Plan	A-24
Seller Plans	A-24
Seller Proxy Materials	A-6
Seller Realty	A-23
Seller Recommendation	A-6
Seller Reports	A-17
Seller Restricted Share Award	A-2

A-iv

Seller Stock	A-13
Seller Stock Plans	A-2
Special Meeting	A-6
Superior Proposal	A-7
Tax	A-14
Tax Returns	A-14
Taxes	A-14
Termination Date	A-35

A-v

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 19th day of April, 2017, by and between HCSB FINANCIAL CORPORATION, a South Carolina corporation (“Seller” and, unless the context otherwise requires, the term “Seller” shall include Seller and its wholly-owned subsidiary bank, HORRY COUNTY STATE BANK, a South Carolina bank (the “Bank”)), and UNITED COMMUNITY BANKS, INC., a Georgia corporation (“Buyer”).
WHEREAS, the respective boards of directors of Seller and Buyer deem it advisable and in the best interests of each such entity and their respective shareholders that Seller merge with and into Buyer (the “Merger”), with Buyer being the surviving corporation;
WHEREAS, the respective boards of directors of Seller and Buyer believe that the merger of Seller and Buyer and their subsidiary banks will enhance and strengthen the franchises and future prospects of both companies and each of the banks; and
WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
MERGER
1.1   The Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time, Seller shall merge with and into Buyer in accordance with Section 33-11-106 of the South Carolina Business Corporation Act (the “SCBCA”) and Section 14-2-1101 of the Georgia Business Corporation Code (the “Georgia Code”). Upon consummation of the Merger, the separate corporate existence of Seller shall cease, and Buyer shall survive and continue to exist as a corporation incorporated under the Georgia Code and shall continue under the name “United Community Banks, Inc.” Buyer shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of Seller and Buyer; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of Seller and Buyer shall be taken and deemed to be transferred to and vested in Buyer without further act or deed, and the title to any real estate or any interest therein, vested in either of Seller or Buyer shall not revert or be in any way impaired by reason of the Merger. Buyer shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of Seller and Buyer; and any claim existing or action or proceeding, civil or criminal, pending by or against either of Seller or Buyer may be prosecuted as if the Merger had not taken place, or Buyer may be substituted in its place, and any judgment rendered against either of Seller or Buyer may thenceforth be enforced against Buyer; and neither the rights of creditors nor any liens upon the property of either of Seller or Buyer shall be impaired by the Merger. The “Effective Time” shall mean the date and time at which the Merger shall be effective upon the filing of the certificate of merger (the “Certificate of Merger”) with the Georgia Secretary of State and the articles of merger (the “Articles of Merger”) with the South Carolina Secretary of State pursuant to Section 1.5.
1.2    Merger Consideration.   Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Seller or the shareholders of either of the foregoing:
(a)    Each share of Buyer’s common stock, $1.00 par value per share (“Buyer Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger;
(b)    Each share of Seller voting common stock, $0.01 par value per share (including shares of Seller non-voting common stock, $0.01 par value per share, “Seller Common Stock”) owned directly by Buyer (other than shares in trust accounts, managed accounts or other similar accounts for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time (the “Cancelled Shares”) shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.
(c)    Subject to Section 1.2(e), each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock, Dissenting Shares and Cancelled Shares) shall become and be converted into the right to receive .0050 validly issued, fully paid and nonassessable shares of Buyer Stock (the “Exchange Ratio”) together with cash in lieu of any fractional shares in accordance with the provisions of Section 1.2(e) (individually, the “Per Share Purchase Price” and collectively, and in the aggregate, as adjusted in accordance with the terms hereof, the “Merger Consideration”). Each certificate previously representing shares of Seller Common Stock (each, a “Certificate”) shall thereafter represent, subject to Section 1.3(d), only the right to receive the Merger Consideration. Any reference herein to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of shares of Seller Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a Letter of Transmittal, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request).
(d)    At the Effective Time, each award of shares of Seller Common Stock subject to vesting, repurchase or other lapse restriction (a “Seller Restricted Share Award”) granted pursuant to Seller’s equity-based compensation plans identified in Section 3.5(b)(i) of the Disclosure Memorandum (the “Seller Stock Plans”), whether vested or unvested, that is outstanding as of immediately prior to the Effective Time, shall become fully vested and shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of Seller Common Stock underlying such Seller Restricted Share Award. Prior to the Effective Time, Seller shall (i) obtain any necessary consents or make any necessary amendments to the terms of any outstanding Seller Restricted Share Awards and/or Seller Stock Plans to give effect to the transactions contemplated by this Section 1.2(d), (ii) take all actions as may be necessary to terminate (and, except as provided in this Section 1.2(d), ensure that neither Seller nor the Bank remains bound by or liable for) any outstanding Seller Restricted Share Awards or other rights to acquire Seller Common Stock and (iii) ensure that the Seller Stock Plans which allow the grant of Seller Restricted Share Awards or other rights to acquire Seller Common Stock, if any, will be amended to eliminate the ability to grant any such Seller Restricted Share Awards or other rights to acquire Seller Common Stock effective as of immediately after the Effective Time. At or as soon as practicable following the Effective Time (which may be in connection with the payment of the first regular base salary payment due to such holder following the Closing, but in any event shall occur within thirty (30) days after the Effective Time), Buyer or Buyer Bank shall deliver the Merger Consideration to the holders of Seller Restricted Share Awards, without interest. Such payments may be reduced by any Taxes withheld pursuant to Section 1.3(g).
(e)    No scrip or fractional share certificates of Buyer Stock shall be issued in connection with the Merger and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest. In lieu of any fractional interest, there shall be paid in cash, without interest, an amount (computed to the nearest cent) equal to such fraction multiplied by the purchase price per share of Seller Common Stock as determined by multiplying (i) the Exchange Ratio by (ii) the closing price for Buyer Stock on the NASDAQ Global Select Market trading day immediately preceding the Effective Time (the “Closing Price”).
(f)    Notwithstanding anything to the contrary set forth in this Agreement, shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised dissenters’ rights in respect of such shares in accordance with Chapter 13 of the SCBCA (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s dissenters’ rights under applicable law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of such consideration as may be determined to be due in accordance with Chapter 13 of the SCBCA; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to dissent pursuant to Chapter 13 of the SCBCA, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Chapter 13 of the SCBCA, such shares of Seller Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with this Section 1.2, without interest thereon, upon surrender of such shares of Seller Common Stock. Seller shall give prompt notice to Buyer of any demands received by Seller for appraisal, of any withdrawals of such demands and of any other instruments served pursuant to the SCBCA and received by Seller relating to Chapter 13 of the SCBCA, and Buyer shall direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Seller shall not, without the prior written consent of Buyer, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any such appraisal demands.
(g)    If either party should change the number of its outstanding shares as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to such shares prior to the Effective Time, then the shares to be issued hereunder to holders of Seller Common Stock shall be proportionately and appropriately adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to Buyer Stock if  (i) Buyer issues additional shares of Buyer Stock and receives consideration for such shares in a bona fide merger, acquisition or other business combination or any other third party transaction, or (ii) Buyer issues stock options, restricted stock or restricted stock units or grants or similar equity awards or Buyer Stock upon exercise or vesting of any such grants or awards.
1.3    Delivery of the Merger Consideration.
(a)   At or prior to the Effective Time, Buyer shall appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) and shall deposit, or cause to be deposited, for the benefit of the holders of Seller Common Stock, for exchange in accordance with this Section 1.3, through the Exchange Agent, the Merger Consideration payable pursuant to Section 1.2, and Buyer shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions represented by such deposited shares (such shares of Buyer Stock and cash provided to the Exchange Agent being hereinafter referred to as the “Exchange Fund”). Buyer shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 1.2(e). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Buyer for Buyer’s benefit pending payment thereof by the Exchange Agent to the holders of Seller Common Stock pursuant to this Article I; provided that no investment of such deposited funds directed by Buyer shall relieve Buyer or the Exchange Agent from promptly making the payments required by this Article I, and following any losses from any such investment, Buyer shall promptly provide additional funds to the Exchange Agent, for the benefit of the holders of Seller Common Stock, in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Exchange Agent. Buyer shall direct the Exchange Agent to hold the Exchange Fund for the benefit of the former holders of Seller Common Stock and to make payments from the Exchange Fund in accordance with this Article I. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Article I, except as expressly provided for in this Agreement.
(b)    Buyer shall direct the Exchange Agent to mail no later than five (5) business days after the Closing Date (the mailing date of such letter of transmittal being referred to herein as the “Mailing Date”) to each holder of record of Seller Common Stock as of the Effective Time: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the holder’s Certificate or Certificates shall pass, only upon delivery of such Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and shall otherwise be in such form and have such other provisions as Buyer may reasonably specify (the “Letter of Transmittal”); and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon the surrender of Certificates (or affidavits of loss in lieu thereof) for cancellation to the Exchange Agent, and delivery of a Letter of Transmittal, duly executed and properly completed, with respect to such Certificates, the record holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration to be paid therefor pursuant to this Article I. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.
(c)    As of the Effective Time, the stock transfer books of Seller shall be closed and thereafter there shall be no further registration of transfers of Seller Common Stock on the records of Seller. The Merger Consideration paid in accordance with the terms of this Article I with respect to any Seller Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining thereto. From and after the Effective Time, the holders of shares of Seller Common Stock outstanding immediately prior thereto shall cease to have any rights with respect thereto except as otherwise provided for herein or by applicable law.
(d)   No dividends or other distributions with respect to Seller Common Stock shall be paid to the holder of any unsurrendered Seller Common Stock with respect to the shares of Buyer Stock represented thereby, in each case unless and until the surrender of each outstanding share of such Seller Common Stock in accordance with this Section 1.3. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such share of such Seller Common Stock in accordance with this Section 1.3, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Buyer Stock represented by such Seller Common Stock and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Buyer Stock represented by such Seller Common Stock with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Buyer Stock issuable with respect to such Seller Common Stock.
(e)    At any time following the first anniversary of the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental entity), Buyer shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest or investment income received with respect thereto) not disbursed to holders of Seller Common Stock, and thereafter such holders shall be entitled to look only to Buyer (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and compliance with the procedures set forth in this Section 1.3, without interest. Notwithstanding the foregoing, neither Buyer nor the Exchange Agent shall be liable to any holder of Seller Common Stock for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
(f)    If any Certificate shall have been lost, stolen or destroyed, the Exchange Agent or Buyer, as applicable, shall issue in exchange therefor upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration into which such shares of Seller Common Stock formerly represented thereby were converted pursuant to this Article I; provided, however, that the Exchange Agent, or Buyer, as applicable, may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, as applicable, require the owner of such lost, stolen or destroyed Certificate to deliver a customary indemnity agreement or provide a bond in a customary amount.
(g)    Buyer and Buyer Bank are entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any individual or entity (a “Person”) such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code. To the extent that amounts are so withheld and remitted on a timely basis to the appropriate governmental authority by or on behalf of Buyer or Buyer Bank, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

1.4    Closing.    The transactions contemplated herein shall be consummated (the “Closing”) at the offices of Troutman Sanders LLP, 600 Peachtree Street NE, Suite 5200, Atlanta, Georgia, 30308, on the first business day of the month that begins immediately following the satisfaction or waiver in accordance with this Agreement of all of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the fulfillment or waiver of those conditions) (the “Closing Date”), or at such other time, date and place as may be mutually agreed to in writing by the parties hereto. On the Closing Date, Buyer shall file the Certificate of Merger with the Georgia Secretary of State and the Articles of Merger with the South Carolina Secretary of State.
1.5   Articles of Incorporation and Bylaws of Buyer.    At the Effective Time, the articles of incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of Buyer until thereafter amended in accordance with applicable law. At the Effective Time, the bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the bylaws of Buyer until thereafter amended in accordance with applicable law.
1.6    Officers and Directors of Buyer.    The officers and directors of Buyer as of immediately prior to the Effective Time shall continue as the officers and directors of Buyer.
1.7    Tax Free Reorganization.
(a)    Each of Buyer and Seller shall use its commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of Buyer, Seller or their respective subsidiaries shall take, or agree to take, fail to take, or agree to fail to take, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Pursuant to the foregoing, each of Buyer and Seller agrees to make such commercially reasonable additions or modifications to the terms of this Agreement as may be reasonably necessary to permit the Merger to so qualify.
(b)   Unless otherwise required by applicable law, each of Buyer and Seller (i) shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) shall not take any Tax reporting position inconsistent with such characterization and (iii) shall properly file with their federal income Tax Returns all information required by Treasury Regulations Section 1.368-3.
(c)    Each of Seller and Buyer shall cooperate and use its commercially reasonable efforts to deliver to Buyer’s and Seller’s Tax counsel and Tax advisors certificates containing representations and covenants reasonably requested by such counsel and/or advisors in connection with the rendering of the Tax opinions to be issued by such counsel and/or advisors with respect to the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code as required under Section 6.4 and Section 7.4 and in connection with the filing of the Form S-4. Buyer’s and Seller’s Tax counsel and Tax advisors shall be entitled to rely upon such representations and covenants in rendering any such opinions.
(d)    The tax opinions required pursuant to Section 6.4 and Section 7.4 will be in a form and content that is reasonably acceptable to both Buyer and Seller.
1.8    Bank Merger.    Concurrently with the execution and delivery of this Agreement United Community Bank, Buyer’s wholly owned Georgia bank subsidiary (“Buyer Bank”), and the Bank are entering into the Agreement and Plan of Merger attached hereto as Exhibit A (the “Bank Merger Agreement”), pursuant to which the Bank will merge with and into Buyer Bank with Buyer Bank being the surviving bank (the “Bank Merger”). The Bank Merger shall not occur prior to the Effective Time.
1.9    Additional Actions.    If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of Seller, or (ii) otherwise carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

ARTICLE II
OTHER AGREEMENTS
2.1    Registration and Listing of Buyer Stock.
(a)    Buyer agrees to file with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable a registration statement (the “Buyer Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), on Form S-4 or some other appropriate form covering the issuance of the shares of Buyer Stock to the shareholders of Seller pursuant to this Agreement and to use its commercially reasonable efforts to cause the Buyer Registration Statement to become effective and to remain effective through the Effective Time. Buyer agrees to take any action required to be taken under the applicable state securities laws in connection with the issuance of shares of Buyer Stock upon consummation of the Merger. Seller agrees to provide Buyer reasonable assistance as necessary in the preparation of the Buyer Registration Statement, including, without limitation, providing Buyer with all material facts regarding the operations, business, assets, liabilities and personnel of Seller, together with the audited financial statements of Seller, all as and to the extent required by the 1933 Act and the rules, regulations and practices of the SEC, for inclusion in the Buyer Registration Statement. The Buyer Registration Statement shall not cover resales of Buyer Stock by any of the shareholders of Seller, and Buyer shall have no obligation to cause the Buyer Registration Statement to continue to be effective after the Effective Time or to prepare or file any post-effective amendments to the Buyer Registration Statement after the Effective Time.
(b)    Buyer agrees to list on the NASDAQ Global Select Market (“NASDAQ”), by the Closing Date, the shares of Buyer Stock to be issued to the shareholders of Seller pursuant to this Agreement.
2.2    Meeting of Seller Shareholders.
(a)    Seller shall call, give notice of, convene and hold a special meeting of its shareholders (the “Special Meeting”) as soon as reasonably practicable (but no more than twenty (20) business days) after the Buyer Registration Statement becomes effective under the 1933 Act for the purpose of submitting the Merger and this Agreement to such shareholders for their approval. In connection with the Special Meeting, Buyer and Seller shall together prepare and submit to the Seller shareholders a notice of meeting, proxy statement and proxy (the “Seller Proxy Materials”), which shall include the final prospectus from the Buyer Registration Statement in the form filed with the SEC.
(b)    Except as provided in this Section 2.2(b), the board of directors Seller shall (i) communicate to the shareholders of Seller the board’s recommendation that the shareholders adopt and approve this Agreement and the transactions contemplated hereby, including the Merger (the “Seller Recommendation”) and (ii) include the Seller Recommendation in the Seller Proxy Materials. Neither the Seller board of directors nor any committee thereof shall: (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the Seller Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (as defined below) (each, an “Adverse Recommendation Change”), except that, prior to the Requisite Seller Shareholder Approval, Seller’s board of directors may make an Adverse Recommendation Change if:
(A)    Seller’s board of directors determines in good faith, after consultation with Seller’s financial advisor and outside counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 4.19) that is a Superior Proposal;
(B)    Seller’s board of directors determines in good faith, after consultation with Seller’s outside counsel, that a failure to accept such Superior Proposal would be reasonably likely to constitute a breach of the fiduciary duties of the members of the board of directors of Seller;
(C)    Seller’s board of directors provides written notice (a “Notice of Recommendation Change”) to Buyer of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the third business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (it being understood that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change);

(D)    after providing such Notice of Recommendation Change, Seller negotiates in good faith with Buyer (if requested by Buyer) and provides Buyer reasonable opportunity during the three (3)-business day period following the Notice of Recommendation Change to make such adjustments in the terms and conditions of this Agreement as would enable Seller’s board of directors to proceed without an Adverse Recommendation Change (provided, however, that Buyer shall not be required to propose any such adjustments); and
(E)    Seller’s board of directors, following such three (3)-business day period, determines in good faith, after consultation with Seller’s financial advisor and outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the members of the board of directors of Seller.
(c)    The term “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction, involving Seller or any of its subsidiaries; and (ii) any acquisition by any Person resulting in, or proposal or offer, which, if consummated, would result in, any Person becoming the beneficial owner, directly or indirectly, of ten percent (10%) or more of the total voting power of any class of equity securities of Seller or any of its subsidiaries, or ten percent (10%) or more of the consolidated total assets of Seller, in each case, other than the transactions contemplated by this Agreement.
(d)    The term “Superior Proposal” means any Acquisition Proposal with respect to which the board of directors of Seller (i) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal, and (ii) determines in its good faith judgment (based on, among other things, the advice of Seller’s financial advisor) to be more favorable to Seller’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the board of directors of Seller, after obtaining the advice of the Seller’s financial advisor, the Person making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal).
2.3    Access to Properties, Books, Etc.    Seller shall allow Buyer and its authorized representatives full access, upon reasonable prior notice, during normal business hours from and after the date hereof and prior to the Closing Date to all of Seller’s properties, books, contracts, commitments and records and those of its subsidiaries and shall furnish Buyer and its authorized representatives such information concerning its affairs and the affairs of its subsidiaries as Buyer may reasonably request, provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations. Seller shall cause its and its subsidiaries’ personnel, employees and other representatives to assist Buyer in making any such investigation. During such investigation, Buyer and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise Seller of those items of which copies are made. No investigation made heretofore or hereafter by Buyer and its authorized representatives shall affect the representations and warranties of Seller hereunder.
2.4    Confidentiality.    Prior to consummation of the Merger, subject to the limitations set forth in Section 11.10(b), the parties to this Agreement have provided and will provide one another with information which may be deemed by the party providing the information to be confidential, including, without limitation, information regarding such party’s operations, customers (including consumer financial information), business and financial condition. Each party agrees that it will hold confidential and protect all information provided to it by each other party or such party’s affiliates or representatives, except that the obligations contained in this Section 2.4 shall not in any way restrict the rights of any party to use information that: (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; (c) is provided by one party for disclosure concerning such party in the Buyer Registration Statement; or (d) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement. If this Agreement is terminated prior to the Closing, upon request each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement. The provisions of this Section 2.4 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 2.4, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 2.4.
2.5    Cooperation.    Subject to the terms and conditions of this Agreement, the parties hereto shall use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with each other to that end.
2.6    Expenses.    All of the expenses incurred by Buyer in connection with the authorization, preparation, execution and performance of this Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing the Buyer Registration Statement and all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby, shall be paid by Buyer. All expenses incurred by Seller in connection with the authorization, preparation, execution and performance of this Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants in connection with all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby and the cost of reproducing and mailing the Seller Proxy Materials, shall be paid by Seller.
2.7    Preservation of Goodwill.    Each party hereto shall use its commercially reasonable efforts to preserve its business organization and the business organizations of its subsidiaries, to keep available the services of its present employees and of the present employees of its subsidiaries, and to preserve the goodwill of customers and others having business relations with such party or its subsidiaries.
2.8    Approvals and Consents.    Each party hereto represents and warrants to and covenants with the other that it will use its commercially reasonable efforts, and will cause its officers, directors, employees and agents and its subsidiaries and any subsidiary’s officers, directors, employees and agents to use their commercially reasonable efforts, to obtain as soon as is reasonably practicable all regulatory authorizations, consents, orders or approvals from (i) the Federal Reserve, the FDIC, the Georgia Department of Banking and Finance (the “GDBF”), and the South Carolina Board of Financial Institutions (the “SCBFI”), and (ii) any other approvals set forth in Section 3.7(a) and Section 5.7(a) which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer or Seller (collectively, the “Required Regulatory Approvals”).
2.9    Press Releases.    Prior to the Closing Date, Buyer and Seller must each approve the form, substance and timing of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 2.9 shall be deemed to prohibit Buyer from making any disclosure which its counsel deems necessary or advisable in order to satisfy Buyer’s disclosure obligations imposed by law.
2.10    Employee Benefits.
(a)    Following the Closing Date, Buyer shall provide generally to employees of Seller who continue employment with Buyer (“Seller Continuing Employees”) medical, dental, vacation and long-term disability benefits, medical and dependent care flexible spending accounts, severance and life insurance (collectively, “Employee Benefits”), on terms and conditions consistent in all material respects with those then currently provided by Buyer or Buyer Bank to its other similarly-situated employees. For purposes of eligibility to participate and any vesting determinations (but not benefit accruals) in connection with the provision of any such Employee Benefits by Buyer or Buyer Bank to the Seller Continuing Employees, service with Seller or the Bank prior to the Closing Date shall be counted to the extent such service was counted under the similar plan of Seller or the Bank. The Seller Continuing Employees’ prior service with Seller or the Bank shall also be credited for purposes of all waiting periods for participation in any of such Employee Benefits to the extent such service was counted under the similar plan of Seller or the Bank. Buyer or Buyer Bank shall also waive all restrictions and limitations for preexisting conditions under Buyer’s Employee Benefit plans, to the extent such restrictions or limitations would not apply to the Seller Continuing Employees under the similar plan of Seller or the Bank. Buyer or Buyer Bank shall use commercially reasonable efforts to provide the Seller Continuing Employees with credit under Buyer’s group health Employee Benefit plans, for the plan year of such plans which include the Closing Date, towards any applicable deductibles under Buyer’s group health Employee Benefit Plans for the aggregate amounts paid by such employees towards applicable deductibles under Seller’s group health Employee Benefit plans for the plan year of such plans which includes the Closing Date.
(b)    Subject to applicable legal requirements, Buyer and Seller shall take such other actions prior to the Closing Date as may be reasonably necessary to enable the employees of Seller after the Closing Date to rollover the amount credited to their accounts under the Seller 401(k) Plan (the “Seller 401(k) Plan”) through a rollover contribution into the Buyer Bank, Inc. 401(k) Plan (the “Buyer 401(k) Plan”), if such employees are Seller Continuing Employees, or to transfer the amount credited to their accounts through an eligible rollover contribution to a separate third party individual retirement account (after the deemed distribution of any participant loans as reflected in such accounts), or to take a cash distribution from the Seller 401(k) Plan (after the deemed distribution of any participant loans as reflected in such accounts), provided, that (i) Seller’s Board of Directors shall adopt resolutions to terminate the Seller 401(k) Plan and cease all further deferrals with respect to eligible compensation no later than the business day immediately prior to the Closing Date, and (ii) the foregoing shall be subject to the receipt of a final favorable IRS determination letter (or prototype sponsor letter) with respect to the Seller 401(k) Plan to the extent reasonably required by Buyer and completion of such other actions as may be required by applicable legal requirements. For purposes of any vesting determinations (but not benefit accruals) in connection with the Buyer 401(k) Plan in which any Seller Continuing Employees may participate after the Closing, service with Seller prior to the Closing Date shall be counted to the extent such service was counted under the Seller 401(k) Plan. For purposes of eligibility to participate in any matching contribution under the Buyer 401(k) Plan, Seller Continuing Employees shall be eligible on terms and conditions consistent with those then currently provided by Buyer to its other similarly-situated employees based on their employment date with Buyer. Prior to the Closing Date, Seller shall make any necessary employer contributions to the Seller 401(k) Plan due such Seller Continuing Employees for compensation paid by Seller prior to termination of the Seller 401(k) Plan. At the request of Buyer, Seller shall, to the extent permitted by law and the terms of any applicable plan or agreement in existence as of the date hereof, take such commercially reasonable actions prior to the Closing Date as are reasonably determined by Buyer to be reasonably necessary to (i) correct and remedy any Seller Plan that is not in compliance with the provisions of ERISA, the Code (other than Section 409A of the Code, which is covered in the following clause (ii)) or other applicable law, and (ii) amend any Seller Plan that is subject to Section 409A of the Code and not in compliance therewith to comply with the applicable requirements of Section 409A of the Code and take any other actions as are reasonably necessary to correct such compliance failures.
(c)   Subject to applicable legal requirements, Buyer and Seller shall take such other commercially reasonable actions prior to the Closing Date as may be necessary to terminate, effective prior to Closing, the agreements marked with an “*” on Section 3.5(b) of the Disclosure Memorandum. In connection with such terminations, any compensation to be provided thereunder shall be paid in full in exchange for a settlement and release agreement in a form reasonably acceptable to Buyer to the extent requested by Buyer. Seller or the Bank shall (i) permit Buyer to review and approve in advance any documents or notices required to effect any of the foregoing and (ii) provide to Buyer prior to Closing written evidence as to satisfaction of the requirements of this Section 2.10(c) as Buyer may reasonably request. Unless terminated prior to Closing pursuant to this Section 2.10(c), Buyer shall honor any existing employment agreements with any Seller Continuing Employees in accordance with their terms or as otherwise amended by the parties.

2.11   Severance Plan.   Buyer agrees that it shall provide a severance package for all Seller Continuing Employees who are not retained by Buyer following the Closing Date, or who are otherwise displaced by Buyer following the Closing Date. Such severance package will be in accordance with Buyer’s existing policies and practices as they apply to similarly-situated employees of Buyer.
2.12   Directors’ and Officers’ Tail Coverage.   Prior to the Closing Date, Buyer shall have, at Buyer’s expense, amended, modified or obtained directors’ and officers’ liability insurance (either through its existing directors’ and officers’ liability insurance policies or under Seller’s existing directors’ and officers’ liability insurance policies, in which event Seller will designate Buyer’s insurance broker as Seller’s broker-of-record, as determined by Buyer in its sole discretion) for a period of six (6) years after the Closing Date, covering any person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, a director or officer of Seller or the Bank, who are currently covered by Seller’s policies on terms similar to such existing insurance; provided that Buyer shall not be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy which exceed two hundred fifty percent (250%) of the annual premium payments on Seller’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. The directors and officers of Seller and its subsidiaries shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement.
2.13   Indemnification.
(a)   For a period of six (6) years after the Effective Time (or, in the case of Claims that have not been resolved prior to the sixth (6th) anniversary of the Effective Time, until such Claims are finally resolved), Buyer shall indemnify, defend, and hold harmless the present and former directors and executive officers of Seller (each, an “Indemnified Party”) against all liabilities arising out of, resulting from or related to any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative (each, a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness arising out of the fact that such Indemnified Party is or was a director or officer of Seller (or, at Seller’s request, was a director, officer, manager or trustee of, or in a similar capacity with, another Seller entity or Seller Plan) prior to the Effective Time if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted by applicable law. Buyer shall promptly pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such Claim to each Indemnified Party to the fullest extent permitted by applicable law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated not to be entitled to indemnification under this Section 2.13(a). Buyer shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law (including any law promulgated, interpreted or enforced by any regulatory authority).
(b)   Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 2.13, upon learning of any such Claim, shall promptly notify Buyer thereof in writing (provided that a failure to timely provide such notice shall not relieve Buyer of any indemnification obligation unless, and to the extent that, Buyer is materially prejudiced by such failure). In the event of any such Claim (whether arising before or after the Effective Time), (i) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer elects not to assume such defense for the Indemnified Parties, or if there are substantive issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer shall be obligated pursuant to this Section 2.13(b) to pay for only one firm of counsel for any Indemnified Party in any jurisdiction;

(ii) each Indemnified Party will cooperate in good faith in the defense of any such Claim; (iii) Buyer shall not be liable for any settlement effected without its prior written consent (which shall not be unreasonably withheld or delayed) and (iv) without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) Buyer shall not agree to any settlement which does not provide for a release of the Indemnified Party.
(c)   Buyer covenants and agrees that neither it, nor any successors or assigns, shall consolidate with or merge into any other person where Buyer or any such successor or assign shall not be the continuing or surviving person of such consolidation or merger, or transfer all or substantially all of its assets to any person, unless, in each case, proper provision shall have been made to ensure that the successors and assigns of Buyer shall assume the obligations set forth in this Section 2.13.
(d)   The provisions of this Section 2.13 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.
2.14   Certain Litigation.   Each party shall promptly advise the other party orally and in writing of any actual or threatened shareholder litigation against such party and/or the members of such party’s board of directors related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Seller shall: (i) permit Buyer to review and discuss in advance, and consider in good faith the view of Buyer in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish Buyer’s outside legal counsel with all non-privileged information and documents which outside legal counsel may reasonably request in connection with such shareholder litigation; (iii) consult with Buyer regarding the defense or settlement of any such shareholder litigation, and (iv) not settle any such litigation prior to such consultation and consideration; provided, however, that Seller shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of Buyer (such consent not to be unreasonably withheld) unless the payment of any such damages by Seller is reasonably expected by Seller, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by Seller) under Seller’s existing director and officer insurance policies, including any tail policy.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants as follows:
3.1   Disclosure Memorandum.   Seller has delivered to Buyer a memorandum (the “Disclosure Memorandum”) containing certain information regarding Seller as indicated at various places in this Agreement. All information set forth in the Disclosure Memorandum or in documents incorporated by reference in the Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of Seller under this Article III. The information contained in the Disclosure Memorandum shall be deemed to qualify all representations and warranties contained in this Article III and the covenants in Article IV to the extent applicable. No item is required to be set forth in the Disclosure Memorandum as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; the mere inclusion of an item in the Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect; and any disclosures made with respect to a section of Article III or Article IV shall qualify (i) any other section of Article III or Article IV specifically referenced or cross-referenced and (ii) other sections of Article III or Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections. Seller shall promptly provide Buyer with written notification of any event, occurrence or other information necessary to maintain the Disclosure Memorandum and all other documents and writings furnished to Buyer pursuant to this Agreement as true, correct and complete at all times prior to and including the Closing.

3.2   Corporate and Financial.
(a)   Corporate Status.   Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina. The Bank is a South Carolina bank duly organized, validly existing, and in good standing under the laws of the State of South Carolina. Seller and the Bank have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.
(b)   Authority; Enforceability.
(i)   Subject to the Required Regulatory Approvals, and the approval of Seller shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:
(A)   violate any provision of federal or state law applicable to Seller, the violation of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;
(B)   violate any provision of the articles of incorporation or bylaws of Seller;
(C)   conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which Seller is a party, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or
(D)   constitute a violation of any order, judgment or decree to which Seller is a party, or by which Seller or any of its assets or properties are bound which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(ii)   Seller and the Bank each have the full power and authority to enter into and perform this Agreement and, as applicable, the Bank Merger Agreement, and the transactions contemplated hereby and thereby. Other than the approval of the Seller shareholders and the Bank shareholder, the execution, delivery, performance and terms of this Agreement and, as applicable, the Bank Merger Agreement, by Seller and the Bank and the consummation by Seller and the Bank of the transactions contemplated hereby and thereby have been duly and validly approved by Seller and the Bank, including all necessary action by the board of directors of Seller and the Bank. Other than the approval of the Seller shareholders and the Bank shareholder, no other corporate proceedings are necessary on the part of Seller and the Bank to authorize the execution, delivery, and performance of this Agreement and, as applicable, the Bank Merger Agreement, by Seller and the Bank and the consummation by Seller and the Bank of the transactions contemplated hereby and thereby. Assuming this Agreement constitutes the valid and binding obligation of Buyer, this Agreement constitutes the valid and binding obligation of Seller, and is enforceable in accordance with its terms, except as limited by (A) laws relating to bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, fraudulent conveyance, moratorium or other laws affecting or relating to the rights of creditors generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “General Enforceability Exceptions”).
(iii)   “Material Adverse Effect” shall mean any change, event, development, violation, effect or circumstance which, individually or in the aggregate, with respect to Buyer or Seller, as the case may be, (A) has, or is reasonably likely to have, a material adverse effect on the business, operations, properties, assets, financial condition or prospects of such party on a consolidated basis, or (B) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such party to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided, however, that, for purposes of clauses (A) and (B), Material Adverse Effect shall specifically exclude any adverse effect attributable to or resulting from (1) any change in banking laws, rules or regulations of general applicability, (2) any change in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles applicable to banks or their holding companies generally, (3) any action or omission expressly required by this Agreement or taken with the express prior written consent of the other party to this Agreement, (4) general changes in national economic, monetary, market or financial conditions affecting financial institutions, including changes in prevailing interest rates, inflation, credit markets or capital market conditions, except, in all cases, to the extent such changes disproportionately affect Seller, (5) changes in national political conditions, including the outbreak or escalation of acts of terrorism, or (6) the public disclosure of this Agreement or the transactions contemplated hereby.
(c)   Capital Structure.
(i)   As of the date of this Agreement, Seller has authorized capital stock consisting solely of (A) 650,000,000 shares of Seller Common Stock, of which 500,000,000 shares are designated as voting common stock, of which 405,232,383 shares are issued and outstanding as of the date hereof  (including 27,750,000 shares of voting common stock granted in respect of Seller Restricted Share Awards), and 150,000,000 shares are designated as non-voting common stock, 90,531,557 of which are issued and outstanding, and (B) 5,000,000 shares of Preferred Stock, $0.01 par value, none of which are issued and outstanding (the “Preferred Stock”, together with the Seller Common Stock, the “Seller Stock”). The Bank has authorized capital stock consisting solely of 1,000,000 shares of common stock, $5.00 par value per share (the “Bank Stock”), 581,385 of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of the Seller Stock and the Bank Stock are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. No Person has any right of rescission or, to the knowledge of Seller, claim for damages under federal or state securities laws with respect to the issuance of any shares of the Seller Stock or the Bank Stock previously issued. None of the shares of the Seller Stock or the Bank Stock has been issued in violation of any preemptive or other rights of its respective shareholders.
(ii)   Except as described in Section 3.2(c)(ii) of the Disclosure Memorandum, Seller does not have outstanding any options or other securities which are either by their terms or by contract convertible or exchangeable into capital stock of Seller, or any other securities or debt of Seller, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, rights to acquire or vest in, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. Except as otherwise described in Section 3.2(c)(ii) of the Disclosure Memorandum, Seller is not subject to any obligation (contingent or otherwise) to issue, repurchase or otherwise acquire or retire, or to register, any shares of its capital stock. There are no outstanding or authorized phantom stock, stock appreciation, profit participation or similar rights with respect to any shares of Seller Stock or Bank Stock.
(iii)   Except as disclosed in Section 3.2(c)(iii) of the Disclosure Memorandum and other than restrictions required by applicable federal and state securities laws, there is no agreement, arrangement or understanding to which Seller is a party restricting or otherwise relating to the transfer of any shares of capital stock of Seller.
(iv)   All shares of Seller Stock or other capital stock, or any other securities or debt, of Seller, which have been purchased or redeemed by Seller have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of Seller.

(v)   Except as set forth in Section 3.2(c)(v) of the Disclosure Memorandum, no Person beneficially owns more than five percent (5%) of the issued and outstanding shares of Seller Common Stock.
(d)   Seller Subsidiaries.   Except as set forth in Section 3.2(d) of the Disclosure Memorandum, Seller has no subsidiaries other than the Bank, and the Bank has no subsidiaries. All of the issued and outstanding shares of the Bank Stock are owned by Seller. No subsidiary has outstanding any securities which are either by their terms or by contract convertible or exchangeable into capital stock of such subsidiary, or any other securities or debt of such subsidiary, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, rights to acquire or vest in, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock.
(e)   Corporate Records.   The stock records and minute books of Seller: (i) fully and accurately reflect all issuances, transfers and redemptions of the Seller Stock; (ii) to Seller’s knowledge, correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of Seller; (iii) correctly show all material corporate actions taken by the directors and shareholders of Seller (including actions taken by consent without a meeting); and (iv) contain true and correct copies or originals of the articles of incorporation and all amendments thereto, bylaws as amended and currently in force and the minutes of all meetings or consent actions of its directors and shareholders approved for inclusion by the board of directors. No material resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books. All corporate records have been maintained in accordance with all applicable statutory requirements and are materially complete and accurate.
(f)   Tax Returns; Taxes.
(i)   As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law). “Tax Returns” means any report, return (including information return or declaration of estimated Taxes), claim for refund, statement, disclosure or form relating to Taxes filed or required to be filed with any governmental entity, including any schedule or attachment thereto, and including any amendments thereof.
(ii)   Each of Seller and the Bank has (A) duly and timely filed with the appropriate governmental entity all Tax Returns required to be filed by it (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete in all material respects and prepared in compliance with all applicable laws and (B) timely paid all Taxes due and owing (whether or not shown due on any Tax Returns). Neither Seller nor the Bank is currently the beneficiary of any extension of time within which to file any Tax Return. To the knowledge of Seller, no claim has ever been made by a governmental entity in a jurisdiction where Seller and the Bank do not file Tax Returns that Seller or the Bank is or may be subject to taxation by that jurisdiction. Neither Seller nor the Bank has commenced activities in any jurisdiction which will result in an initial filing of a Tax Return with respect to Taxes imposed by a governmental entity that it had not previously been required to file in the immediately preceding taxable period. There are no liens, charges, restrictions, encumbrances or claims of any kind (collectively, “Liens”) for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller or the Bank.
(iii)   Each of Seller and the Bank has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and all Tax Returns (including without limitation all IRS Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed with, and supplied to, the appropriate parties.

(iv)   Neither Seller nor the Bank has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(v)   The unpaid Taxes of Seller and the Bank (A) did not, as of December 31, 2016, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Seller Financial Statements and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller and the Bank in filing their Tax Returns.
(vi)   No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Seller or the Bank. Neither Seller nor the Bank has received from any governmental entity (including jurisdictions where Seller or the Bank has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any governmental entity against Seller or the Bank. No federal, state, local or foreign income Tax Returns filed with respect to Seller or the Bank for taxable periods ended on or after December 31, 2013 have been audited. Seller has made available to Buyer complete and accurate copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller or the Bank filed or received since January 1, 2014. Seller has delivered or made available to Buyer the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable deduction available for use by Seller or the Bank. Except as otherwise described in Section 3.2(f)(vi) of the Disclosure Memorandum, there is currently no limitation on the use of the Tax attributes of Seller and the Bank under Sections 269, 382, 383, 384 or 1502 of the Code (and similar provisions of state, local or foreign tax law).
(vii)   Except as otherwise described in Section 3.2(f)(vii) of the Disclosure Memorandum, neither Seller nor the Bank is party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) (including any payment required to be made in connection with the transactions contemplated hereby) or cause the imposition of any excise Tax or penalty under Section 4999 of the Code as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Neither Seller nor the Bank is party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law) (including any payment required to be made in connection with the transactions contemplated hereby). No Seller Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Seller has made available to Buyer preliminary copies of Section 280G calculations (whether or not final), which to the best of its knowledge are true, correct and complete, with respect to any disqualified individual who is a “named executive officer” of Seller as defined in Item 402 of Regulation S-K of the SEC in connection with the transactions contemplated hereby.
(viii)   Except for (i) any customary agreements with customers, venders, lenders, lessors or the like entered into in the ordinary course of business or (ii) any agreement or arrangement exclusively between Seller and the Bank, neither Seller nor the Bank is a party to or bound by any Tax sharing, allocation or indemnification agreement or similar contract or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other party.
(ix)   Neither Seller nor the Bank (A) is or has ever been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return or member of any an affiliated, consolidated, combined or unitary group with respect to any state, local or foreign Taxes other than the group of which Seller is the common parent, or (B) has any liability for the Taxes of any person (other than Seller and the Bank) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(x)   Neither Seller nor the Bank has been within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Mergers are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(xi)   Neither Seller nor the Bank has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(xii)   Except to the extent shown in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Seller Financial Statements, as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller and the Bank in filing their Tax Returns, neither Seller nor the Bank will be required to include any item of income in, or to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law); (D) election under Section 108(i) of the Code (or any corresponding provision of state, local or foreign law); (E) installment sale or open transaction disposition made on or prior to the Closing Date; or (F) prepaid amount received on or prior to the Closing Date.
(xiii)   Seller has made available to Buyer true, correct, and complete copies of any private letter ruling requests, technical advice memorandum received, voluntary compliance program statement or similar agreement, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.
(xiv)   Neither Seller nor the Bank has taken any action, failed to take any action, or knows of any fact that would be reasonably expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(xv)   Neither Seller nor the Bank has participated in a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)(1).
(xvi)   Neither Seller nor the Bank has a (i) permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a jurisdiction outside of its place of incorporation, (ii) subsidiary that is treated as a “controlled foreign corporation” as defined in Section 957, or (iii) subsidiary that is treated as a “passive foreign investment company” as defined in Section 1297.
(g)   Financial Statements.
(i)   Seller has delivered to Buyer true, correct and complete copies, including notes, of the audited financial statements of Seller for the years ended December 31, 2016, 2015, and 2014, including consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity and unaudited financial statements of Seller for the three (3) months ended March 31, 2017 (collectively, the “Seller Financial Statements”). The Seller Financial Statements have been prepared in accordance with GAAP, and present fairly the assets, liabilities and financial condition of Seller as of the dates indicated therein and the results of its operations for the respective periods indicated therein (subject in the case of unaudited statements to notes and year-end audit adjustments normal in nature and amount).
(ii)   Seller has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. No changes have been made to Seller’s internal control over financial reporting, as defined in Rule 13a-15(f) and Rule 15d-15(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2016 that materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.
(h)   Regulatory Reports.   Seller has made available to Buyer for review and inspection the year-end Reports of Condition and Income filed by the Bank with the Federal Deposit Insurance (the “FDIC”) and the Forms F.R. Y-6 and F.R. Y-9SP filed by Seller with the Board of Governors of the Federal Reserve (the “Federal Reserve”) for or during each of the three (3) years ended December 31, 2016, 2015 and 2014, together with all such other reports filed by Seller and the Bank for or during the same three (3)-year period with the SCBFI, if any, and with any other applicable regulatory or governmental agencies (collectively, the “Seller Reports”). All of the Seller Reports have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain all information required to be presented therein in accordance with such rules and regulations.
(i)   Enforcement Actions.   (A) Neither Seller nor any of its subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any capital directive by, or has adopted any board resolutions at the request of, the Federal Reserve, the FDIC, the SCBFI or with any other applicable regulatory or governmental agency (a “Regulatory Agreement”), (B) neither Seller nor any of its subsidiaries has been advised by the Federal Reserve, the FDIC, the SCBFI or any other applicable regulatory or governmental agency that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement, (C) Seller and each of its subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and (D) neither Seller nor any of its subsidiaries has received any notice from the Federal Reserve, the FDIC, the SCBFI or any other applicable regulatory or governmental agency indicating that either Seller or any of its subsidiaries is not in compliance in all material respects with any such Regulatory Agreement. Notwithstanding the above, Buyer acknowledges that this Section 3.2(i) does not require Seller to make, and Seller is not making, any disclosure, representation or warranty that would involve the disclosure of confidential supervisory information of a governmental authority to the extent prohibited by applicable law.
(j)   Accounts.   Section 3.2(j) of the Disclosure Memorandum contains a list of each and every bank and other institution in which Seller maintains an account or safety deposit box, the account numbers, and the names of all Persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.
(k)   Loans; Nonperforming and Classified Assets; Allowance.
(i)   Except as set forth in Section 3.2(k)(i) of the Disclosure Memorandum or as provided for in the Allowance described in subsection (iv) below, all loans, lines of credit, letters of credit and other extensions of credit made by the Bank or due to it (“Seller Loans”) shown in the Seller Financial Statements and any such Seller Loans, (A) are genuine, legal, valid and enforceable (except as enforceability may be limited by the General Enforceability Exceptions) obligations of the respective makers thereof and (B) are not subject to any right of offset, rescission or set-off or any counterclaim or defense for which there is a reasonable possibility of an adverse determination to the Bank.
(ii)   All of the Seller Loans are evidenced by written agreements, true and correct copies of which will be made available to Buyer for examination prior to the Closing Date. All currently outstanding Seller Loans were solicited, originated and, currently exist in material compliance with all applicable law and regulations and the Bank’s lending policies at the time of origination of such Seller Loans, and the loan documents with respect to each such Seller Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Seller Loans that are not reflected in the written records of the Bank. All of the Seller Loans are owned by the Bank free and clear of any Liens, except for blanket Liens granted to the Federal Home Loan Bank. None of the Seller Loans are presently serviced by third parties, and there is no obligation which could result in any Seller Loan becoming subject to any third party servicing.
(iii)   Except as set forth in Section 3.2(k)(iii) of the Disclosure Memorandum, as of the date hereof, no Seller Loans were over ninety (90) days delinquent in payment of principal or interest. Section 3.2(k)(iii) of the Disclosure Memorandum contains a complete list of  (A) each Seller Loan that as of December 30, 2016 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by the Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Seller Loan and the identity of the borrower thereunder and (B) each asset of the Bank that as of December 31, 2016 was classified as other real estate owned and the book value thereof as of December 31, 2016.
(iv)   The allowance for loan and lease losses (the “Allowance”) shown on the balance sheet of Seller included in the most recent Seller Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Seller included in the Seller Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables, letters of credit and commitments to make loans or extend credit), by Seller as of the dates thereof.
(l)   Liabilities.   Seller has no debt, liability or obligation of any kind required to be shown pursuant to GAAP on the consolidated balance sheet of Seller, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to: (i) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes; (ii) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety; (iii) unfunded liabilities with respect to the Seller 401(k) Plan or any other post-retirement life insurance, pension, profit sharing or employee stock ownership plan, whether operated by Seller or any other entity covering employees of Seller; or (iv) environmental liabilities, except (A) those reflected in the Seller Financial Statements; (B) liabilities incurred since December 31, 2016 in the ordinary course of business; (C) liabilities incurred in connection with this Agreement and the transactions contemplated by this Agreement; and (D) as disclosed in Section 3.2(l) of the Disclosure Memorandum.
(m)   Absence of Changes.   Except as specifically provided for in this Agreement or specifically set forth in Section 3.2(m) of the Disclosure Memorandum, since December 31, 2016:
(i)   there has been no change in any of Seller’s relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which would reasonably be expected to have, a Material Adverse Effect;
(ii)   there has been no damage, destruction or loss to the assets, properties or business of Seller, whether or not covered by insurance, which has had, or which may reasonably be expected to have, a Material Adverse Effect;
(iii)   the business of Seller has been operated in the ordinary course;
(iv)   the material properties and assets of Seller used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;
(v)   the books, accounts and records of Seller have been maintained in the ordinary course of business and consistent with past practice;

(vi)   there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of Seller other than in the ordinary course of business and consistent with past practices;
(vii)   there has been no increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee, officer, director or other service provider or any of their spouses, dependents or beneficiaries or any increase in the level of wages, salaries, bonus opportunities or employee benefits, or the adoption of new employee benefits to any employee, officer, director or other service provider or any of their spouses, dependents or beneficiaries;
(viii)   there has been no change in the articles of incorporation or bylaws of Seller or the Bank;
(ix)   there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of Seller, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving Seller, or affecting its operations;
(x)    here has been no issuance, sale, repurchase, acquisition, or redemption by Seller of any of its capital stock, bonds, notes, debt or other securities, or the issuance, sale, repurchase, acquisition, or redemption by Seller of any outstanding rights to acquire any of its capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof or of any outstanding rights to acquire any of its capital stock, bonds, notes, debt or other securities;
(xi)   there have been no Liens or security interests (other than purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security) any asset or assets of Seller or assumed by it with respect to any asset or assets;
(xii)   there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by Seller which would be required to be reflected on a balance sheet of Seller prepared as of the date hereof in accordance with GAAP, except as incurred in the ordinary course of business and consistent with past practice;
(xiii)   no material obligation or liability of Seller has been discharged or satisfied, other than in the ordinary course of business and consistent with past practice;
(xiv)   there have been no sales, transfers or other dispositions of any material asset or assets of Seller, other than sales in the ordinary course of business and consistent with past practice; and
(xv)   there has been no amendment, termination or waiver of any right of Seller under any contract or agreement or governmental license, permit or permission which has had, or would reasonably be expected to have, a Material Adverse Effect.
(n)   Litigation and Proceedings.   Except as set forth in Section 3.2(n) of the Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of Seller, threatened against, by or affecting Seller, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of Seller or relating to the business or affairs of Seller, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does Seller have, to the knowledge of Seller, any unasserted contingent liabilities which are reasonably likely to have a Material Adverse Effect.
(o)   Proxy Materials.   The Seller Proxy Materials and any other materials furnished by Seller to the Seller shareholders in connection with the transactions contemplated by this Agreement, or in any amendments thereof or supplements thereto, will not contain with respect to Seller any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
3.3   Business Operations.
(a)   Permits; Compliance with Law.
(i)   Seller has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for Seller to carry on its business as presently conducted (the “Permits”), except where the failure to obtain such Permits could not reasonably be expected to have a Material Adverse Effect. Seller is in compliance in all material respects with the terms and conditions of each such Permit and has received no written notice that it is in violation of any of the terms or conditions of such Permits.
(ii)   Seller has complied in all material respects with all laws, regulations, ordinances, rules, and orders applicable to it or its business. Subject to the limitations set forth in Section 11.10(b) of this Agreement, Section 3.3(a)(ii) of the Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances, rules or orders by any present officer, director, or employee of Seller, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the SEC. No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of Seller to conduct its business.
(iii)   Except as set forth in Section 3.3(a)(iii) of the Disclosure Memorandum, subject to the limitations set forth in Section 11.10(b) of this Agreement, no notice, inquiry or warning from any governmental authority with respect to any failure or alleged or possible failure of Seller to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor, to the knowledge of Seller, is any such notice or warning proposed or threatened.
(b)   Environmental.   Except as set forth in Section 3.3(b)(i) of the Disclosure Memorandum:
(i)
(A)   Seller has not caused or permitted the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material (as defined below) on, in, under or from any properties or facilities currently owned or leased by Seller or, to its knowledge, adjacent to any properties so owned or leased that requires notification, investigation or remediation pursuant to any environmental law;
(B)   there are no non-compliance orders, warning letters or notices of violations, actions, suits or other claims asserted or, to its knowledge, threatened against Seller or administrative or judicial investigations arising from or relating to the environmental condition of any property currently owned or leased by Seller or the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material at any property currently owned or leased by Seller;
(C)   Seller has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by Seller;
(D)   to the knowledge of Seller, the improvements on the property owned or leased by Seller are free from the presence or growth of mold, fungi, spores or bacteria that could be reasonably expected to cause material property damage or personal injury, and the improvements on the property owned or leased by Seller are, and have been, reasonably free of conditions that could lead to the growth or presence of mold, fungi, spores or bacteria, including, without limitation, air conditioner malfunction, water intrusion, water leaks, sewage backflows and construction defects; and

(E)   to the knowledge of Seller, there are not now nor have there even been any underground storage tanks for the storage of Hazardous Material on, in or under any properties or facilities currently owned or leased by Seller.
(ii)   Neither Seller nor, to the knowledge of Seller, any of its officers, directors, employees or agents, in the course of such individual’s employment by Seller, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern regarding the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material.
(iii)   To the knowledge of Seller, Seller has not foreclosed on any property on which there is a threatened release of any Hazardous Material or on which there has been a release and remediation has not been completed to the extent required by environmental laws.
(iv)   Neither Seller nor any of its executive officers or directors is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which Seller holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.
(v)   Seller has delivered to Buyer true, correct and complete copies of all reports or tests with respect to compliance of any of the properties or facilities currently owned or operated by Seller with any environmental laws or the presence of Hazardous Materials that were prepared for Seller or prepared for other Persons and are in the possession, custody or control of Seller.
(vi)   The term “Hazardous Material” means any substance whose nature, use, manufacture, or effect render it subject to federal, state or local regulation governing that material’s investigation, remediation or removal as a threat or potential threat to human health or the environment and includes, without limitation, any substance within the meaning of  “hazardous substances” under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, “hazardous wastes” within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. § 6921, any petroleum product, including any fraction of petroleum, or any friable asbestos containing materials. However, the term “Hazardous Material” shall not include those substances which are normally and reasonably used or present in connection with the development, occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices) in quantities reasonable in relation to such use and in compliance with applicable law or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
(c)   Insurance.
(i)   Section 3.3(c)(i) of the Disclosure Memorandum contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, Seller or through Seller for any of its officers, directors and employees, that are in full force and effect, together with a complete list of all pending claims under any of such policies or bonds. All material terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. Except as set forth in Section 3.3(c)(i) of the Disclosure Memorandum, such policies and bonds provide adequate coverage to insure the properties and businesses of Seller and the activities of its officers, directors and employees against such risks and in such amounts as are reasonable and customary. Seller will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date. Seller has heretofore made available to Buyer a true, correct and complete copy of each insurance policy and bond currently in effect with respect to the business and affairs of Seller.
(ii)   The value of all bank owned life insurance owned by Seller or the Bank is and has been fairly and accurately reflected in the balance sheet and included in the Seller Financial Statements in accordance with GAAP.

(d)    Trust Business; Administration of Fiduciary Accounts.   Each of Seller and the Bank has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws. Neither Seller nor the Bank, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
(e)   Compliance.   Other than investments to satisfy regulatory requirements, neither Seller nor the Bank is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to the knowledge of Seller, no facts or circumstances exist, which would cause the Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; the Truth in Lending Act and Regulation Z, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau or any regulations relating to unfair, deceptive or abusive acts and practices under federal or state law (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of the Bank has adopted and the Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any governmental agency and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.
3.4   Properties and Assets.
(a)   Contracts and Commitments.   Section 3.4(a) of the Disclosure Memorandum contains a list identifying all written contracts, purchase orders, agreements, security deeds, guaranties or commitments (other than loans, loan commitments and deposits made by or with Seller in the ordinary course of business), to which Seller is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $50,000 or having a term or requiring performance over a period of more than one (1) year and requiring payment of more than $5,000 per year (collectively, the “Material Contracts”). Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, subject to the General Enforceability Exceptions, and, to the knowledge of Seller, constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination that would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller. A true and complete copy of each Material Contract has been made available to Buyer for examination.
(b)   Licenses; Intellectual Property.   Seller has all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted. To the knowledge of Seller, there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by Seller or presently expected to be used by it in the future. All material patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by Seller, are listed in Section 3.4(b) of the Disclosure Memorandum. Seller has complied with all applicable laws relating to the filing or registration of  “fictitious names” or trade names.

(c)   Personal Property.   Seller has good and marketable title to all of its material personal property, tangible and intangible, reflected in the most recent Seller Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all Liens of any kind or character, except: (a) those referred to in the notes to the Seller Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of Seller, is claimed to exist); and (b) those described in Section 3.4(c) of the Disclosure Memorandum.
(d)   Seller Leases.
(i)   All leases (the “Seller Leases”) pursuant to which Seller is lessor or lessee of any real or material personal property (such property, the “Leased Property”) are set forth in Section 3.4(d)(i)of the Disclosure Memorandum. All Seller Leases are valid and enforceable in accordance with their terms, subject to the General Enforceability Exceptions; there is not under any of the Seller Leases any default or any claimed default by Seller, Seller’s lessor (where Seller is the lessee under a Seller Lease) or Seller’s lessee (where Seller is the lessor under a Seller Lease), or event of default or event which with notice or lapse of time, or both, would constitute a default by Seller, Seller’s lessor (where Seller is the lessee under a Seller Lease) or Seller’s lessee (where Seller is the lessor under a Seller Lease) and in respect of which adequate steps have not been taken to prevent a default from occurring if Seller is the party in breach.
(ii)   The copies of the Seller Leases heretofore furnished or made available by Seller to Buyer are true, correct and complete in all material respects, and the Seller Leases have not been modified other than pursuant to amendments, copies of which have been concurrently delivered or made available to Buyer, and, to the knowledge of Seller, are in full force and effect in accordance with their terms.
(iii)   There are no contractual obligations, agreements in principle or present plans for Seller to enter into new leases of real property or to renew or amend existing Seller Leases prior to the Closing Date.
(e)   Real Property.
(i)   Seller does not own any interest in any real property (other than as lessee) except as set forth in Section 3.4(e)(i) of the Disclosure Memorandum (such properties being referred to herein as “Seller Realty”). Seller has good title to the Seller Realty and the titles to the Seller Realty are covered by title insurance policies providing coverage in the amount of the original purchase price. Seller has not encumbered the Seller Realty since the effective dates of the respective title insurance policies.
(ii)   The interests of Seller in the Seller Realty and in and under each of the Seller Leases are free and clear of any and all Liens and are subject to no present claim, contest, dispute, action or, to the knowledge of Seller, threatened action at law or in equity.
(iii)   The present use and operations of, and improvements upon, the Seller Realty and all real properties included in the Leased Properties (the “Seller Leased Real Properties”) are in material compliance with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all matters of record, no notice of any violation or alleged violation thereof has been received, and there are no proposed changes therein that would affect the Seller Realty, the Seller Leased Real Properties or their uses.
(iv)   No rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, Seller with respect to any Seller Lease, in each case, in any material amount.
(v)   Seller is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Seller Realty or the Seller Leased Real Properties which may adversely affect the Seller Realty or the Seller Leased Real Properties, or their current use or the use currently contemplated by Seller.

(vi)   The buildings and structures owned, leased or used by Seller are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of Seller.
3.5   Employees and Benefits.
(a)   Employee Benefits.
(i)   Except as set forth in Section 3.5(a)(i) of the Disclosure Memorandum, neither Seller nor the Bank provides or is obligated to provide, contributes to or is obligated to contribute to, directly or indirectly, nor has any material liability (direct, indirect, contingent, as the result of any indemnity or guaranty or ERISA Affiliate (as defined below) or otherwise) for, any compensation, bonuses, incentives or benefits for any current or former employees, officers, directors or independent contractors or their spouses, dependents or beneficiaries, including, without limitation, (A) any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (B) any employment, consulting, severance, change in control, transaction bonus, retention or other similar agreement or plan or (C) any post-retirement life insurance, pension, profit sharing, stock option, restricted stock or units, equity or equity-based compensation or other forms of incentive or deferred compensation, retirement, bonus, hospitalization, severance, medical, insurance, life, vacation, fringe benefits, perks or other material employee benefits under any plan, practice, agreement or understanding (individually a “Seller Plan” and collectively, the “Seller Plans”).
(ii)   Section 3.5(a)(ii) of the Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), sponsored, maintained or contributed to by Seller or its ERISA Affiliates or with respect to which Seller or any of its ERISA Affiliates has any liability (direct or indirect, contingent, as the result of any indemnity or guaranty or otherwise) (collectively, “ERISA Plans”). True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters and filings, the past three (3) years of actuarial reports and valuations, the three (3) most recent annual reports and Form 5500 filings (including attachments) and all material correspondence relating to any ERISA Plan from or with any governmental entity in the last five (5) years have been delivered to Buyer.
(iii)   Seller and its ERISA Affiliates (as defined below) are not currently and have never in the past six years been required to contribute to or had any liability (direct or indirect, contingent, as the result of any indemnity or guaranty or otherwise) with respect to (A) a multiemployer plan as defined in Section 3(37)(A) or 4001(a)(3) of ERISA, (B) an employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code, (C) a multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA or (D) a multiple employer welfare plan within the meaning of Section 3(40)(A) of ERISA. For purposes of this Section 3.5(a)(iii), the term “ERISA Affiliate” shall mean any person within the meaning of Section 3(9) of ERISA, or any trade or business (whether or not incorporated), that, together with Seller or the Bank, would be treated at the relevant time as a single employer within the meaning of Section 414 of the Code or 4001(a) of ERISA.
(iv)   Each Seller Plan has been established, operated and administered in all material respects in accordance with its terms and in accordance with, and has been amended to comply with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Code, and the regulations issued under ERISA and the Code. With respect to each Seller Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process and in accordance with the express terms of such Seller Plans, no litigation or administrative or other proceeding is pending or, to the knowledge of Seller, threatened involving such Seller Plan or any of its assets or fiduciaries. With respect to each Seller Plan, neither Seller, the Bank nor any of their directors, officers, employees or agents or any fiduciary of any Seller Plan has been engaged in or been a party to any transaction relating to the

Seller Plan which could reasonably be expected to constitute a breach of fiduciary duty under ERISA or a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor. Each Seller Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with (i) the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code and other applicable laws and (ii) the applicable requirements of the Patient Protection and Affordable Care Act, as amended.
(v)   With respect to each Seller Plan, all contributions or other remittances required by such plan or applicable law have been made, or will be made, on a timely basis.
(vi)   Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code, and its related trust, respectively, has received a favorable determination letter (or prototype sponsor letter) from the Internal Revenue Service (“IRS”) as to the qualification of such plan and the tax-exempt status of the related trust (or has filed with the IRS a request for such a determination letter within the applicable remedial amendment period or is a prototype plan for which the prototype plan sponsor has received a favorable opinion letter or advisory opinion from the IRS as to the qualification of the prototype plan on which Seller may rely) and, to the knowledge of Seller, no event has occurred, and no condition exists, that would reasonably be expected to cause the loss of such qualified or tax-exempt status or the imposition of any liability, tax or penalty under ERISA or the Code.
(vii)   Seller does not provide and has no obligation to provide benefits, including, without limitation, death, health, post-retirement life insurance or medical benefits (whether or not insured) with respect to current or former employees of Seller or the Bank or their spouses, dependents or beneficiaries beyond the employees’ retirement or other termination of employment or service with Seller or the Bank other than coverage mandated by applicable law and at the sole expense of such employees or their spouses, dependents or beneficiaries.
(viii)   Except as set forth in Section 3.5(a)(viii) of the Disclosure Memorandum, neither this Agreement nor any transaction contemplated hereby (either alone or in combination with any other event) will: (i) entitle any current or former employee, officer, director or other service provider of Seller or the Bank to any payment or benefit, including any bonus, retention, severance pay, retirement pay, unemployment compensation or any similar or other payment; (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer, director or other service provider; (iii) increase any benefits, or accelerate the time of payment or any benefits, otherwise payable under any Seller Plan (iv) trigger any material obligation under any Seller Plan, including any funding thereof; or (v) cause the payment of any “excess parachute payment” (as defined in Section 280G of the Code). No Seller Plan provides for the gross up of taxes under Code Sections 409A or 4999.
(ix)   Each Seller Plan that is subject to Section 409A of the Code has been maintained in written form, and administered and operated in compliance in all material respects, with Section 409A of the Code and the regulations and rulings thereunder.
(x)   There is no audit or investigation pending with respect to any Seller Plan before any governmental authority and, to the knowledge of Seller, no such audit or investigation is threatened.
(xi)   Seller has properly accrued on its financial statements in all material respects, the correct number of days, for all vacation, sick leave, personal time and paid time off credited to Seller or the Bank employees and individual consultants as of the date of such financial statements. Seller or the Bank has, for each Seller Plan and all other purposes, including taxes and participation in Seller Plans, correctly classified all natural persons and, if applicable, their disregarded entities, providing services to Seller as common law employees or independent contractors as appropriate.

(xii)   Neither Seller nor the Bank has entered into any commitment to modify or amend any Seller Plan (other than in the ordinary course and consistent with past practices or as required by law) or to establish any new benefit plan, program or arrangement. There has been no amendment to any Seller Plan, interpretation or announcement by Seller or the Bank relating to any Seller Plan or written notice or arrangement, or change in eligibility, participation or coverage under any Seller Plan, that would increase the expense of maintaining any such Seller Plan above the level of expense incurred or with respect to such Seller Plan for the most-recently completed fiscal year of Seller and the Bank.
(xiii)   Each pension plan, within the meaning of Section 3(2) of ERISA, that is not intended to be qualified under Section 401(a) of the Code is exempt from Parts 2, 3 and 4 of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of any such pension plan have been set aside to pay the obligations under such pension plan in a rabbi trust or otherwise.
(b)   Employment and Labor Matters.   Except as described in Section 3.5(b) of the Disclosure Memorandum, Seller is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days’ notice at the election of, and without cost or penalty to, Seller. Seller has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, to organize any of its employees. Seller has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to its employees. Except as described in Section 3.5(b) of the Disclosure Memorandum, (i) there are no unfair labor practice charges pending or, to the knowledge of Seller, threatened against Seller, and (ii) there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, pending, or to the knowledge of Seller, threatened against, or involving, as the case may be, Seller with respect to any alleged violation of any wage and hour laws, age discrimination act laws, employment discrimination laws or any other claims arising out of any employment relationship as to any of Seller’s employees or as to any person seeking employment therefrom, and no such violations exist. All employees and independent contractors of Seller are properly classified as such for all purposes, including without limitation, the Seller Plans.
(c)   Related Party Transactions.   Except for: (i) loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Seller with other Persons who are not affiliated with Seller, and which do not involve more than the normal risk of repayment or present other unfavorable features; (ii) deposits, all of which are on terms and conditions identical to those made available to all customers of Seller at the time such deposits were entered into; and (iii) transactions specifically described in Section 3.5(c) of the Disclosure Memorandum, there are no contracts with or commitments to present or former five percent (5%) or greater shareholders, directors, officers, or employees involving the expenditure of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such Person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of Seller).
3.6   Other Matters.
(a)   Approvals, Consents and Filings.   Except for the Required Regulatory Approvals, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, or any of Seller’s assets. Seller has no knowledge of any fact or condition that would prevent or materially impede or delay Buyer and Seller from obtaining the Required Regulatory Approvals.

(b)   Default.
(i)   Except for the Required Regulatory Approvals, neither the execution of this Agreement nor consummation of the transactions contemplated herein:
(A)   constitutes a breach of or default under any Material Contract;
(B)   does or will result in the creation or imposition of any Lien, security interest, equity or restriction of any nature whatsoever in favor of any third party upon any assets of Seller; or
(C)   constitutes an event permitting termination of any Material Contract.
(ii)   Seller is not in violation of its articles of incorporation or bylaws or in default under any term or provision of any material security deed, mortgage, indenture or security agreement, or of any other Material Contract.
(c)   No Further Representations and Warranties.   Except for the representations and warranties made by Seller in this Article III, neither Seller nor any other Person makes any express or implied representation or warranty with respect to Seller, its subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Seller hereby disclaims any such other representations or warranties. Seller acknowledges and agrees that neither Buyer nor any other person has made or is making any express or implied representation or warranty other than those contained in Article V.
(d)   Absence of Brokers.   Except for Hovde Group, LLC (“Hovde”), which has provided financial advisory services to Seller, no broker, finder or other financial consultant has acted on Seller’s behalf in connection with this Agreement or the transactions contemplated hereby.
(e)   Fairness Opinion.   Prior to the execution of this Agreement, Seller has received an opinion from Hovde to the effect that, as of the date of such opinion and based on and subject to the matters set forth in such opinion, the Merger Consideration is fair to the shareholders of Seller from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement. Seller has provided Buyer with a true and complete copy of such opinion for informational purposes.
(f)   Takeover Laws and Provisions.   Seller has taken all necessary action, if any, to render inapplicable to this Agreement, the Merger and the other transactions contemplated in this Agreement the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar law or, if applicable, any shareholder rights or poison pill agreement or similar agreement applicable with respect to Seller. No “fair price” law or similar provision of the articles of incorporation of Seller or bylaws of Seller is applicable to this Agreement and the transactions contemplated hereby.
ARTICLE IV
CONDUCT OF BUSINESS OF SELLER PENDING CLOSING
During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the corresponding sections of the Disclosure Memorandum, as required by applicable law, as expressly required or contemplated by this Agreement, or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):
4.1   Conduct of Business.   Seller will conduct its business only in the ordinary course, and will not incur any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business). Furthermore, Seller will not enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof).
4.2   Maintenance of Properties.   Seller will maintain its properties and assets in good operating condition, ordinary wear and tear excepted.

4.3   Insurance.   Seller will maintain and keep in full force and effect all of the material insurance referred to in Section 3.3(c) hereof or other insurance equivalent thereto.
4.4   Capital Structure.   Seller will not make a change in the authorized or issued capital stock or other securities of Seller, and Seller will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of Seller. This Section 4.4 prohibits, without limitation, the issuance or sale by Seller of any Seller Stock to the Seller 401(k) Plan.
4.5   Dividends.   No dividend, distribution or payment will be declared or made in respect to the Seller Stock.
4.6   Amendment of Articles of Incorporation or Bylaws; Corporate Existence.   Seller will not amend its articles of incorporation or bylaws, and Seller will maintain its corporate existence and powers.
4.7   No Acquisitions.   Seller shall not acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Seller.
4.8   No Real Estate Acquisitions or Dispositions.   Seller will not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business, including sales of other real estate owned and properties under contract at or above Seller’s carrying value as of the date hereof) and Seller will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any Lien any other tangible or intangible asset.
4.9   Loans.   Seller shall provide Buyer with five (5) business days’ prior notice before execution of an agreement to make any loan or extension of credit in an amount in excess of  $500,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of  $500,000). Seller shall not renew or amend any existing loan or extension of credit that is characterized as “Special Mention”, “Substandard”, “Doubtful”, or “Loss” in the books and records of Seller (each a “Classified Asset”); provided, however, that, if Seller shall request the prior approval of Buyer in accordance with this Section 4.9 to amend or renew any existing loan that is a Classified Asset, and Buyer shall not have disapproved such request in writing within five (5) business days upon receipt of such request from Seller, then such request shall be deemed to be approved by Buyer and thus Seller may make the loan or extend the credit referenced in such request on the terms described in such request.
4.10   Allowance.   Seller shall not make a material change to its methodology for determining the Allowance.
4.11   Banking Arrangements.   No change will be made in the banking and safe deposit arrangements referred to in Section 3.2(j) hereof, other than in the ordinary course of business consistent with past practice.
4.12   Seller Offices.   Seller will not make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of Seller.
4.13   Contracts.   Except in the ordinary course of business, Seller will not terminate, materially amend or waive any material right under any Material Contract or enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement.
4.14   Books and Records.   The books and records of Seller will be maintained in the usual, regular and ordinary course.
4.15   Taxes and Tax Returns.   Seller shall not, and shall not permit the Bank to prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; make or change any express or deemed election related to Taxes; change an annual accounting period; adopt or change any method of accounting, file an amended Tax Return; surrender any right to claim a refund of Taxes; enter into any closing agreements with respect to Tax; or consent to any extension or waiver of the limitation period applicable to any Tax proceedings relating to Seller or the Bank.

4.16   Advice of Changes.   Seller shall promptly advise Buyer orally and in writing of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect.
4.17   Reports.   Seller shall file all reports required to be filed with any regulatory or governmental agencies between the date of this Agreement and the Closing Date and shall deliver to Buyer copies of all such reports promptly after the same are filed.
4.18   Benefit Plans and Programs; Severance or Termination Payments.   Neither Seller nor the Bank shall adopt any new benefit plans or programs or amend any existing benefit plans or programs, the effect of which is to increase benefits to any current or former employees, directors, officers or independent contractors or their spouses, dependents or beneficiaries or otherwise increase the costs or liabilities of Seller, the Bank or their successors. Neither Seller nor the Bank shall grant or enter into any new employment agreement, retention arrangement, severance pay, termination pay, retention pay, change in control or transaction or deal bonus or arrangement or other Seller Plan.
4.19   Limitation on Discussion with Others.
(a)   Except as set forth in Section 4.19(b) below, Seller shall not, and shall not authorize or permit any of its affiliates, officers, directors, employees, agents, or advisors to, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider an Acquisition Proposal of any other Person. In addition, Seller agrees to immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations with any other Person with respect to any Acquisition Proposal. Furthermore, if Seller or any of its affiliates, officers, directors, employees, agents, or advisors receives any communication regarding an Acquisition Proposal between the date hereof and the Closing Date, then Seller shall immediately notify Buyer of the receipt of such Acquisition Proposal.
(b)   Notwithstanding the foregoing, prior to the Requisite Seller Shareholder Approval, Seller shall be permitted to furnish nonpublic information regarding Seller to, or enter into a confidentiality agreement or discussions or negotiations with, any Person in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person if:
(i)   the Acquisition Proposal did not result from a breach of this Section 4.19;
(ii)   Seller’s board of directors determines in good faith, after consultation with Seller’s financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal;
(iii)   Seller’s board of directors determines in good faith, after consultation with Seller’s outside counsel, that a failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the members of the Seller board of directors;
(iv)   (A) Seller gives Buyer prompt (but in no event later than twenty-four (24) hours) notice (which notice may be oral, and, if oral, shall be subsequently confirmed in writing) (x) of receipt of any Acquisition Proposal by Seller or any of its directors, officers, employees, representatives, agents or advisors (which notice shall include the identity of such person or group and the material terms and conditions of any proposals or offers, including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and (y) of Seller’s furnishing nonpublic information to, or entering into discussions or negotiations with, such person or group, and (B) Seller receives from such person or group an executed confidentiality agreement containing terms no less favorable to Seller than the terms of the confidentiality agreement entered into between Seller and Buyer and dated as of February 1, 2017; and
(v)   contemporaneously with, or promptly after, furnishing any such nonpublic information to such person or group, Seller furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Seller to Buyer).
(c)   In addition to the foregoing, Seller shall keep Buyer reasonably informed on a prompt basis of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof and any change in Seller’s intentions with respect to the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents, warrants, covenants and agrees as follows:
5.1   Corporate.
(a)   Corporate Status.   Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Buyer has all of the requisite corporate power and authority and is entitled to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated and such business is now conducted.
(b)   Authority; Enforceability.
(i)   Subject to the Required Regulatory Approvals as stated in Section 3.7(a), and the approval of the Seller shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:
(A)   violate any provision of federal or state law applicable to Buyer, the violation of which could be reasonably expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of Buyer;
(B)   violate any provision of the articles of incorporation or bylaws of Buyer;
(C)   conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which Buyer is a party, which, individually or in the aggregate, would reasonably be expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of Buyer; or
(D)   constitute a violation of any order, judgment or decree to which Buyer is a party, or by which Buyer or any of its assets or properties are bound which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(ii)   Buyer has full power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery, performance and terms of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly approved by Buyer, including all necessary action by the board of directors of Buyer. No other corporate proceedings are necessary on the part of Buyer to authorize the execution, delivery, and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby. Assuming this Agreement constitutes the valid and binding obligation of Seller, this Agreement constitutes the valid and binding obligation of Buyer, and is enforceable in accordance with its terms, except as limited by the General Enforceability Exceptions.
5.2   Disclosure Reports.   Buyer has a class of securities registered pursuant to Section 12(g) of the Exchange Act. Buyer has timely filed all forms, proxy statements, reports, schedules and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act required to be filed by the Exchange Act since January 1, 2015 (the “Buyer Exchange Act Reports”). The Buyer Exchange Act Reports (i) at the time filed, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the securities laws and other applicable laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or superseded filing) contain any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by Buyer (i) was either registered under the 1933 Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the securities laws and other applicable laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary to make the statements in such documents, in light of the circumstances under which they were made, not misleading.
5.3   Regulatory Reports.   Buyer has made available to Seller for review and inspection the year-end Reports of Condition and Income filed by Buyer Bank with the FDIC and the Forms F.R. Y-6 and F.R. Y-9SP filed by Buyer with the Federal Reserve for or during each of the three (3) years ended December 31, 2016, 2015 and 2014, together with all such other reports filed by Buyer and Buyer Bank for or during the same three (3)-year period with the GDBF, if any, and with any other applicable regulatory or governmental agencies (collectively, the “Buyer Reports”). All of the Buyer Reports have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain all information required to be presented therein in accordance with such rules and regulations.
5.4   Absence of Changes.   Since December 31, 2016, there has been no change in the business, assets, liabilities, results of operations or financial condition of Buyer, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which would reasonably be expected to have, a Material Adverse Effect.
5.5   Litigation and Proceedings.   There are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of Buyer, threatened against, by or affecting Buyer, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of Buyer or relating to the business or affairs of Buyer, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does Buyer have, to the knowledge of Buyer, any unasserted contingent liabilities which are reasonably likely to have a Material Adverse Effect.
5.6   Compliance.   Other than investments to satisfy regulatory requirements, neither Buyer nor Buyer Bank is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to its knowledge, no facts or circumstances exist, which would cause Buyer Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; the Truth in Lending Act and Regulation Z, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau or any regulations relating to unfair, deceptive or abusive acts and practices under federal or state law (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Buyer Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any governmental agency and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.
5.7   Other Matters.
(a)   Approvals, Consents and Filings.   Except for the Required Regulatory Approvals, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, or any of Buyer’s assets. Buyer has no knowledge of any fact or condition that would prevent or materially impede or delay Buyer and Seller from obtaining the Required Regulatory Approvals.

(b)   Certain Information.   The information supplied by Buyer for inclusion in the Seller Proxy Materials and any other materials furnished by Seller to the Seller shareholders in connection with the transactions contemplated by this Agreement, or in any amendments thereof or supplements thereto, will not contain with respect to Buyer any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(c)   Representations and Warranties.   Except for the representations and warranties made by Buyer in this Article V, neither Buyer nor any other Person makes any express or implied representation or warranty with respect to Buyer, its subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer hereby disclaims any such other representations or warranties. Buyer acknowledges and agrees that neither Seller nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.
(d)   Absence of Brokers.   Except for Morgan Stanley & Co. LLC, which has provided financial advisory services to Buyer, no broker, finder or other financial consultant has acted on Buyer’s behalf in connection with this Agreement or the transactions contemplated hereby.
ARTICLE VI
CONDITIONS TO OBLIGATIONS OF BUYER
The obligation of Buyer to effect the Merger is subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by Buyer:
6.1   Veracity of Representations and Warranties.   The representations and warranties of Seller contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Seller.
6.2   Performance of Agreements.   Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
6.3   Certificates, Resolutions, Opinion.   Seller shall have delivered to Buyer:
(a)   a certificate executed by the Chief Executive Officer of Seller, dated as of the Closing Date, and certifying in such detail as Buyer may reasonably request to the fulfillment of the conditions specified in Section 6.1 and Section 6.2 hereof;
(b)   a certificate executed by the Secretary of Seller, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of Seller; (ii) bylaws of Seller; and (iii) duly adopted resolutions of the Board of Directors and shareholders of Seller (A) authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated herein in accordance with its terms; and (B) authorizing all other necessary and proper corporate action to enable Seller to comply with the terms hereof;
(c)   a certificate executed by the Secretary or equivalent officer of the Bank, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of the Bank; (ii) bylaws of the Bank; and (iii) duly adopted resolutions of the Board of Directors and sole shareholder of the Bank (1) authorizing and approving the execution of the Bank Merger Agreement and the consummation of the transactions contemplated therein; and (2) authorizing all other necessary and proper corporate action to enable the bank to comply with the terms thereof; and

(d)   a certificate of the valid existence of Seller under the laws of the State of South Carolina, executed by the South Carolina Secretary of State, and dated not more than ten (10) business days prior to the Closing Date.
6.4   Tax Opinion.   Buyer shall have received the written opinion of its counsel, Troutman Sanders LLP, in form and substance reasonably satisfactory to Buyer, on the basis of facts, representations and assumptions set forth in such opinion and dated the Closing Date, to the effect that the Merger will be treated as a “reorganization” described in Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained letters or certificates of officers of Buyer and Seller, reasonably satisfactory in form and substance to it.
ARTICLE VII
CONDITIONS TO OBLIGATIONS OF SELLER
The obligation of Seller to effect the Merger is subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by Seller:
7.1   Veracity of Representations and Warranties.   The representations and warranties of Buyer contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” set forth therein), either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Buyer.
7.2   Performance of Agreements.   Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date.
7.3   Certificates, Resolutions, Opinion.   Buyer shall have delivered to Seller:
(a)   a certificate executed by an executive officer of Buyer, dated the Closing Date, certifying in such detail as Seller may reasonably request to the fulfillment of the conditions specified in Section 7.1 and Section 7.2 hereof;
(b)   a certificate executed by the Secretary or an Assistant Secretary of Buyer, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of Buyer; (ii) bylaws of Buyer; and (iii) duly adopted resolutions of the board of directors of Buyer (A) authorizing and approving the execution of this Agreement on behalf of Buyer, and the consummation of the transactions contemplated herein in accordance with its terms; and (B) authorizing all other necessary and proper corporate actions to enable Buyer to comply with the terms hereof; and
(c)   a certificate of the valid existence of Buyer, under the laws of the State of Georgia, executed by the Georgia Secretary of State, and dated not more than ten (10) business days prior to the Closing Date.
7.4   Tax Opinion.   Seller shall have received the written opinion of its counsel, Nelson Mullins Riley & Scarborough, LLP, in form and substance reasonably satisfactory to Seller, on the basis of facts, representations and assumptions set forth in such opinion and dated the Closing Date, to the effect that the Merger will be treated as a “reorganization” described in Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained letters or certificates of officers of Buyer and Seller, reasonably satisfactory in form and substance to it.
7.5   Payment of Merger Consideration.   Buyer shall pay the Merger Consideration as provided by this Agreement.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF BOTH PARTIES
The obligations of both parties to effect the Merger are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the parties:
8.1   Shareholder Approval.   This Agreement shall have been approved by the vote of the holders of (i) at least two-thirds of the issued and outstanding shares of Seller Common Stock designated as voting common stock and (ii) at least a majority of the issued and outstanding Seller Common Stock designated as non-voting common stock (the “Requisite Seller Shareholder Approval”).
8.2   Regulatory Approvals.   Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Bank Merger Agreement, including, but not limited to the Federal Reserve, the FDIC, the GDBF and the SCBFI, shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.
8.3   No Injunctions or Restraints; Illegality.   No order, injunction, decree or judgment preventing the consummation of the Merger or the other transactions contemplated by this Agreement issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Merger.
8.4   Effective Registration Statement.   The Buyer Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.
ARTICLE IX
WARRANTIES AND SURVIVAL
9.1   Warranties.   All statements contained in the certificate delivered by Seller pursuant to Section 6.3 and the certificate delivered by Buyer pursuant to Section 7.3 shall be deemed representations and warranties hereunder by them. Unless the context otherwise requires, the representations and warranties required of Seller shall be required to be made, and shall be considered made, on behalf of Seller and the Bank, and the representations and warranties required of Buyer shall be required to be made, and shall be considered made, on behalf of Buyer and Buyer Bank.
9.2   Survival of Provisions.   All representations, warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit, or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that any intentional misrepresentation of any material fact made by either party hereto in or pursuant to this Agreement or in any instrument, document or certificate delivered pursuant hereto shall survive consummation of the Merger and the transactions contemplated hereby.
ARTICLE X
TERMINATION
10.1   Material Adverse Effect.
(a)   This Agreement may be terminated at any time prior to or on the Closing Date by Buyer upon written notice to Seller, if, after the date hereof, there shall have occurred and be continuing any events or occurrences that, individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Seller.
(b)   This Agreement may be terminated at any time prior to or on the Closing Date by Seller upon written notice to Buyer, if, after the date hereof, there shall have occurred and be continuing any events or occurrences that, individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Buyer.

10.2   Noncompliance.
(a)   This Agreement may be terminated at any time prior to or on the Closing Date by Buyer upon written notice to Seller, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by Seller before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by Buyer; or (ii) in the event of a material breach by Seller of any covenant, agreement, or obligation contained in this Agreement which breach has not been cured within twenty (20) days after the giving of written notice by Buyer of such breach or, if such breach is not capable of being cured within twenty (20) days, Seller has not begun to cure such breach within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.2(a) extend past the time period in Section 10.5 or otherwise limit Buyer’s rights thereunder.
(b)   This Agreement may be terminated at any time prior to or on the Closing Date by Seller upon written notice to Buyer, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by Buyer before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by Seller; or (ii) in the event of a material breach by Buyer of any covenant, agreement, or obligation contained in this Agreement which breach has not been cured within twenty (20) days after the giving of written notice by Seller of such breach or, if such breach is not capable of being cured within twenty (20) days, Buyer has not begun to cure such breach within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.2(b) extend past the Termination Date or otherwise limit Seller’s rights thereunder.
10.3   Failure to Disclose.   This Agreement may be terminated at any time prior to or on the Closing Date by Buyer upon written notice to Seller, if Buyer learns of any fact or condition that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller or Buyer, which fact or condition was required to be disclosed by Seller pursuant to the provisions of this Agreement and was not disclosed in this Agreement, the Disclosure Memorandum or the Seller Financial Statements.
10.4   Regulatory Approval.   This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if any regulatory approval required to be obtained pursuant to Section 8.2 has been denied by the relevant governmental entity or any governmental entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.
10.5   Termination Date.   This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if the Closing Date shall not have occurred on or before January 2, 2018 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party under this Agreement.
10.6   Dissenters.   This Agreement may be terminated at any time prior to or on the Closing Date by Buyer upon written notice to Seller, if the holders of more than 10% of the outstanding shares of Seller Stock elect to exercise their statutory right to dissent from the Merger and demand payment in cash for the “fair value” of their shares.
10.7   Shareholder Vote.   This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if Seller shall have failed to obtain the Requisite Seller Shareholder Approval at the duly convened Special Meeting or at any adjournment thereof at which a vote on the adoption of this Agreement was taken.
10.8   Acquisition Proposal.   This Agreement may be terminated by Seller upon written notice to Buyer, if, prior to obtaining the Requisite Seller Shareholder Approval, (a) the board of directors of Seller shall have effected an Adverse Recommendation Change and (b) Seller has complied with the requirements of Section 2.2 and Section 4.19. If, (i) while an Acquisition Proposal is outstanding or after such an offer has been accepted, (1) either party terminates this Agreement pursuant to Section 10.5, or (2) Seller terminates this Agreement other than pursuant to Section 10.1(b) or Section 10.2(b), or (ii) Buyer terminates this Agreement pursuant to this Article X after an Adverse Recommendation Change, then Seller shall pay, or cause to be paid to Buyer, at the time of the termination of this Agreement, an amount equal to $2,000,000, which shall be the sole and exclusive remedy of Buyer for all claims under this Agreement.
10.9   Effect of Termination.   Except as set forth in Section 10.8, in the event of the termination of this Agreement pursuant to this Article X, this Agreement shall become void and have no effect, and neither party shall have any liability of any nature whatsoever under this Agreement or in connection with the transactions contemplated by this Agreement except that (i) the provisions of this Article X and Section 2.4 shall survive any such termination and (ii) such termination shall not relieve any party from liability arising from any willful breach of any provision of this Agreement.
ARTICLE XI
MISCELLANEOUS
11.1   Notices.   All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by e-mail transmission and by mailing a copy thereof to the recipient on the date of such e-mail to the intended recipient thereof at its e-mail address and address set out below. Any such notice or communication shall be deemed to have been duly given immediately. Either party may change the e-mail address or address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

To Buyer:
United Community Banks, Inc.
125 Highway 515 E
Blairsville, Georgia 30512
Attention: Bradley J. Miller
E-mail: brad_miller@ucbi.com
With copies to:
United Community Banks, Inc.
125 Highway 515 E
Blairsville, Georgia 30512
Attention: Christian J. Zych
E-mail: chris_zych@ucbi.com
and
Troutman Sanders LLP
600 Peachtree Street NE, Suite 5200
Atlanta, GA 30308
Attention: James W. Stevens
E-mail: james.stevens@troutmansanders.com

To Seller:
HCSB Financial Corporation
3640 Ralph Ellis Boulevard
Loris, South Carolina 29569
Attention: Jan Hollar
E-mail: jhollar@horrycountystatebank.com
With a copy to:
Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, 9th Floor
104 South Main Street
Greenville, South Carolina 29601
Attention: Neil E. Grayson
E-mail: neil.grayson@nelsonmullins.com

11.2   Entire Agreement.   This Agreement and the Bank Merger Agreement supersede all prior discussions and agreements between Seller and Buyer with respect to the Merger and the other matters contained herein and therein, and this Agreement and the Bank Merger Agreement contain the sole and entire agreement between Seller and Buyer with respect to the transactions contemplated herein and therein.
11.3   Waiver; Amendment.   Prior to or on the Closing Date, Buyer shall have the right to waive any default in the performance of any term of this Agreement by Seller, to waive or extend the time for the fulfillment by Seller of any or all of Seller’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or on the Closing Date, Seller shall have the right to waive any default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the fulfillment by Buyer of any or all of Buyer’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Section 8.2 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval. An amendment to this Agreement may be made after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Seller Common Stock, no amendment shall be made that reduces or modifies in any respect the consideration to be received by holders of Seller Common Stock.
11.4   Counterparts.   This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement. This Agreement may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.
11.5   No Third Party Beneficiaries.   Except as set forth in Section 2.12 and Section 2.13, no provision of this Agreement shall be deemed to create any third party beneficiary rights in anyone, including any employee or former employee of Seller (including any beneficiary or dependent thereof).
11.6   Binding Effect; Assignment.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party.
11.7   Governing Law.   The validity and effect of this Agreement and the Bank Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.
11.8   Jurisdiction.   The parties expressly agree and acknowledge that the State of Georgia has a reasonable relationship to the parties and/or this Agreement. Each of the parties hereto irrevocably agrees that any and all suits, actions or proceedings arising out of, relating to or in connection with this Agreement or the transactions contemplated by this Agreement or the formation, breach, termination or validity of this Agreement brought by any party or its successors or assigns, shall be brought and determined exclusively in the courts of the United States of America for the Northern District of Georgia or, in the event that such courts do not have subject matter jurisdiction over such suit, action or proceeding, in the courts of the State of Georgia located in Fulton County. Each of the parties agrees that mailing of process or other papers in connection with any such suit, action or proceeding in the manner provided in Section 11.1, or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof. Each of the parties hereby irrevocably submits with regard to any such suit, action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any suit, action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any suit, action or proceeding with respect to this Agreement or the transactions contemplated by this Agreement or the formation, breach, termination or validity of this Agreement (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Agreement, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (A) the suit, action or proceeding should be dismissed on the basis of forum non conveniens, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.9   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.
11.10 Interpretation.
(a)   For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Disclosure Memorandum, Schedules, and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement; (d) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation;” (e) the word “or” shall not be exclusive; and (f) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Memorandum is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Memorandum in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Memorandum is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any party or other Person to take any action, or fail to take any action, if to do so would violate applicable law.
(b)   No disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a governmental authority by any party hereto to the extent prohibited by applicable law, and to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.
UNITED COMMUNITY BANKS, INC.
By:	/s/ Jimmy C. Tallent
Name:	Jimmy C. Tallent
Title:	Chairman and Chief Executive Officer
HCSB FINANCIAL CORPORATION
By:	/s/ Jan H. Hollar
Name:	Jan H. Hollar
Title:	Chief Executive Officer

APPENDIX B
CHAPTER 13
Dissenters’ Rights
ARTICLE 1
Right to Dissent and Obtain Payment for Shares
SECTION 33-13-101.   Definitions.
In this chapter:
(1)   “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
(2)   “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.
(3)   “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.
(4)   “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
(5)   “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
(6)   “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.
(7)   “Shareholder” means the record shareholder or the beneficial shareholder.
SECTION 33-13-102.   Right to dissent.
(A)   A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:
(1)   consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;
(2)   consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;
(3)   consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;
(4)   an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:
(i)   alters or abolishes a preferential right of the shares;

(ii)   creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
(iii)   alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
(iv)   excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
(v)   reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or
(5)   any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;
(6)   the conversion of a corporation into a limited liability company pursuant to Section 33-11-111 or conversion of a corporation into either a general partnership or limited partnership pursuant to Section 33-11-113;
(7)   the consummation of a plan of conversion to a limited liability company pursuant to Section 33-11-111 or to a partnership or limited partnership pursuant to Section 33-11-113.
(B)   Notwithstanding subsection (A), no dissenters’ rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.
SECTION 33-13-103.   Dissent by nominees and beneficial owners.
(a)   A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.
(b)   A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters’ rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.
ARTICLE 2
Procedure for Exercise of Dissenters’ Rights
SECTION 33-13-200.   Notice of dissenters’ rights.
(a)   If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.
(b)   If corporate action creating dissenters’ rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Section 33-13-220.
SECTION 33-13-210.   Notice of intent to demand payment.
(a)   If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.
(b)   A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.
SECTION 33-13-220.   Dissenters’ notice.
(a)   If proposed corporate action creating dissenters’ rights under Section 33-13-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 33-13-210(a).
(b)   The dissenters’ notice must be delivered no later than ten days after the corporate action was taken and must:
(1)   state where the payment demand must be sent and where certificates for certificated shares must be deposited;
(2)   inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;
(3)   supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;
(4)   set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and
(5)   be accompanied by a copy of this chapter.
SECTION 33-13-230.   Shareholders’ payment demand.
(a)   A shareholder sent a dissenters’ notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.
(b)   The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
(c)   A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this chapter.
SECTION 33-13-240.   Share restrictions.
(a)   The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.
(b)   The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250.   Payment.
(a)   Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
(b)   The payment must be accompanied by:
(1)   the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
(2)   a statement of the corporation’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;
(3)   an explanation of how the interest was calculated;
(4)   a statement of the dissenter’s right to demand additional payment under Section 33-13-280; and
(5)   a copy of this chapter.
SECTION 33-13-260.   Failure to take action.
(a)   If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(b)   If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 33-13-220 and repeat the payment demand procedure.
SECTION 33-13-270.   After-acquired shares.
(a)   A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters’ rights) was not the beneficial owner on the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.
(b)   To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter’s right to demand additional payment under Section 33-13-280.
SECTION 33-13-280.   Procedure if shareholder dissatisfied with payment or offer.
(a)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation’s offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:
(1)   dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;
(2)   corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

(3)   corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.
(b)   A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.
ARTICLE 3
Judicial Appraisal of Shares
SECTION 33-13-300.   Court action.
(a)   If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(b)   The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(c)   The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.
(d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
(e)   Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.
SECTION 33-13-310.   Court costs and counsel fees.
(a)   The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.
(b)   The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(1)   against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or
(2)   against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(c)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(d)   In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters’ counsel against the corporation and in favor of the dissenters.

Board of Directors
HCSB Financial Corporation

April 10, 2017
Board of Directors
HCSB Financial Corporation
5009 Broad Street
Loris, SC 29569
Ladies and Gentlemen:
Hovde Group, LLC (“we” or “Hovde”) understand that United Community Banks, Inc., as Georgia corporation (“Buyer”) and HCSB Financial Corporation, Inc., a South Carolina corporation (“Seller”), who’s wholly-owned subsidiary bank is Horry County State Bank, a South Carolina bank (the “Bank”), are about to enter into an Agreement and Plan of Merger to be dated on or about April 10th, 2017 (the “Agreement”), pursuant to which Seller will merger with and into Buyer (the “Merger”), with Buyer being the surviving corporation. Concurrently with the execution and delivery of the Agreement, United Community Bank, Buyer’s wholly owned Georgia bank subsidiary (“Buyer Bank”), and the Bank are entering into an Agreement and Plan of Merger (the “Bank Merger Agreement”), pursuant to which the Bank will merge with and into Buyer Bank with Buyer Bank being the surviving bank (the “Bank Merger”). Capitalized terms used herein that are not otherwise defined shall have the same meaning attributed to them in the Agreement.
Pursuant to and subject to the terms, conditions, and limitations set forth in the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Seller or the shareholders of either of the foregoing, subject to Section 1.2(e) of the Agreement, each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock, Dissenting Shares and Cancelled Shares) shall become and be converted into the right to receive .0050 validly issued, fully paid and nonassessable shares of Buyer Stock (the “Exchange Ratio”) together with cash in lieu of any fractional shares in accordance with the provisions of Section 1.2(e) of the Agreement (individually, the “Per Share Purchase Price” and collectively, and in the aggregate, as adjusted in accordance with the terms hereof, the “Merger Consideration”).
We note that in lieu of any fractional interest, there shall be paid in cash, without interest, an amount (computed to the nearest cent) equal to such fraction multiplied by the purchase price per share of Seller Common Stock as determined by multiplying (i) the Exchange Ratio by (ii) the closing price for Buyer Stock on the NASDAQ Global Select Market trading day immediately preceding the Effective Time (the “Closing Price”). Additionally, at the Effective Time, each award of shares of Seller Common Stock subject to vesting, repurchase or other lapse restriction (a “Seller Restricted Share Award”) granted pursuant to Seller’s equity-based compensation plans that is outstanding as of immediately prior to the Effective Time, shall become fully vested and shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of Seller Common Stock underlying such Seller Restricted Share Award. You have advised us that as of the date of this opinion, Seller has no Seller Restricted Share Awards outstanding.
We have assumed for purposes of this opinion that there are 495,763,940 fully diluted shares of Seller Common Stock outstanding as April 7, 2017. We have further assumed that based on the Exchange Ratio set forth in the Agreement, Buyer will issue 0.0050 shares of Buyer Stock for each share of Seller Common Stock (other than other than treasury stock, Dissenting Shares and Cancelled Shares), which based on the closing price of Buyer Stock as of April 7, 2016 ($26.69 per share), would result in aggregate Merger Consideration with a value of approximately $66,159,697 (or a Per Share Purchase Price equivalent value of $0.1335 per share (based on 495,763,940 shares of Seller Common Stock outstanding as of April 7, 2017)).

Board of Directors
HCSB Financial Corporation

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of Seller.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)
reviewed a draft of the Agreement dated April 7, 2017, as provided to Hovde by the Seller;

(ii)
reviewed unaudited financial statements for the Bank and Buyer for the year ended December 31, 2016;

(iii)
reviewed certain historical annual reports of each of the Bank and Buyer, including audited annual reports for the year ending December 31, 2016;

(iv)
reviewed certain historical publicly available business and financial information concerning each of the Seller and Buyer;

(v)
reviewed certain internal financial statements and other financial and operating data concerning of the Seller and Buyer;

(vi)
reviewed financial projections prepared by certain members of senior management of the Seller;

(vii)
discussed with certain members of senior management of the Seller and Buyer, the business, financial condition, results of operations and future prospects of the Seller and Buyer; the history and past and current operations of the Seller and Buyer; the Seller’s and Buyer’s historical financial performance; and their assessment of the rationale for the Merger;

(viii)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(ix)
assessed general economic, market and financial conditions;

(x)
reviewed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

(xi)
evaluated the pro forma ownership of Buyer’s Stock by the holders of Seller’s Common Stock relative to the pro forma contribution of Seller’s assets, liabilities, equity and earnings to the combined company;

(xii)
reviewed historical market prices and trading volumes of Seller’s and Buyer’s common stock;

(xiii)
taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xiv)
reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and

(xv)
performed such other analyses and considered such other factors as we have deemed appropriate.

Board of Directors
HCSB Financial Corporation

We have assumed, without independent verification, that the representations as well as the financial and other information provided to us by the Seller and Buyer or included in the Agreement, which has formed a substantial basis for this opinion, are true and complete. Hovde has relied upon the management of the Seller and Buyer as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde by the Seller and Buyer, and Hovde assumed such forecasts and projections have been reasonably prepared by the Seller and Buyer on a basis reflecting the best currently available information and the Seller’s and Buyer’s judgments and estimates. We have assumed that such forecasts and projections would be realized in the amounts and at the times contemplated thereby, and we do not in any respect assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by the Seller to rely upon such forecasts and projections and other information and data, including without limitation the projections, and we express no view as to any such forecasts, projections or other information or data, or the bases or assumptions on which they were prepared.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Seller or Buyer or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of the Seller and Buyer that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.
We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for the Seller and Buyer are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of the Seller or Buyer, the collateral securing any such assets or liabilities, or the collectability of any such assets and, we were not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of the Seller or Buyer.
We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by the Seller or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. The Seller has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on the Seller and Buyer or would have a material adverse effect on the contemplated benefits of the Merger.
Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on the Seller, or its shareholders; (ii) any advice or opinions provided by any other advisor to the Board or the Seller; (iii) any other strategic alternatives that might be available to the Seller; or (iv) whether Buyer has sufficient cash, available lines of credit or other sources of funds to enable it to pay the consideration contemplated by the Merger.

Board of Directors
HCSB Financial Corporation

Our opinion does not constitute a recommendation to the Seller as to whether or not the Seller should enter into the Agreement or to any shareholders of the Seller as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of the Seller, or class of such persons, relative to the amount of the consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Merger Consideration to be paid in connection with the Merger is necessarily the highest or best price that could be obtained in the Merger or in a sale, merger, combination or other corporate transaction with a third party. We do not express any opinion as to the prices, trading range or volume at which Seller Common Stock or Buyer Stock may trade following the announcement of the proposed Merger or (as to Buyer Stock) following the consummation of the Merger, or the prices at which shares of Seller Common Stock or Buyer Stock may be purchased or sold at any time. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement and/or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Seller or Buyer.
This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the board of directors of the Seller and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of Seller’s common stock in connection with the Merger if, and only if, this letter is quoted in full or attached as an exhibit to such document, this letter has not been withdrawn prior to the date of such document, and any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.
Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring or information that becomes available after the date hereof. No assurance can be given that additional downward adjustments to the consideration to be received in the Merger will not be required by the actual results of operations of Seller after December 31, 2016.
In arriving at this opinion, Hovde did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by the Seller and the Bank to act as their financial advisor in connection with the Merger.

Board of Directors
HCSB Financial Corporation

In connection with our services, we will receive from Seller and the Bank a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger. The Seller and the Bank have also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement. In addition to this present engagement, in the past two years, Hovde has provided investment banking and financial advisory services to Seller and the Bank in connection with their recapitalization transaction in April 2016, for which it received compensation for such services. In the past two years, Hovde has not provided investment banking and financial advisory services to Buyer. In the future, we may seek or receive compensation from Seller or Buyer in connection with future transactions, or in connection with potential investment banking or financial advisory services and corporate transactions, although to our knowledge none are expected at this time. Certain owners and/or employees of Hovde are beneficial owners of shares of Seller Common Stock. Other than the receipt of the completion fee by Hovde upon the consummation of the Merger, such persons’ interests in the Merger, including the consummation thereof, is the same as any other shareholder of Seller, and the foregoing beneficial ownership has been disclosed to Seller. In the ordinary course of our business as a broker dealer, we may purchase securities from and sell securities to Seller or Buyer and their affiliates. We may also trade the securities of Seller and Buyer and their affiliates for our own account and the accounts of our customers. Except for the foregoing, during the past two years there have not been, and there are no mutual understandings contemplating in the future, any material relationships between Hovde and Seller or Buyer.
Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the Merger Consideration to be paid in connection with the Merger is fair to the shareholders of Seller from a financial point of view.
Sincerely,
HOVDE GROUP, LLC

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
United’s Articles of Incorporation, as amended, provide that no director of United shall be personally liable to United or its shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.
United’s Bylaws require it to indemnify its directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorney’s fees, resulting from various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct specified therein.
In addition, United’s Bylaws require it to indemnify its directors, officers, employees, and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in its favor, if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct set forth therein. However, United will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to United, unless so ordered by the court in which the legal action or proceeding is brought.
A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (1) a disinterested majority of the Board of Directors, (2) United’s legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order, or (3) an affirmative vote of a majority of shares held by the shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.
As provided under Georgia law, the liability of a director may not be eliminated or limited (1) for any appropriation, in violation of his duties, of any business opportunity of United, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions, or (4) for any transaction from which the director received an improper benefit.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to United’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, United has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
United’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.
Item 21.   Exhibits and Financial Statement Schedules.
(a)   Exhibits.
Exhibit No.	Exhibit
2.1	Agreement and Plan of Merger, dated as of April 19, 2017, by and between United and HCSB (attached as Appendix A to the document that is a part of this Registration Statement).
3.1	Restated Articles of Incorporation of United Community Banks, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2016, filed with the Securities and Exchange Commission on August 8, 2016).
3.2	Amended and Restated Bylaws of United Community Banks, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed with the Securities and Exchange Commission on May 11, 2015).

Exhibit No.	Exhibit
4.1	See Exhibits 3.1 and 3.2 for provisions of the Restated Articles of Incorporation of United Community Banks, Inc., as amended, and Amended and Restated Bylaws of United Community Banks, Inc., which define the rights of security holders.
5.1	Opinion and Consent of Troutman Sanders LLP.
8.1	Opinion and Consent of Troutman Sanders LLP as to the federal income tax consequences of the merger to United and HCSB.
8.2	Opinion and Consent of Nelson Mullins Riley & Scarborough, LLP as to the federal income tax consequences of the merger to United and HCSB.
21	Subsidiaries of United (incorporated herein by reference to Exhibit 21 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 27, 2017).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Elliott Davis Decosimo, LLC.
23.3	Consent of Troutman Sanders LLP (included as part of Exhibit 5).
23.4	Consent of Hovde Group, LLC.
24.1	Power of Attorney (included on the Signature Page to the Registration Statement).
99.1	Form of Proxy.*

*
To be filed by amendment.

(b)
Financial Statement Schedules: No financial statements schedules are required to be filed as part of this Registration Statement.

(c)
Report, Opinion or Appraisal: The opinion of Hovde Group, LLC is included as Appendix C to the materials filed as a part of this Registration Statement.

Item 22.   Undertakings
(a)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
(c)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(d)   The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(f)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
(g)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, United Community Banks, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blairsville, State of Georgia, on May 17, 2017.
UNITED COMMUNITY BANKS, INC.

By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent
Chairman and Chief Executive Officer
POWER OF ATTORNEY AND SIGNATURES
Know all men by these presents, that each person whose signature appears below constitutes and appoints Jimmy C. Tallent and Thomas A. Richlovsky, or either of them, as attorney-in-fact, with each having the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to sign any Registration Statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on May 17, 2017.
Signature	Title
/s/ Jimmy C. Tallent Jimmy C. Tallent	Chairman and Chief Executive Officer (Principal Executive Officer)
/s/ Jefferson L. Harralson Jefferson L. Harralson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Alan H. Kumler Alan H. Kumler	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
/s/ H. Lynn Harton H. Lynn Harton	President, Chief Operating Officer and Director
/s/ Thomas A. Richlovsky Thomas A. Richlovsky	Lead Independent Director
/s/ Robert Blalock Robert Blalock	Director
/s/ L. Cathy Cox L. Cathy Cox	Director
/s/ Kenneth L. Daniels Kenneth L. Daniels	Director
/s/ W.C. Nelson, Jr. W.C. Nelson, Jr.	Director

Signature	Title
/s/ David C. Shaver David C. Shaver	Director
/s/ Tim Wallis Tim Wallis	Director
/s/ David H. Wilkins David H. Wilkins	Director

EXHIBIT INDEX
Exhibit No.	Exhibit
2.1	Agreement and Plan of Merger, dated as of April 19, 2017, by and between United and HCSB (attached as Appendix A to the document that is a part of this Registration Statement).
3.1	Restated Articles of Incorporation of United Community Banks, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2016, filed with the Securities and Exchange Commission on August 8, 2016).
3.2	Amended and Restated Bylaws of United Community Banks, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed with the Securities and Exchange Commission on May 11, 2015).
4.1	See Exhibits 3.1 and 3.2 for provisions of the Restated Articles of Incorporation of United Community Banks, Inc., as amended, and Amended and Restated Bylaws of United Community Banks, Inc., which define the rights of security holders.
5.1	Opinion and Consent of Troutman Sanders LLP.
8.1	Opinion and Consent of Troutman Sanders LLP as to the federal income tax consequences of the merger to United and HCSB.
8.2	Opinion and Consent of Nelson Mullins Riley & Scarborough, LLP as to the federal income tax consequences of the merger to United and HCSB.
21	Subsidiaries of United (incorporated herein by reference to Exhibit 21 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 27, 2017).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Elliott Davis Decosimo, LLC.
23.3	Consent of Troutman Sanders LLP (included as part of Exhibit 5).
23.4	Consent of Hovde Group, LLC.
24.1	Power of Attorney (included on the Signature Page to the Registration Statement).
99.1	Form of Proxy.*

*
To be filed by amendment.

(b)
Financial Statement Schedules: No financial statements schedules are required to be filed as part of this Registration Statement.

(c)
Report, Opinion or Appraisal: The opinion of Hovde Group, LLC is included as Appendix C to the materials filed as a part of this Registration Statement.